     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2002



                                            REGISTRATION STATEMENT NO. 333-85634

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR
             (Exact name of Registrant as specified in its charter)
                   (SANITATION COMPANY OF PARANA -- SANEPAR)
                (Translation of Registrant's name into English)

   FEDERATIVE REPUBLIC OF BRAZIL                     4941                            NOT APPLICABLE
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)
                                            ---------------------

            RUA ENGENHEIROS REBOUCAS, 1376                              PUGLISI & ASSOCIATES
             80215-900 CURITIBA -- PARANA                          850 LIBRARY AVENUE, SUITE 204
                        BRAZIL                                         NEWARK, DELAWARE 19715
                    55-41-330-3014                                          302-738-6680
    (Address and telephone number of Registrant's         (Name, address and telephone number of agent for
             principal executive offices)                                     service)

                                   COPIES TO:

                  RAYMOND J. FISHER                                        DAVID MERCADO
         MILBANK, TWEED, HADLEY & MCCLOY LLP                          CRAVATH, SWAINE & MOORE
              ONE CHASE MANHATTAN PLAZA                                  825 EIGHTH AVENUE
               NEW YORK, NEW YORK 10005                               NEW YORK, NEW YORK 10019
                    (212) 530-5000                                         (212) 474-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [ ]


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                                     PROPOSED MAXIMUM
                                                        AMOUNT TO BE         PROPOSED MAXIMUM       AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED(1)      OFFERING PRICE PER UNIT        PRICE(2)
------------------------------------------------------------------------------------------------------------------------
Preferred shares, without par value(3)...               165,591,000              US$1.55              US$256,666,050
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------  ----------------------
--------------------------------------------------  ----------------------

                                                          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTRATION FEE
--------------------------------------------------  ----------------------
Preferred shares, without par value(3)...              US$23,613.28(4)
-------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Includes preferred shares (which may be represented by American Depositary Shares) which the underwriters may purchase upon exercise of options solely to cover over-allotments, if any, and preferred shares (which may be represented by American Depositary Shares) which are to be initially offered or sold outside the United States, but which may be resold from time to time in the United States under circumstances requiring delivery of a prospectus.


(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act.



(3) A separate Registration Statement on Form F-6 (file No. 333-    ) was filed
    on April 12, 2002 and declared effective on          regarding the
    registration of American Depositary Shares issuable upon deposit of the preferred shares registered hereby. Each American Depositary Share represents ten preferred shares.



(4)US$20,534.40 was paid at the time of the initial filing of this registration statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL 16, 2002



                          100,800,000 Preferred Shares


PROSPECTUS

                                 [SANEPAR LOGO]

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR
                   (SANITATION COMPANY OF PARANA -- SANEPAR)


                   in the form of American Depositary Shares

                               ------------------


     We are selling 100,800,000 non-voting preferred shares in the form of American Depositary Shares, or ADSs. Each ADS represents ten preferred shares.



     We are selling 10,080,000 ADSs in the United States and other countries outside Brazil through international underwriters named in this prospectus. In addition, we are simultaneously offering 43,200,000 preferred shares in Brazil under a Portuguese-language offering circular.



     We have applied to list the ADSs on the New York Stock Exchange under the symbol "BRS" and our preferred shares on the Sao Paulo Stock Exchange under the symbol "SAPR4". The initial offering price of the ADSs and the preferred shares will be determined based on consideration of a range of factors, including our results of operations and financial condition, the economic conditions in the industry in which we operate and currently prevailing general conditions in the equity securities markets, including current market valuations of traded companies considered comparable to our company. The initial public offering price of the ADSs is expected to be between $13.50 and $15.50 per ADS.



     The international underwriters have an option to purchase a maximum of 2,159,100 additional ADSs to cover over-allotments.



     INVESTING IN THE ADSs INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
7.


                                                                                UNDERWRITING
                                                            PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                             PUBLIC              COMMISSIONS             SANEPAR
                                                       -------------------   -------------------   -------------------
Per ADS..............................................  $                     $                     $
Total................................................  $                     $                     $

     Delivery of the ADSs will be made on or about           , 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY
                            ABN AMRO ROTHSCHILD LLC

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................    7
FORWARD-LOOKING STATEMENTS.............   17
USE OF PROCEEDS........................   18
MARKET INFORMATION.....................   19
CAPITALIZATION.........................   20
DILUTION...............................   22
EXCHANGE RATES.........................   24
SELECTED FINANCIAL AND OTHER DATA......   26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   28
BUSINESS...............................   46
REGULATION.............................   67
MANAGEMENT.............................   73
MAJOR SHAREHOLDERS AND RELATED PARTY
  TRANSACTIONS.........................   80



                                         PAGE
                                         ----
DESCRIPTION OF SHARE CAPITAL...........   86
DESCRIPTION OF AMERICAN DEPOSITARY
  SHARES...............................   96
DIVIDENDS AND DIVIDEND POLICY..........  102
SHARES ELIGIBLE FOR FUTURE SALE........  105
TAXATION...............................  107
UNDERWRITING...........................  114
NOTICE TO CANADIAN RESIDENTS...........  118
EXPENSES OF ISSUANCE AND
  DISTRIBUTION.........................  119
VALIDITY OF SECURITIES.................  119
EXPERTS................................  119
WHERE YOU CAN FIND MORE INFORMATION....  119
SERVICE OF PROCESS AND ENFORCEMENT OF
  JUDGMENTS............................  120
INDEX TO FINANCIAL STATEMENTS..........  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until           , 2002 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all information that is important to you. Before investing in the ADSs or preferred shares, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including the section entitled "Risk Factors" and our financial statements and related notes.

                                    SANEPAR

OVERVIEW


     We operate a growing, profitable business with 39 years of operating history. We provide two principal services in the state of Parana, Brazil: water supply and wastewater collection, treatment and disposal. We are the principal provider of these services in the state of Parana, where we operate in 342 out of its 399 municipalities, including the state capital, Curitiba, which has a population of approximately 1.6 million. As of December 31, 2001, the state of Parana had a population of approximately 9.7 million people, based on information derived from the Brazilian Institute of Geography and Statistics, or IBGE. We estimate the population of our service areas to be approximately 7.7 million. Within our service areas, we estimate that we provide water to approximately 7.6 million people, or approximately 99% of the population of our service areas. We estimate that we provide wastewater collection, treatment and disposal services to approximately 3.2 million people, or 42% of the population of our service areas.


     We have consistently expanded our customer base over the past five years, with especially rapid growth in wastewater services. The following chart shows the number of water and wastewater connections in our service areas at the end of each year from 1997 to 2001:

                                                          AS OF DECEMBER 31,
                                                 -------------------------------------
                                                 1997    1998    1999    2000    2001
                                                 -----   -----   -----   -----   -----
                                                            (IN THOUSANDS)
Water connections..............................  1,717   1,781   1,847   1,914   1,968
Wastewater connections.........................    433     497     600     676     720

     Despite the rapid growth in wastewater connections, we estimate that approximately 4.5 million people, or 58% of the population in our service areas, do not have access to wastewater collection and disposal services. We plan to continue rolling out our wastewater network at an aggressive pace in order to increase our customer base. We believe this situation presents a significant growth opportunity.

     As of December 31, 2001, we had assets of R$2.89 billion. The following chart shows our growth in revenue, net income and operating cash flow for the past five years:


                                             FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------
                                      1997      1998      1999      2000      2001
                                     -------   -------   -------   -------   -------
                                                 (IN MILLIONS OF REAIS)
Net operating revenue..............  R$469.2   R$504.2   R$561.1   R$647.6   R$749.9
Net income.........................     42.0      44.4      51.8     139.6     177.8
Net operating cash flows...........    136.5     153.3     212.4     272.3     308.5



     Until 1998, we were wholly owned by the state of Parana. In June 1998, Domino Holdings S.A., or Domino, a private consortium, acquired 39.71% of our common shares. This private consortium currently consists of:


     - Sanedo Ltda., an indirect subsidiary of Vivendi Environnement S.A., the world's leading water company and one of the world's largest waste-management service providers;


     - Andrade Gutierrez Concessoes S.A., a subsidiary of Andrade Gutierrez S.A., one of Brazil's largest conglomerates, which manages construction services in Brazil and Portugal, public concessions for infrastructure and telecommunications services;

     - Opportunity Daleth S.A., a holding company for the water and sanitation investments of CVC/Opportunity, a Brazilian private-equity fund; and


     - Copel Participacoes S.A., a subsidiary of Companhia Paranaense de Energia Eletrica -- COPEL, the principal power company of the state of Parana and one of Brazil's largest state-owned utilities.


     Under current state law, 60% of our common shares must be held by the state of Parana.

KEY STRENGTHS

     Our key strengths include the following:


     - Stable, well established business. For the past 39 years we have operated as a monopoly in our service areas, which include 78% of the population of the state of Parana. We estimate that we provide services to 7.6 million people. We have had rapid revenue and net income growth since 1997. We have a track record of generating strong cash flows that fund a significant portion of our capital expenditures, as well as regular dividends to our shareholders. We have formal concession contracts with 96% of the municipalities we serve (including the municipality of Curitiba, Parana's state capital), representing approximately 99% of our revenues in 2001.



     - Significant opportunities for growth. Only 42% of the population in our service areas, or 3.2 million people, receives wastewater services (through approximately 720,000 wastewater connections). We plan to increase this level to 60% over the next four years by adding more than 430,000 new wastewater connections. We are also implementing plans to provide specialized water and wastewater services to major industries in our service areas.



     - High-quality, recognized operations. We believe that our company is well known throughout Brazil and Latin America for quality and innovation. We are the first company in Brazil to have received both the ISO 14001 certification for a complete water and wastewater system (at Foz do Iguacu) and the ISO 9002 certification for a full water system (at Campo Largo). We are the only company to have been awarded the Brazilian National Sanitation Quality Award in each of the past four years. All of our customers are metered, including our public-sector customers.



     - Experienced, forward-looking partners. A private consortium holds 39.71% of the common shares of our company. This consortium includes subsidiaries of one of the world's leading water and wastewater companies and one of the world's largest solid-waste-management service providers, one of Brazil's largest infrastructure conglomerates, an investment vehicle for a Brazilian private equity fund and the principal power company in the state of Parana.



     - Access to attractive financing. Our capital expenditure projects historically have been financed in part by long-term loans from development banks at attractive interest rates. A portion of our capital expenditure plan for the next three years will be financed from an existing, low-interest rate, long-term Yen facility.


     - Operations in an economically progressive state. Parana has attracted a wide range of industries through an aggressive incentive program. According to Parana Business and Opportunities, a magazine published by the state of Parana, almost US$29 billion of investments in private industry and infrastructure will be made in the state from 1995 to 2003. Parana is home to industrial plants of Trytech (a Mercedes/BMW joint venture), Audi/Volkswagen, Renault, Volvo, Bosch, Coca-Cola and Siemens, among others. Brazilian companies that either have operations or are in the process of building plants in the state include Petrobras (the national oil and gas company); AmBev (one of the world's largest brewers); Companhia Siderurgica Nacional, or CSN (one of Brazil's leading steel companies); and Ultrafertil S.A. (one of the largest fertilizer producers in Brazil). The progressive policies of the state of Parana have resulted in economic growth that has benefited us and other service providers in the state.


     You should consider these strengths together with the risks that we believe are inherent in an investment in the ADSs and preferred shares. See the discussion of "Risk Factors" beginning on page 7.

OUR STRATEGY


     Our strategy is primarily focused on the expansion of our water and wastewater services to the population of the state of Parana. We intend to focus in particular on the expansion of wastewater services to existing water customers. We believe the prospect of long-term growth in wastewater services in the state of Parana is significant. Additionally, we are considering business opportunities in other water and wastewater concessions outside of the state of Parana, and have begun exploring related types of sanitation services.


     In order to develop our business, we intend to pursue the following strategic goals:

     - Continue to expand and improve our business within our existing service areas by expanding our wastewater network and maintaining nearly universal water coverage in our service areas.

     - Continue to maintain and improve our high level of operating efficiency compared to other large Brazilian water and wastewater companies, principally through improving our service quality, reducing physical leaks and other losses, continuing investments in control systems and developing human resources.

     - Maintain our existing concessions and obtain new water and wastewater concessions outside of the state of Parana. We believe that there are substantial business opportunities in the water and wastewater concessions in other states. Where it is profitable to do so, we intend to compete for these concessions.


     - Seek business opportunities in related sanitation concession services. We are actively exploring business lines related to our core water and wastewater services. We recently signed a 20-year solid-waste agreement with the municipality of Cianorte, and are considering other municipal solid-waste waste management concessions in Parana. We currently offer water and wastewater consulting services throughout Latin America. In addition, we are also considering offering specialized water and wastewater services to large companies with specific needs that are not currently being met in a cost-effective manner. We recently began operating our first treatment plant for water for industrial use. At this plant we capture water from a polluted, non-potable source, thus reducing the cost to industrial customers.


CERTAIN TERMS AND CONVENTIONS

     References to "Real" (singular), "Reais" (plural) or "R$" are to the Brazilian Reais, the currency of Brazil since July 1, 1994. References to "Dollar", "US$", "U.S. Dollars" or "$" are to United States Dollars. We maintain our accounting records and prepare our primary financial statements in Reais in accordance with Brazilian GAAP. The financial statements presented in this prospectus have been prepared in Reais in accordance with U.S. GAAP.


     Unless otherwise stated, we have translated certain Reais amounts shown in the prospectus into Dollars at the rate of R$2.3204 = US$1.00, the commercial selling rate published by the Central Bank of Brazil for December 31, 2001. Unless otherwise stated, all share dividend and per share data are adjusted to reflect the share dividend (bonificacao) of 82,816,436 preferred shares distributed in respect of the common and preferred shares outstanding, at a ratio of 0.25 preferred shares for each existing share, on March 22, 2002.

                              THE GLOBAL OFFERING


Preferred shares offered in
the global offering........  144,000,000. The preferred shares are identical to our common shares except the absence of voting rights in most circumstances, rights to a greater percentage of any distributions and a preference over the holders of common shares if we are liquidated. The preferred shares are not redeemable and will entitle you to limited preemptive rights, limited rights of withdrawal and no conversion rights.


The global offering........  The global offering consists of the international offering and the Brazilian offering.


International offering.....  10,080,000 ADSs, representing 100,800,000 preferred shares, are being offered through the international underwriters in the United States and in other countries outside of Brazil. The international underwriters may decide to deliver preferred shares in lieu of ADSs'.



Brazilian offering.........  Concurrently with the international offering,
                             43,200,000 preferred shares are being offered in a public offering in Brazil.



The ADSs...................  Each ADS will represent ten preferred shares. The
                             ADSs will be issued under a deposit agreement among us, The Bank of New York, as depositary, and the owners and holders from time to time of ADSs issued thereunder.


Shares outstanding after
the offering...............  Common shares.......................... 289,836,870

                             Preferred shares....................... 268,245,312


                                                                     -----------
                             Total shares outstanding............... 558,082,182

                                                                     -----------
                                                                     -----------
Depositary.................  The Bank of New York.

Voting.....................  Holders of preferred shares and ADSs will generally not be entitled to vote, except in a very limited number of circumstances.

Use of proceeds............  We will use the proceeds to expand our wastewater system under our capital expenditure program. In addition, we will use a portion of the proceeds to repay advances from the state of Parana and outstanding commercial-paper indebtedness that have already been incurred to fund past expansion. Depending on the timing of new opportunities that arise, we may use a portion of the proceeds of this offering for acquisitions of new concessions, related lines of business or other aspects of our capital expenditure plan.


Over-allotment option......  We have granted the international underwriters an option to purchase up to an additional 2,159,100 ADSs or 21,591,000 preferred shares, to be delivered at the international underwriters' option as either ADSs or preferred shares, within 30 days from the date of this prospectus, solely to cover over-allotments, if any.



Dividends..................  Brazilian law requires us to distribute at least
                             25% of our annual adjusted net income, as calculated under Brazilian GAAP, and our shareholders agreement between the state of Parana and Domino requires us to distribute at least an additional 25% of net income to holders of our common and preferred shares, subject to adjustments and exceptions. This additional distribution may be waived or the method of calculation modified at any time by the state of Parana and Domino. These distributions constitute the aggregate amount to be distributed. The per-share distributions to holders of preferred shares must be, by law, 10% greater than per-share distributions to holders of common shares. These distributions can be made as either dividends or interest on equity. We typically make these payments in the form of interest on equity. You are entitled to receive dividends or interest on equity to the same extent as holders of preferred shares underlying the ADSs, subject to the deduction of any fees and charges of the depositary. In addition, by virtue of the enactment of Law No. 10,303, which amended the Brazilian corporations law, we must amend our by-laws by March 1, 2003, in order to ratify the rights currently granted to the holders of our preferred shares.


                             Payments of interest on equity (but generally not dividends) are subject to, and will be paid net of, the Brazilian withholding tax.

Listing....................  We have applied to list the ADSs on the New York
                             Stock Exchange.


New York Stock Exchange
symbol.....................  "BRS".


Expected offering timetable (subject to change):


Commencement of marketing of the offering...................  Week of April 15, 2002
Announcement of offer price.................................             May 2, 2002
Allocation of ADSs and preferred shares.....................             May 2, 2002
Listing of ADSs on the New York Stock Exchange..............             May 3, 2002
Settlement and delivery of ADSs and preferred shares........             May 8, 2002


Unless otherwise indicated, all information contained in this prospectus:


     - assumes no exercise of the international underwriters' option to purchase up to 2,159,100 additional ADSs to cover over-allotments, if any; and



     - reflects an estimated initial public offering price of US$14.50 per ADS, the mid-point of the range set forth on the cover page of this prospectus.



     The number of preferred shares to be outstanding after the global offering is based on the 41,428,876 preferred shares outstanding as of December 31, 2001, plus the share dividend (bonificacao) of 82,816,436 preferred shares issued on March 22, 2002, resulting in 124,245,312 preferred shares issued and outstanding prior to the global offering.

                               ------------------

     Our principal executive offices are located at Rua Engenheiros Reboucas, 1376, 80215-900, Curitiba, Parana, Brazil, and our telephone number is 011-55-41-330-3014.

                        SUMMARY FINANCIAL AND OTHER DATA


     You should read the following summary data together with our financial statements and notes thereto included elsewhere in this prospectus, "Selected Financial and Other Data" and "Management Discussion and Analysis of Financial Condition and Results of Operations". The financial statements from which the summary financial data presented herein are derived have been prepared in Reais in accordance with U.S. GAAP.



                                                                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                      1997(1)        1998         1999         2000         2001        2001(2)
                                                     ----------   ----------   ----------   ----------   ----------   -----------
                                                     (IN MILLIONS OF R$ OR US$, EXCEPT PER SHARE DATA AND AS OTHERWISE INDICATED)
INCOME STATEMENT DATA
Net operating revenue..............................  R$  469.2    R$  504.2    R$  561.1    R$  647.6    R$  749.9    US$  323.2
Cost of operations.................................     (151.4)      (145.4)      (153.9)      (170.3)      (184.3)        (79.4)
General and administrative expenses................     (158.1)      (177.8)      (204.0)      (216.2)      (209.7)        (90.4)
Depreciation and amortization......................      (49.2)       (54.5)       (55.3)       (63.4)       (70.4)        (30.3)
Other income, net..................................        0.6          1.1          1.9          2.5          2.5           1.1
Operating income...................................      111.1        127.6        149.8        228.6        288.0         124.2
Financial income (expenses), net...................      (35.0)       (67.7)       (88.5)       (56.5)       (58.7)        (25.3)
Income before income taxes.........................       75.1         56.2         58.7        170.1        226.4          97.6
Net income.........................................       42.0         44.4         51.9        139.6        177.8          76.7
BALANCE SHEET DATA
Accounts receivable, net of allowance for doubtful
 accounts..........................................       87.7        102.4        123.8        137.3        156.5          67.4
Property, plant and equipment, net.................    1,768.2      1,951.2      2,129.2      2,313.7      2,547.8       1,098.0
Total assets.......................................    1,907.1      2,119.2      2,336.2      2,557.9      2,892.7       1,246.6
Total current liabilities(3).......................      171.9        209.6        268.9        403.5        578.5         249.3
Total long-term debt, less current portion.........      525.6        642.0        728.4        736.4        713.9         307.7
Long-term concession contract less current
 portion...........................................         --           --           --           --         46.1          19.9
Total long-term liabilities........................      948.8      1,100.6      1,229.8      1,253.8      1,309.1         564.2
Shareholders' equity...............................      786.4        809.2        837.5        900.6      1,005.0         433.1
OPERATING DATA
Water connections (thousands)......................      1,717        1,781        1,847        1,914        1,968            --
Wastewater connections (thousands).................        433          497          600          676          720            --
Total water and wastewater connections per
 employee(4).......................................        313          366          474          546          575            --
Average physical water loss(5)(%)..................       19.4         16.0         15.3         14.9         14.8            --
Average non-physical water loss(6)(%)..............       19.0         24.0         22.9         22.3         22.2            --
Volume of water billed during period(7)............        368          381          398          406          408            --
Percentage of service areas served with water(%)...         98           98           99           99           99            --
Percentage of service areas served with
 wastewater(%).....................................         30           33           37           40           42            --
OTHER FINANCIAL DATA
Distributions per preferred share(8)(9)............     0.0386       0.0660       0.0916       0.2511       0.2406         0.104
Distributions per common share(8)(9)...............     0.0386       0.0660       0.0916       0.2283       0.2188         0.094
Basic and fully diluted net income per preferred
 share(9)..........................................      0.110        0.116        0.135        0.360        0.459         0.198
Basic and fully diluted net income per common
 share(9)..........................................      0.100        0.105        0.122        0.327        0.417         0.180
Net cash provided by operating activities..........      136.5        153.3        212.4        272.3        308.5         133.0
Net cash used in investing activities..............     (131.2)      (196.9)      (184.3)      (211.1)      (269.0)       (115.9)
Net cash used in financing activities..............        0.5         46.9        (22.3)       (53.4)       (38.6)        (16.6)
Adjusted EBITDA(10)................................      160.3        182.1        205.1        291.9        358.5         154.5


---------------

 (1) Derived from unaudited U.S. GAAP financial statements.

 (2) Translated at R$2.3204 = US$1.00, the commercial selling rate published by the Central Bank of Brazil for December 31, 2001.


 (3) The amount as of December 31, 2001 includes advances from shareholders of R$179.5 million and R$68.1 million of short-term debt that are to be repaid with the proceeds of this offering.



 (4) Including direct and outsourced employees, but not employees of third-party service providers as described in "Employees".


 (5) Average physical water loss for the period represents our estimate of the loss of water volume due to leakage and water used in the distribution process. Physical loss is calculated based on an average of the excess of nighttime water delivered to each network system over expected nighttime usage for that network system.


 (6) Average non-physical water loss for the period represents our estimate of the water we deliver but are unable to bill customers for (not attributable to physical loss) as a result of imprecisions in metering, billing losses, meter fraud, unauthorized connections and similar losses. Non-physical loss is calculated for each network system based on the difference between actual water volumes metered and volumes expected to be metered. Fire department usage and other authorized but unbilled official usage of water are included in non-physical water loss.


 (7) In millions of cubic meters.


 (8) Includes cash dividends only. Cash distributions are paid as either dividends or interest on equity. This data reflects the year in which the distributions were declared.



 (9) Stated in Reais and Dollars per share. Based on the average number of shares outstanding for the period. Preferred shares outstanding is adjusted to reflect the capitalization of reserves through the distribution of a share dividend (bonificacao) of 82,816,436 preferred shares on March 22, 2002.



(10) We calculate earnings before interest, taxes, depreciation and amortization, or EBITDA, as operating income plus depreciation. For 2000, we have removed from EBITDA a one-time, non-cash net gain on settlement and curtailment of defined benefit pension plan of R$28.4 million. We have included information concerning EBITDA because we believe it is a standard financial statistic commonly reported and widely used by analysts and investors. We understand that EBITDA is also used by analysts and investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA is not a measure recognized by U.S. GAAP, and each company uses its own method of calculating EBITDA. EBITDA data thus cannot easily be compared among companies. You should not rely on EBITDA as a substitute for evaluating our cash flows or operating income.

                                  RISK FACTORS

     An investment in our ADSs or preferred shares involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, financial condition and results of operations could be seriously harmed by any of these risks or other factors. The trading price of our ADSs or preferred shares could decline due to any of these risks or other factors, and you could lose all or part of your investment.

RISKS RELATING TO OUR COMPANY

  WE ARE CONTROLLED BY THE STATE OF PARANA. THE STATE'S PRIORITIES AND OBJECTIVES FOR OUR COMPANY COULD DIFFER SIGNIFICANTLY FROM YOUR INTERESTS.

     Our controlling shareholder is the state of Parana. The state of Parana is entitled to elect five of the nine members of our board of directors and, indirectly, it is also entitled to indicate four of our seven executive officers. As a result, we are subject to political, economic and social actions that the state government may take in furtherance of its own priorities and objectives, which may not be aligned with ours or yours. Such objectives could include, for instance, a political decision to subsidize water and wastewater tariffs and could materially and adversely affect our revenues and profitability. If the state of Parana intervenes in our operations in furtherance of such priorities, these actions could, in certain cases, adversely affect our business, results of operations and financial condition.


     The state of Parana and Domino together hold 99.71% of our outstanding common shares, allowing them elect eight of nine members of the board of directors. Thus, these two shareholders alone can determine the outcome of actions requiring shareholder approval, including corporate reorganizations and the timing and payment of future dividends. Brazilian law requires us to distribute at least 25% of our annual adjusted net income, as calculated under Brazilian GAAP, and our shareholders agreement requires us to distribute at least an additional 25% of net income to holders of our common and preferred shares, subject to adjustments and exceptions. The state of Parana and Domino are free to waive this agreement at any time and forgo the additional distribution, in whole or in part, or change the method of calculation, both as to themselves and as to all other holders of preferred shares and ADSs. Accordingly, we are unable to assure you as to the amount of distributions that will be made in any year.



     In addition, the state of Parana will hold a gubernatorial election in October 2002. A new governor typically makes significant changes in the board of directors and executive officers of state-owned companies, such as our company. A reconstituted board of directors and new executive officers for our company may pursue a strategy or conduct operations in a manner that diverges significantly from our current strategy and operations. Also, a new state government may seek to revisit prior agreements with private shareholders, such as our shareholders agreement. We cannot assure you that changes in government or government policy will not have a material adverse effect on our business, results of operations and financial condition.


  THE RESULTS OF OUR OPERATIONS DEPEND ON CONCESSIONS FROM MUNICIPALITIES. WE COULD LOSE THESE CONCESSIONS UNDER CERTAIN CONDITIONS, INCLUDING FAILURE TO MEET SPECIFIED STANDARDS OR IF WE DO NOT PROVIDE COVERAGE TO REQUIRED AREAS.


     We rely on concessions to provide water and wastewater services. Most of our concessions are granted by the municipality responsible for ensuring that these services are provided. Generally, the concession contracts have terms of 30 years. The loss of concessions could adversely affect our business, results of operations and financial condition. Revenues derived from our three largest concessions, for the cities of Curitiba, Londrina and Maringa, represented approximately 29.0%, 8.5% and 5.0%, respectively, of our revenues for 2001. Under our contracts with these municipalities, these concessions will expire in 2031, 2033 and 2010, respectively.


     We could lose our concession contracts in the following ways:

     - RESCISSION. In some instances, the conceding authority has the right, as a matter of law, to rescind the concession contract prior to its expiration. For example, the conceding authority has the right to terminate the contract if specified quality standards are not met or if we do not provide coverage to all densely populated areas or for reasons of proven public interest.


     - EXPIRATION AND SUBSEQUENT NON-RENEWAL. Of our 342 concessions in the state of Parana, 26.3% will expire by the end of 2005 and an additional 20.2% will expire from 2006 to 2010. The remaining 53.5% will expire after 2011. If these concessions are not renewed before they expire, we may be required to take part in a public bidding process to reacquire them if we so decide.


       Of our 342 concessions, 14 are not evidenced by signed concession contracts. This is as a result of larger municipalities for which we have concessions splitting into smaller municipalities. We still operate in these newly created smaller municipalities in accordance with the concession contracts we had with the previous municipalities. These 14 municipalities represent 1.3% of our gross operating revenue. It is possible that these new municipalities may decide to enter into concession contracts and that we would be required to bid for those contracts.

     - COMPETITION. The entry of competitors could induce the municipalities to rescind or forego renewal of our concession contracts. In addition, some municipalities may choose to operate their own water and wastewater operations.


     Upon any such termination or non-renewal, the relevant governmental authority must pay us the non-amortized net book value of our assets relating to that concession and assume any related indebtedness, exclusive of any amounts the relevant governmental authority has paid. In such an event, that termination payment may not adequately compensate us for our investment and would deprive us of expected future earnings.


  WE DO NOT SET OUR OWN TARIFFS. AN INABILITY TO MAINTAIN TARIFFS SUFFICIENT TO COVER OUR COSTS WOULD AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS AND MEET OUR FINANCIAL OBLIGATIONS.


     The tariffs we charge for our services have a direct impact on our cash flows, results of operations and financial condition. Our tariffs result from an annual negotiation with the Parana state government and are established by governmental decree. If our tariffs were not increased in proportion to increases in our costs and expenses (whether as a result of inflation generally or factors attributable to our industry or company), our cash flows and results of operations would decline and our financial condition would be adversely impacted.


  PUBLIC-SECTOR ENTITIES MAY DEFAULT ON THEIR OBLIGATIONS TO US. THIS COULD REDUCE OUR RESULTS OF OPERATIONS AND AFFECT OUR FINANCIAL CONDITION.


     Our largest customers include the state of Parana and its municipalities. As of December 31, 2001, the total balance of our overdue accounts receivable from the public sector was R$47.8 million, representing approximately 24.9% of our total current and overdue receivables outstanding at that date. Our largest debtor is the state of Parana, which owed us R$7.7 million at December 31, 2001. We are not permitted to write-off amounts owed to us by the municipalities, the state of Parana or entities controlled by the state of Parana. Amounts owed by public-sector entities can often be partially recovered by offsetting our accounts receivable against our accounts payable with these entities or, in the case of the state of Parana, by offsetting our accounts receivable against the dividends due to the state of Parana as a shareholder. Historically, however, we have been unable to recover all amounts owed to us by various municipalities.



     The Fiscal Responsibility Law of May 4, 2000 requires federal, state and municipal governments in Brazil to repay their maturing debt installments prior to the end of each administration's term. If the state and municipal governments we service comply with this law, they will be required to pay us all past due amounts by December 31, 2002. While this law has thus far improved the rate and speed at which we collect from our public sector customers, we cannot assure you that it will continue to have this effect. In spite of this and other initiatives to collect outstanding public sector debt, we have had limited success in collection. Failure to collect on this debt may adversely affect our cash flows, results of operations and financial condition.

  POTENTIAL COSTS RELATING TO COMPLIANCE WITH OR VIOLATIONS OF ENVIRONMENTAL LAWS COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

     Our operations are subject to stringent environmental and safety laws at the federal, state and municipal levels. For example, some of these laws require that we observe certain potability criteria for the water that we provide to the public. The law also sets standards for installing and operating a basic wastewater-treatment infrastructure and governs the release of effluents and the final disposal of wastes. Our failure to observe these and other environmental and safety mandates or the occurrence of any accidents or releases of hazardous materials, whether by us or by third-parties, could result in:

     - claims for property damage or personal injury;

     - the obligation to clean up environmental damage;

     - the imposition of civil or criminal sanctions and fines;

     - the partial or total suspension of our operations;

     - the loss or restriction of economic incentives;

     - the loss of our existing concessions or our being unable to obtain new concessions;

     - the cancellation or the suspension of credit lines and the inability to establish new lines; and

     - a moratorium against any public entity entering into contracts with us.

     Any of these events, if they were to occur, would reduce our revenues or increase our costs and thus would reduce our profitability.

     We are currently in negotiations with state environmental authorities to extend the due date for compliance with certain environmental requirements. We cannot assure you as to the satisfactory outcome of those negotiations.


     There has been a trend in recent years toward stricter environmental standards and enforcement. It is possible that new regulation or more aggressive enforcement of existing regulations will adversely affect us. For instance, new regulations or enforcement actions could impose restrictions on our activities, create new requirements for the issuance or renewal of environmental licenses, raise our costs or require us to engage in expensive reclamation efforts. Costs that we incur to comply with existing or future environmental legislation, and any judgments against us due to lack of compliance with this legislation, may adversely affect our cash flows, results of operations and financial condition.



     Additionally, Brazilian law might permit claims against our shareholders for harm to the environment. Law No. 9,605 of February 12, 1998 provides that the corporate structure of a company may be disregarded if that structure impedes recovery for undue harm to the environment. We are unaware of any instances in which the government or any private parties have attempted to use this law to seek recovery from individual shareholders, and we have been advised by our Brazilian counsel, Pinheiro Neto - Advogados, that this law appears to contradict established principles of Brazilian corporations law and is unlikely to be enforced against minority shareholders of a company. Pinheiro Neto-Advogados has consented to the use of its name herein. However, there can be no assurance that, in the case of claims for environmental damage pursuant to this recent and untested law, liability would be limited to shareholders capable of exercising control over the company at the time of the environmental damage. Accordingly, if we were unable to redress claims against us for environmental damage, which might happen if we were insolvent, our shareholders and the members of our management might become liable for those claims.


  WE FACE SPECIAL RULES THAT GOVERN THE EXTENSION OF CREDIT TO STATE-OWNED COMPANIES. THIS MAY ADVERSELY AFFECT OUR ABILITY TO ACCESS CREDIT WHEN NEEDED.

     Because we are controlled by the state of Parana, we are subject to special credit rules for the public sector published by the Brazilian monetary authorities. Under these rules, our options for raising funds, other than the cash generated by our operations, consist principally of borrowing from state-owned financial institutions or development agencies and issuing bonds and other publicly traded obligations. Under these rules, our ability to obtain credit from private financial institutions is controlled and limited.

These limitations on obtaining credit could adversely affect the development of our business, our ability to meet our obligations or continue our capital expenditure program, and our results of operations and financial condition. In addition, the ability of any creditor to seize or compel a sale of our assets is limited, which could dissuade creditors from lending to us.


  EXISTING SOURCES OF FUNDING ARE SUBJECT TO CONDITIONS PRECEDENT. IF THESE CONDITIONS ARE NOT MET, WE MAY NEED TO CURTAIL OUR CAPITAL EXPENDITURE PROGRAM OR SEEK OTHER SOURCES OF CREDIT.



     A significant portion of our capital expenditure program over the next three years is to be financed by the Paranasan program, under which the Japanese Bank for International Cooperation, or JBIC, is lending funds to the state of Parana that will be on-lent to us. Under the JBIC loan documentation, JBIC's obligation to provide funding is subject to it being provided adequate funds under the Japanese government's annual budgetary appropriations. Thus, we cannot assure you that the Paranasan funds will be available as contemplated. If we do not receive the Paranasan funds, we may need to seek other sources of credit or to curtail our capital expenditure program.


  FURTHER DEVALUATION OF THE BRAZILIAN CURRENCY COULD AFFECT OUR ABILITY TO REPAY INDEBTEDNESS, OUR FINANCIAL RESULTS AND THE VALUE OF OUR SECURITIES.


     The exchange-rate environment for Brazilian currency has been unstable during the past several years. Current Brazilian monetary policy has focused on maintaining relatively stable rates of inflation and GDP growth while occasionally allowing sharp levels of devaluation. We cannot assure you that the exchange rate between the Real and the Dollar will stabilize at current levels or that the Real will appreciate against the Dollar. Further devaluation of the Real against the Dollar would reduce the Dollar value of distributions and dividends on the ADSs and may also reduce the market price of our securities. In addition, in the event of a significant devaluation of the Brazilian Real in relation to the Dollar or other currencies, our ability to meet our non-Real-denominated obligations could be adversely affected, since our tariff revenues and other sources of income are denominated solely in Reais. We had total foreign currency-linked indebtedness of R$87.5 million (US$37.7 million) as of December 31, 2001, and we expect to incur Yen-linked long-term indebtedness in an aggregate outstanding amount of up to Y15.24 billion over the next four years (equivalent to R$269.8 million, or US$116.3 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001). Continued devaluation of the Brazilian currency would increase the amount of Reais that we need to service these obligations, which would have a material adverse effect on our cash flows, results of operations and financial condition.


RISKS RELATING TO THE BRAZILIAN WATER AND WASTEWATER INDUSTRIES

  PROPOSED SANITATION LEGISLATION COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS BY CHANGING OUR TARIFFS, REQUIRING US TO MAKE LARGE INVESTMENTS IN EQUIPMENT OR REQUIRING US TO MAKE CONTRIBUTIONS TO A FEDERAL OR STATE SANITATION FUND.

     The Brazilian Federal Congress and the Parana state legislature are currently debating proposed legislation that would establish new, stricter guidelines for basic sanitation services. The proposed federal legislation, when and if approved, might establish a new federal fund to be used to achieve universal water and wastewater service coverage. The proposed state legislation would establish a state-wide regulatory framework for the sanitation sector which would supplant, in many respects, the standards under which we currently operate.


     If enacted, this proposed new regulatory regime could have a number of adverse consequences for our cash flows, results of operations or financial condition. Among other things, the following could occur:


     - our tariffs could change substantially to require us to pass efficiency gains on to customers;

     - new sanitation standards could lead to large investments in equipment being required; and

     - if we are required to contribute a percentage of our sales to the federal sanitation fund or to the new state regulatory agency, we may not be able to pass on the entire amount of that contribution to our customers, and thus our cost of operations could increase.

Any of these events, if it were to occur, could have a negative impact on our cash flows, results of operations and financial condition. We are unable to predict whether or when this proposed legislation will be passed.


  WE EXPECT THE STATE OF PARANA TO IMPOSE A FEE ON WATER USAGE AND WASTEWATER DISCHARGE. THESE FEES MAY REDUCE OUR RESULTS OF OPERATIONS.


     Brazilian law permits the state to impose fees for using water resources as well as for discharging treated wastewater into rivers and other water sources. In the case of the state of Parana, such a decree was approved on February 26, 2002. The amount of this fee has not yet been established; thus, we cannot yet determine the impact of this expected fee on our activities. The implementation of a fee for water usage and wastewater disposal will increase our production costs. While we believe that we will be able to pass much of these costs on to our customers through tariff increases, we cannot guarantee that this will be the case. Any inability to pass this cost on to customers could reduce our profits.


  PUBLIC AUTHORITIES MAY DISPUTE OUR METHODS OF CALCULATING THE MINIMUM WATER TARIFF OR THE WASTEWATER TARIFF OR SEEK TO LIMIT OUR ABILITY TO TAKE REMEDIAL ACTION FOR NON-PAYMENT OF CUSTOMER ACCOUNTS. ANY SUCH ACTION COULD REDUCE OUR REVENUES.

     Brazilian federal law requires that service providers charge only for services actually rendered. We believe that this law is consistent with our policy of charging a minimum tariff for any water volumes consumed up to 10 cubic meters per month, which we view as a minimum service charge. In the past, some authorities have alleged, without success, that our minimum tariff constitutes a charge for water not actually delivered. We cannot assure you that there will not be future challenges to our minimum tariff structure or that those challenges will not result in a reduction in our revenue.

     We calculate each customer's invoice for wastewater as 80% of that customer's monthly bill for water usage. The wastewater tariff has been increased to 85% of the customer's bill for water usage in the municipalities of Curitiba and Maringa, effective for all invoices with a due date of March 1, 2002 or later. Some municipalities in our service areas have announced wastewater tariffs at lesser amounts. Although we believe that tariffs can only be established by the state, and although we have generally not been required to recognize these lower municipal tariffs, we cannot assure you that political developments in the future will not require us to decrease our wastewater tariffs.


     From time to time, governmental authorities seek to limit our ability to take remedial action for non-payment of customer accounts. In recent years, court decisions and municipal laws have prohibited us from suspending service to non-paying customers in certain municipalities, which has resulted in an increased rate of delinquencies in those areas. For instance, the delinquency rate in the city of Londrina, the second largest city we serve, before the passage of such municipal law in March 2000, was 1.41%. After such a law was passed, the delinquency rate temporarily increased to 17.2%. We have aggressively contested such actions in court and have experienced some success in recovering unpaid accounts. However, we cannot assure you that similar situations will not arise in the future that could negatively affect our cash flows, results of operations and financial condition.


  WE MAY FACE REDUCED REVENUE OR INCREASED COSTS IN THE EVENT OF A WATER SHORTAGE OR OTHER ADVERSE WEATHER CONDITIONS.

     The maintenance of a water supply adequate to satisfy the consumption demand of the regions that we serve depends on factors outside of our control. One of these factors is the level of the local water table, which is dependent on local rainfall, climactic conditions and demand by other users.

     In the case of a prolonged shortfall in the water-table and reservoir levels, we would not be able to find alternative sources of water to fully supply our customers. Our capacity to meet the demand of our customers would thus be compromised, reducing supply in the regions that we service. Any impediment to providing water would result in reduced revenues and results of operations and, potentially, result in our inability to make debt payments and pay other costs and expenses.

  WE MAY BE SUBJECT TO INCREASED COSTS IN THE EVENT OF POLLUTION OR ACCIDENTS.

     Our business consists, in part, of collecting water from various sources, treating it and then distributing it to customers. Significant pollution in the sources of water that we utilize, or accidents or other damage to our water supply lines, could increase our costs due to the additional water treatment that would be required. In addition, we may be subject to fines or other sanctions if, as a result of pollution or accidents, we cause harm to the environment, our customers or their property. Under our current insurance policies, all or a substantial portion of the losses attributable to pollution and other environmental damage would not be covered. Any of these events could negatively impact our business, results of operations and financial condition.

RISKS RELATING TO BRAZIL

  THE BRAZILIAN ECONOMIC AND POLITICAL ENVIRONMENT HAS BEEN UNSTABLE AT TIMES IN THE PAST. ANY FUTURE ECONOMIC OR POLITICAL INSTABILITY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND THE VALUE OF OUR ADSs.

     Brazilian political and economic conditions have a direct impact on our business and the market price of the preferred shares and the ADSs. Brazil has had periods of economic and political instability that have negatively affected the business, results of operations and financial condition of Brazilian companies and the value of Brazilian securities. These include:

     - restrictions for six months in 1989 and 1990 on the conversion of Brazilian currency to foreign currencies and on the remittance of payments to foreign investors;

     - a period of hyper-inflation from the mid-1980s through June 1994, reaching a peak, annualized rate of approximately 2,700% during 1994;

     - frequent changes in currency, including the introduction of six different currencies from 1986 through 1994;

     - the resignation of a President in 1992 due to charges of corruption that nearly led to his impeachment;


     - public threats by two state governors in 1999 to default on state indebtedness, which contributed to a significant devaluation of the Real;


     - a refusal by a state government to honor its obligations under a shareholders' agreement entered into with private investors;


     - opposition by certain political parties to free-market and privatization reforms enacted over the past eight years;


     - frequent changes in tax rates and tax policy; and

     - a volatile exchange-rate environment.


If any events similar to these were to recur in the future, they could adversely affect our financial condition, our results of operations and the market price of our preferred shares and ADSs.



     Brazilian monetary policy in recent years has resulted in unstable exchange rates and interest rates. In particular, the government has allowed the Real to devalue and has imposed high interest rates in an effort to achieve stable rates of inflation and stable growth rates. Future currency devaluations and future fluctuations in exchange rates could adversely affect the economic environment in Brazil and our customer base. Any such conditions could also increase our borrowing costs.


     Brazil faces national elections in 2002, including elections for a new president. At least one prominent candidate has declared his opposition to a number of recent free-market and privatization reforms. Regardless of the outcome of the elections, we expect that there will continue to be moments of political and economic instability in the years ahead that may have a negative impact on our results of operations and the value of our securities.

     The Brazilian government intends to enact a tax reform bill, principally designed to reduce the public deficit by making the Brazilian tax framework more efficient and by reducing the tax burden on industry.

However, we do not expect that the final tax reform bill will be submitted to the Brazilian Congress for approval this year. Another tax reform bill currently before the Brazilian Congress would establish a withholding income tax on dividends distributable to Brazilian and foreign shareholders. If enacted, this law would only apply prospectively. While the exact results of these tax reforms, if enacted, are still uncertain, the amount of taxes we pay may increase if the Brazilian Congress enacts these reforms.

  DEVELOPMENTS IN OTHER COUNTRIES MAY AFFECT THE MARKET PRICE OF THE PREFERRED SHARES AND THE ADSs. THESE DEVELOPMENTS COULD ALSO MAKE IT MORE DIFFICULT OR EXPENSIVE FOR US TO OBTAIN ADDITIONAL FINANCING.

     The securities of Brazilian issuers have been influenced by economic and market conditions in other countries, especially other emerging-market countries. Although economic conditions differ in each country, investors' reactions to developments in one country may affect the value of securities of issuers in other countries, including Brazil. Since the fourth quarter of 1997, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have declined significantly. For example, the Asian economic crisis of 1997-1998, the 1998 Russian debt moratorium and devaluation of the Russian currency have triggered volatility in the securities markets of Brazil and other emerging-market countries. During the second half of 2001, volatility in the Brazilian securities markets appeared to be exacerbated by threats of terrorism in the United States, together with a recession in the U.S. Currently, Argentina is in the midst of an economic and political crisis following the abrupt devaluation of its currency in January 2002, its refusal to service its public debt and its granting protections to private companies that fail to meet their obligations. Argentina has historically been one of Brazil's largest trading partners. In addition, the Argentine crisis may affect the perception of risk in Brazil by foreign investors.

     The market value of the preferred shares and the ADSs, as well as our ability to obtain additional financing on acceptable terms or at all, may be adversely affected by these or other events outside of Brazil.

  BRAZIL HAS RECENTLY EXPERIENCED AN ENERGY CRISIS. SUCH A CRISIS, WERE IT TO REOCCUR, COULD RESULT IN COST INCREASES OR A DECREASE IN DEMAND FOR OUR SERVICES. SUCH A CRISIS COULD ALSO NEGATIVELY IMPACT OUR FINANCIAL CONDITION.


     Brazil has recently experienced a crisis in the electric-energy sector. As a result, Brazilian industrial, commercial and residential customers in certain regions experienced energy rationing, which negatively affected economic growth for the country as a whole. We rely on electric energy to distribute water to our customers and to treat water and wastewater. Should it reoccur, future electricity rationing could adversely affect our principal activities because of shortages or price increases and, therefore, negatively impact our business, results of operations and financial condition.


RISKS RELATING TO THE PREFERRED SHARES AND THE ADSs

  THE RELATIVE VOLATILITY AND ILLIQUIDITY OF THE BRAZILIAN SECURITIES MARKETS MAY SUBSTANTIALLY LIMIT YOUR ABILITY TO SELL THE PREFERRED SHARES UNDERLYING THE ADSs AT THE PRICE AND TIME YOU DESIRE.


     The Brazilian securities markets are substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States and certain other jurisdictions, and are not as highly regulated or supervised as some of these other markets. The relatively small market capitalization and illiquidity of the Brazilian equity markets may substantially limit your ability to sell the preferred shares underlying the ADSs at the price and time you desire.


  YOU MAY NOT BE ABLE TO RESELL YOUR ADSs AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE. AS A RESULT, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     The initial public offering price for the ADSs will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the secondary trading market. You may not be able to resell your ADSs at or above the initial public offering price.

  RESTRICTIONS ON THE MOVEMENT OF CAPITAL OUT OF BRAZIL MAY HINDER YOUR ABILITY TO RECEIVE DIVIDENDS AND DISTRIBUTIONS ON, AND THE PROCEEDS FROM ANY SALE OF, THE PREFERRED SHARES.

     The Brazilian government may impose restrictions on the conversion of Brazilian currency into foreign currencies and/or on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance or reasons to foresee a serious imbalance in Brazil's balance of payments.

     The Brazilian government imposed remittance restrictions for approximately six months in 1989 and early 1990. The Brazilian government may take similar measures in the future. Restrictions like these would hinder or prevent the conversion of dividends, distributions or the proceeds from the sale of preferred shares, as the case may be, from Reais into Dollars and the remittance of the Dollars abroad. In such a case, the depositary for the ADSs will hold the Reais it cannot convert for the account of the ADS holders who have not been paid. The depositary will not invest the Reais and it will not be liable for the interest thereon. Furthermore, any Reais so held will be subject to devaluation risks.


     In addition, the Brazilian government could impose taxes on the movement of capital out of Brazil. For instance, payment of interest on equity is subject to the Brazilian withholding tax at the rate of 15% (or 25% for persons domiciled in a tax haven jurisdiction). To the extent that distributions are made as interest on equity rather than as dividends, you will receive those distributions net of withholding tax. Also, the tax on interest on equity can be increased or a new tax may be imposed on the payment or transfer of dividends.


  AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE ADSs OR THE PREFERRED SHARES UNDERLYING THE ADSs.

     The ADSs and the preferred shares underlying the ADSs constitute a new issue of securities, and the limited amount of preferred shares that is already outstanding constitutes a limited market. We cannot assure you that an active market for the ADSs or the preferred shares underlying the ADSs will develop or that you will be able to sell your preferred shares or ADSs, or at what price. If such a market were to develop, the ADSs and the preferred shares underlying the ADSs could trade at prices that may be higher or lower than the initial offering price, depending on many factors, including:

     - our results of operations and financial condition;

     - political and economic developments in and affecting Brazil; and

     - the market for similar securities.


     Our preferred shares are currently listed on the Brazilian over-the-counter market, Sociedade Operadora de Mercado Ativos, or SOMA. However, trading on the SOMA is generally limited. In particular, there has been a lack of liquidity on the SOMA in respect of our preferred shares. Consequently, the initial public offering price of the shares and the ADSs was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial conditions, our markets, the economic conditions for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of traded companies considered comparable to our company. We believe that the initial public offering price will exceed the prevailing price for our preferred shares on the SOMA. We cannot assure you that the initial public offering price will be indicative of the prices that will prevail in the secondary trading market in the future, that you will be able to resell your ADSs at or above the initial public offering price or an active trading market in the preferred shares or the ADSs will develop and continue after this offering.


  YOU MAY BE UNABLE TO EXERCISE PREEMPTIVE RIGHTS WITH RESPECT TO THE PREFERRED SHARES.

     You may not be able to exercise preemptive rights with respect to the preferred shares unless the preemptive rights are registered on a registration statement under the Securities Act or an exemption from the Securities Act registration requirements is available. Because we are not required to file a registration statement relating to preemptive rights with respect to our preferred shares, your ability to exercise preemptive rights is not assured. If a registration statement is not filed and an exemption from registration does not exist, the depositary may attempt to sell the preemptive rights, and you would only be entitled to receive the net proceeds of the sale. If the depositary cannot sell these preemptive rights, they will expire without benefit to you.


     If a registration statement is not filed and an exemption from registration does not exist, The Bank of New York, as depositary, may attempt to sell the preemptive rights, and you will be entitled to receive the net proceeds of the sale. However, preemptive rights will lapse if the rights are not distributed or sold and you will not receive any payment for those lapsed rights.


  WE ARE SUBJECT TO CORPORATE GOVERNANCE RULES AND REGULATIONS AS A BRAZILIAN COMPANY THAT ARE DIFFERENT FROM THOSE OUTSIDE BRAZIL. THE ADSs PROVIDE YOU WITH FEWER AND LESS DEFINED SHAREHOLDERS' RIGHTS THAN THOSE RELATING TO SECURITIES OF ISSUERS ORGANIZED IN MANY OTHER JURISDICTIONS.

     Our corporate affairs are governed by our by-laws and by Brazilian corporations law. Our by-laws and Brazilian corporations law differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as Delaware or New York, or in some other jurisdictions outside Brazil. In addition, your rights or the rights of preferred shareholders under the Brazilian corporations law to protect your interests relative to actions by our board of directors may be fewer and less defined than under the laws of jurisdictions outside Brazil.


     The Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in other jurisdictions. Brazilian law and regulation, like U.S. law and regulation, addresses such concepts as stabilization, inside trading and veracity and completeness of disclosure. As with most other jurisdictions worldwide, however, the Brazilian government infrastructure for trading compliance with and enforcing this body of law and regulation is less developed and less well funded than in the United States. In addition, rules and policies against self-dealing and regarding the preservation of shareholder interests may be less defined and less stringently enforced in Brazil than in the United States, putting holders of the preferred shares and ADSs at a disadvantage. Corporate disclosure requirements may also be less complete or informative than what may be expected of a U.S. public company.


  IF YOU EXCHANGE THE ADSs FOR PREFERRED SHARES, YOU RISK LOSING THE ABILITY TO REMIT FOREIGN CURRENCY ABROAD AND CERTAIN BRAZILIAN TAX ADVANTAGES.

     Investors in the ADSs will have the ability to exchange their ADSs for preferred shares. Any such exchange may expose you to Brazilian regulatory and market risk, including limitations on repatriating capital and on trading in the preferred shares. We strongly urge you to consult with Brazilian advisors prior to undertaking any such exchange.

     If you wish to hold preferred shares directly, you will be required to make your own registration with the Central Bank of Brazil. This registration process is necessary in order for you to be able to remit abroad amounts received upon the disposition of, or as dividends, capital returns or other distributions on, the preferred shares. If you attempt to obtain your own certificate of registration, you may incur expenses or suffer delays in the application process, which could delay your ability to receive dividends or distributions relating to the preferred shares or the return of your capital in a timely manner. This registration process may be affected by future legislative or regulatory changes. Additional restrictions may be imposed in the future that are applicable to you, the underlying preferred shares or the repatriation of the proceeds from the preferred shares.

  YOU MAY NOT BE ABLE TO ENFORCE A JUDGMENT AGAINST US OR OUR DIRECTORS AND OFFICERS WITHOUT RELYING ON THE BRAZILIAN COURTS.


     All of our directors and executive officers and some of the experts named in this prospectus reside in Brazil. Substantially all of our assets, as well as the assets of many of our officers and directors and some of the experts named in this prospectus, are located in Brazil. If you seek judgments based on the laws and rules or, more specifically, on the civil-liability provisions of the securities laws of the United States or other jurisdictions, it may not be possible (or may be difficult) for you to:

     - effect service of process within the United States or other jurisdictions outside of Brazil against us or our officers and directors and some of the experts named in this prospectus;


     - attach our assets or their assets, to the extent these assets are located in Brazil and to the extent these assets are used by us to render water and wastewater services; or


     - enforce judgments against us or our officers and directors and some of the experts named in this prospectus in U.S. courts or the courts of other jurisdictions outside Brazil.

     We have been advised by our Brazilian counsel, Pinheiro Neto - Advogados, that judgments of U.S. courts for civil liabilities based upon the federal securities laws of the United States or otherwise may be, subject to certain requirements, enforced in Brazil. We cannot assure you, however, that Brazilian courts will enforce a monetary judgment for violation of the U.S. securities laws or otherwise with respect to the ADSs or preferred shares.

     We have been further advised by our Brazilian counsel that:

     - original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the experts named in this prospectus, provided that provisions of the federal securities laws of the United States are not held to contravene Brazilian public policy, good morals and Brazilian national sovereignty, and provided that Brazilian courts can assert jurisdiction over the particular action; and


     - Brazilian law limits the ability of a judgment creditor or other persons to satisfy a judgment against us since the assets which are essential to render the services provided by us may not be subject to attachment or seizure.


Thus, we cannot assure you that any such action would be successful.

  HOLDERS OF THE ADSs, WHICH REPRESENT THE UNDERLYING PREFERRED SHARES, HAVE LIMITED VOTING RIGHTS.

     In accordance with the Brazilian corporations law and our by-laws, holders of preferred shares, and thus the ADSs, generally are not entitled to vote at shareholders meetings. Thus, your ability as a holder of preferred shares, or ADSs representing preferred shares, to influence our company policy and our company decisions will be more limited than with many other companies.

  ASSERTING YOUR DISTRIBUTION AND LIMITED VOTING RIGHTS AS A HOLDER OF ADSs MAY PROVE MORE DIFFICULT THAN FOR HOLDERS OF PREFERRED SHARES.


     It may not be possible, at certain times and for certain reasons outlined in "Description of American Depositary Shares", for the depositary to make cash, share or other distributions to ADS holders. You may encounter difficulties in the exercise of some of your rights, including your limited voting rights, if you hold our ADSs rather than preferred shares. For example, under some circumstances, such as our failure to provide the depositary with voting materials on a timely basis, you may not be able to vote by giving instructions to the depositary on how to vote for you. For a detailed description of your rights as an ADS holder, see "Description of American Depositary Shares".

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These forward-looking statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. When our management makes assumptions for such forecasts, it makes them in light of the information it currently has available.

     These statements relate to the economy and sanitation industry in Brazil and also relate to our future prospects, developments and business strategies. Many of the forward-looking statements are identified by their use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "intend", "should", "may", "plan", "potential", "predict", "project", "will" and similar terms and phrases, and may include references to assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our views only as of the date of this prospectus. We undertake no obligation to update such statements or publicly to release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

     Such forward-looking statements in this prospectus include, among others, our current intent, belief or expectations regarding the following:

     - our operations for the years 2002 to 2006;

     - the growth of the Brazilian market for sanitation and related services;

     - future competition in the cities where we expect to operate;

     - the passage of federal legislation in Brazil relating to sanitation and the establishment of federal and state regulatory regimes relating to sanitation;

     - our ability to develop our operations in accordance with our plans, which principally means our capacity to generate and obtain funds to support our investment plans;

     - our ability to continue to enter into new concession contracts and to renew our existing contracts;

     - the declaration or payment of dividends or interest on equity;


     - population and GDP growth projections;


     - other factors or trends affecting our financial condition or results of operations; and


     - the factors discussed under "Risk Factors" beginning on page 7.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the global offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately US$202.7 million, or approximately US$233.4 million if the international underwriters exercise their over-allotment option in full. This estimate assumes an initial public offering price of US$14.50 per ADS, which is the mid-point of the offering price range indicated on the cover of this prospectus.



     The global offering is an important component of our capital expenditure program, through which we plan to invest approximately US$534.1 million (R$1.24 billion at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001) in the expansion of our operations over the next five years. We intend to use the proceeds in the following manner:



     - US$95.9 million (R$222.5 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001), or 47.3% of the net proceeds, on capital expenditures, principally to expand our wastewater system;



     - US$77.4 million (R$179.5 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001), or 38.2% of the net proceeds, to repay amounts due to the state of Parana as advances from shareholders, with an interest rate based on the average interest rate of borrowings obtained by us during the periods the advances have been outstanding (i.e. the variation of the Taxa Referential (Reference Rate), the Central Bank of Brazil's short term floating reference rate, plus approximately 8% per annum). Since these amounts were contributed to us by the state as advances they had no contractual due date, as further described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Advances from shareholders"; and



     - US$29.4 million (R$68.1 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001), or 14.5% of the net proceeds, to repay our outstanding commercial paper with a fixed annual interest rate of 18.56% scheduled to mature on June 28, 2002, as further described the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Short-term debt".


We may use a portion of the amount dedicated to capital expenditures for acquisitions of new concessions, related lines of business or other aspects of our capital expenditure plan, depending on the timing and desirability of new opportunities that arise. We do not, however, have any specific business acquisitions planned or contemplated at this time.

     We intend to invest a portion of the net proceeds in high-grade, Brazilian short-term investments pending their use as described above.

                               MARKET INFORMATION


     Our common shares do not currently have a public trading market. Our preferred shares have been trading on the Sociedade Operadora do Mercado de Ativos, or SOMA, from March 16, 2000 to the present, under the symbol "SAPR4". SOMA is a very illiquid over-the-counter market in Brazil. We expect that, prior to the closing of the global offering, our preferred shares will cease to trade on the SOMA and will begin to trade on the Sao Paulo Stock Exchange, which is referred to as the Bovespa, also under the symbol "SAPR4". We have applied to list the ADSs (each representing ten preferred shares) offered in this offering on the New York Stock Exchange under the symbol "BRS".



     On March 22, 2002, we distributed 82,816,436 preferred shares as a share dividend (bonificacao) to common and preferred shareholders at a rate of 0.25 preferred shares for each outstanding common or preferred share. The following table details the trading of our preferred shares since the first full month following their listing on the SOMA. This table has not been adjusted for the dilution in price resulting from this share dividend.



     Historically, only a small portion of our preferred shares have been actively traded.



                                            MONTHLY
                                        TOTAL PREFERRED     MONTHLY         MONTHLY          AVERAGE
MONTH                                    SHARES TRADED    LOW PRICE(1)   HIGH PRICE(1)   MONTHLY PRICE(1)
-----                                   ---------------   ------------   -------------   ----------------
                                                                                         (IN NOMINAL R$)
2000
  April...............................     1,568,970        R$18.40         R$24.50          R$20.31
  May.................................       446,127          16.85           23.50            17.40
  June................................       755,876          16.00           20.00            17.93
  July................................       606,146          17.00           21.00            17.66
  August..............................     1,517,509          15.00           23.00            18.74
  September...........................       484,107          19.00           23.50            20.82
  October.............................     1,388,242          17.60           22.45            18.87
  November............................       471,827          17.00           21.00            18.32
  December............................     1,271,213          17.00           23.00            19.17
2001
  January.............................       585,198          19.00           27.00            21.96
  February............................       547,359          21.50           23.50            22.10
  March...............................       470,500          20.00           23.50            21.78
  April...............................       743,998          20.00           23.50            20.75
  May(2)..............................     8,160,238          22.00           25.50            24.61
  June................................       924,342          24.00           25.00            24.66
  July................................       676,797          23.40           25.00            23.77
  August..............................       438,852          23.00           24.75            23.94
  September...........................       134,601          20.00           24.00            22.32
  October.............................       307,510          19.00           23.70            19.87
  November............................       440,980          20.00           23.00            21.24
  December............................     1,654,780          20.50           25.00            21.11
2002
  January.............................       125,670          20.00           23.00            20.69
  February............................       256,430          21.50           25.00            22.40
  March(3)............................     2,051,410          18.00           25.00            23.77


---------------

(1) Per ten-share lot.



(2) In December 2000, a large institutional investment fund that held a substantial number of our preferred shares was dissolved, and the fund's assets, including its large holding in our preferred shares, were distributed to the fund investors. As a result, the trading volume in the preferred shares was substantially higher than normal in May 2001.



(3) On March 22, 2002, we issued and distributed 82,816,436 preferred shares as a share dividend (bonificacao) to holders of common and preferred shares. This table has not been adjusted to include the effects of the share dividend.

                                 CAPITALIZATION

     The following table shows our short-term debt and capitalization as of December 31, 2001:

     - on a historical basis;


     - as adjusted to reflect the capitalization of R$40.0 million of advances from the state of Parana, recorded as short-term debt as of December 31, 2001, following the execution of an agreement between us and the state of Parana on January 29, 2002, with the advances from the state being recorded as additional paid-in capital;



     - as further adjusted to reflect the capitalization of R$386.7 million in reserves through the issuance of a share dividend (bonificacao) of 82,816,436 preferred shares on March 22, 2002, which were distributed to common and preferred shareholders at the rate of 0.25 preferred shares per share, and with the reserves being capitalized consisting of (a) the additional paid-in capital from the state of Parana described above, (b) all amounts recorded as appropriated retained earnings and (c) a portion of unappropriated retained earnings;



     - as further adjusted to reflect the issuance and sale of 144,000,000 preferred shares in the global offering, based on an assumed initial public offering price of US$1.45 per preferred share, after deducting underwriting discounts and commissions and estimated offering expenses, and after applying US$77.4 million of the net proceeds of the offering to repay amounts to the state of Parana that were incurred under the Paranasan program and other amounts that were paid by the state or companies owned and controlled by the state on our behalf, and US$29.4 million to the repayment of commercial paper. These amounts owed to the state of Parana are accounted for as a current liability, representing advances from shareholders. This adjustment assumes an exchange rate of R$2.3204 = US$1.00, which was the commercial selling rate published by the Central Bank of Brazil for December 31, 2001.


     You should read this table together with the sections entitled "Use of Proceeds", "Selected Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.


                                                             AS OF DECEMBER 31, 2001
                                         ----------------------------------------------------------------
                                                                                             AS FURTHER
                                                                         AS ADJUSTED FOR    ADJUSTED FOR
                                         HISTORICAL    AS ADJUSTED(6)    SHARE DIVIDEND     THIS OFFERING
                                         ----------    --------------    ---------------    -------------
                                                               (IN MILLIONS OF R$)
Short-term debt(1).....................  R$  376.8       R$  336.8          R$  336.8         R$   89.1
                                         =========       =========          =========         =========

Long-term debt(2)......................  R$  713.9       R$  713.9          R$  713.9         R$  713.9
Shareholders' equity
  Preferred shares, no par value(3)....       55.7            55.7              442.4             912.0
  Common shares, no par value(4).......      389.3           389.3              389.3             389.3
  Additional paid-in capital(5)(7).....          -            40.0                  -                 -
  Appropriated retained earnings(7)....      273.7           273.7                 --                --
  Unappropriated retained
     earnings(7).......................      286.3           286.3              213.3             213.3
     Total shareholders' equity........    1,005.0         1,045.0            1,045.0           1,514.6
                                         ---------       ---------          ---------         ---------
Total capitalization...................  R$1,718.9       R$1,758.9          R$1,758.9         R$2,228.5
                                         =========       =========          =========         =========


---------------

(1) Including the current portion of the long-term debt, advances from the state of Parana related to the Paranasan program, other advances from the state of Parana or companies owned and controlled by it and other amounts which were incurred to finance our capital expenditure program, which we expect to repay out of the net proceeds of the global offering.

(2) Of this amount, R$713.4 million is secured by pledges of customer accounts receivable. In addition, of the loans that are secured by customer accounts receivable, R$287.4 million are also guaranteed by the state of Parana and R$32.4 million are also secured by mortgages on property. Debt for these purposes includes only obligations for borrowed money and does not include installment payments or concession fees or other amounts.



(3) 289,836,870 preferred shares authorized and 124,245,312 preferred shares issued and outstanding, as adjusted to reflect the capitalization of R$386.7 million of reserves through the share dividend (bonificacao) of 82,816,436 preferred shares on March 22, 2002.


(4) 289,836,870 common shares outstanding. There are no additional common shares authorized for issuance.


(5) Consists principally of amounts paid by the state on our behalf, as provided under "Related party transactions -- Transactions with the state of Parana" under "Major Shareholders and Related Party Transactions".



(6)Adjusted to reflect the capitalization of R$40.0 million of advances from shareholders to additional paid-in capital as a result of an agreement with the state of Parana on January 29, 2002.



(7)Of the R$386.7 million of reserves that were capitalized through the share dividend, R$273.7 million had been recorded as appropriated retained earnings, R$40.0 million had temporarily been recorded as additional paid-in capital following its capitalization on January 29, 2002 and the remaining R$73.0 million has been recorded as unappropriated retained earnings.



     If the international underwriters' exercise their over-allotment option in full, after the global offering the number of preferred shares (including preferred shares represented by ADSs) will increase by 165,591,000 preferred shares, or approximately 57.1% of our then-outstanding preferred shares.


     Except as set forth above, there has been no material change in the capitalization of our company since December 31, 2001.

                                    DILUTION


     Our net tangible book value, which equals our total equity less our intangible assets, as of December 31, 2001 was R$924.8 million, or R$2.79 per share (common plus preferred). Net tangible book value per share is determined by dividing the net tangible book value as of December 31, 2001 by the number of outstanding common and preferred shares at that date. If this per-share amount is adjusted to reflect the share dividend (bonificacao) of 82,816,436 preferred shares on March 22, 2002 and the inclusion of R$40.0 million of advances from shareholders into Additional paid-in capital on January 29, 2002, at a ratio of
0.25 preferred shares for each existing share, our net tangible book value per share as of December 31, 2001 was R$2.33 per share.


     Dilution in net tangible book value per preferred share represents the difference between the amount per preferred share that you pay in the global offering and the net tangible book value per share immediately after the global offering.


     Based on the issuance by us of 144,000,000 preferred shares in the global offering (including preferred shares represented by ADSs), at an assumed initial public offering price of US$1.45 (R$3.36) per preferred share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2001 would have been R$1,434.4 million, or R$2.57 per preferred share. This represents an immediate increase or decrease, depending upon the initial public offering share price, in net tangible book value of R$0.24 per share to our existing shareholders and an immediate dilution in net tangible book value of R$0.79 per share to new investors. These calculations assume an exchange rate of R$2.3204 = US$1.00, which was the commercial selling rate published by the Central Bank of Brazil for December 31, 2001. The following table illustrates this per-share dilution:



                                                                PER
                                                              SHARE(2)
                                                              --------
Assumed initial public offering price per share.............  R$ 3.36
Net tangible book value per share as of December 31,
  2001(1)...................................................     2.33
Increase or decrease in net tangible book value per share
  attributable to
  new investors.............................................     0.24
Net tangible book value per share after the global
  offering..................................................     2.57
Dilution in net tangible book value per share to new
  investors.................................................    (0.79)


---------------


(1) Adjusted to reflect the share dividend (bonificacao) of 82,816,436 preferred shares distributed in respect of the common and preferred shares outstanding on March 22, 2002 and the inclusion of R$40.0 million of advances from shareholders into Additional paid-in capital on January 29, 2002.


(2) The discussion and table above assume no exercise of share options. To the extent that any share options are granted and exercised, it will likely result in further dilution to new investors.

     The following table summarizes, as of December 31, 2001, the total number of shares purchased from us, the total consideration paid to us and the average price paid per share by our existing shareholders and by our new public investors in the offering at an assumed initial public offering price of US$1.45 per preferred share. These figures are calculated after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and have been adjusted to reflect the share dividend (bonificacao) of 82,816,436 preferred shares on March 22, 2002.



                           SHARES PURCHASED          TOTAL CONSIDERATION
                         ---------------------   ----------------------------   AVERAGE PRICE
                           NUMBER      PERCENT         AMOUNT         PERCENT     PER SHARE
                         -----------   -------   ------------------   -------   -------------
Existing
  shareholders.........  414,082,182    74.20    R  $964,819,000.00    67.26       R$2.33
New public investors...  144,000,000    25.80        469,586,680.46    32.74         3.26
                         -----------   ------    ------------------   ------
Total..................  558,082,182   100.00      1,434,405,680.46   100.00         2.57
                         ===========   ======    ==================   ======



     If the international underwriters' over-allotment option is exercised in full, after the global offering the number of preferred shares (including preferred shares represented by ADSs) will increase by 165,591,000 preferred shares, or approximately 57.1% of our then-outstanding preferred shares.



     Some of our executives have acquired preferred shares in the last five years. Carlos Afonso Teixeira de Freitas, our Chief Executive Officer and a board member, acquired 37,261 preferred shares in January 2000 for R$1.61 per preferred share and 10,000 preferred shares in January 2000 for R$1.71 per preferred share. Ricardo Del Guerra Perpetuo, our Chief Financial Officer, acquired 10,000 preferred shares in January 2000 for R$1.61 per preferred share and 10,000 preferred shares in January 2000 for R$1.77 per preferred share.

                                 EXCHANGE RATES

     There are two principal foreign exchange markets in Brazil: the commercial market and the floating-rate market. Historically, Central Bank of Brazil rules delineated who could access these markets and under what circumstances.

     In 1999, the Central Bank of Brazil unified the operational limits applicable to these markets, leading to a convergence in their pricing and liquidity. However, each market remains subject to regulations specific to it. Most trade and financial foreign exchange transactions are carried out on the commercial exchange market. These transactions include the purchase or sale of preferred shares or the remittance outside Brazil of dividends or interest on equity with respect to preferred shares. The floating-rate market is the prevailing selling rate for the Real into Dollars, as reported by the Central Bank of Brazil, which applies to transactions not covered by the commercial market. Foreign currencies may only be purchased through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention.

     From its introduction on July 1, 1994 through March 1995, the Real depreciated against the Dollar. In 1995, the Central Bank of Brazil announced that it would intervene in the market and buy or sell Dollars, establishing a band in which the exchange rate between the Real and the Dollar could fluctuate. This policy resulted in a gradual devaluation of the Real relative to the Dollar. On January 13, 1999, due to monetary pressure, the band was set at R$1.20 and R$l.32 per US$1.00. Two days later, on January 15, 1999, due to market pressures, the Central Bank of Brazil abolished the band system and allowed the Real-Dollar exchange rate to float freely. As a result, the exchange rate dropped to R$2.1647 per US$1.00 on March 3, 1999. Since that time the Real-Dollar exchange rate has been established by the interbank market and has fluctuated considerably.

     In the past, the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. It is not possible to predict whether the Central Bank will continue to let the Real float freely or whether the Real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government's exchange rate policies may have on us.

     The following table shows the commercial selling rate for Dollars as determined by the Central Bank of Brazil for the periods and dates indicated.

PERIOD                                       LOW        HIGH     AVERAGE    PERIOD-END
------                                     --------   --------   --------   ----------
                                                       (REAIS PER US$1.00)
YEAR ENDED
December 31, 1997(1).....................  R$1.0395   R$1.1164   R$1.0808    R$1.1164
December 31, 1998(1).....................    1.1165     1.2087     1.1644      1.2087
December 31, 1999(1).....................    1.2078     2.1647     1.8514      1.7890
December 31, 2000(1).....................    1.7234     1.9847     1.8348      1.9554
December 31, 2001(1).....................    1.9357     2.8007     2.3532      2.3204

2001.....................................
MONTH ENDED
January 31, 2001(2)......................    1.9357     1.9753     1.9545      1.9711
February 28, 2001(2).....................    1.9739     2.0452     2.0019      2.0452
March 31, 2001(2)........................    2.0208     2.1616     2.0891      2.1616
April 30, 2001(2)........................    2.1384     2.3011     2.1925      2.1847
May 31, 2001(2)..........................    2.1957     2.3600     2.2972      2.3600
June 30, 2001(2).........................    2.2923     2.4748     2.3758      2.3049
July 31, 2001(2).........................    2.3249     2.5979     2.4660      2.4313
August 31, 2001(2).......................    2.4463     2.5585     2.5106      2.5517

PERIOD                                       LOW        HIGH     AVERAGE    PERIOD-END
------                                     --------   --------   --------   ----------
                                                       (REAIS PER US$1.00)
September 30, 2001(2)....................    2.5590     2.8007     2.6717      2.6713
October 31, 2001(2)......................    2.6866     2.7828     2.7402      2.7071
November 30, 2001(2).....................    2.4604     2.6820     2.5431      2.5287
December 31, 2001(2).....................    2.2930     2.4672     2.3627      2.3204
2002.....................................
MONTH ENDED
January 31, 2002(2)......................    2.2932     2.4384     2.3779      2.4138
February 28, 2002(2).....................    2.3482     2.4691     2.4196      2.3482
March 31, 2002(2)........................    2.3236     2.3663     2.3468      2.3236


---------------

     Source:  Central Bank of Brazil.
---------------


(1) "Average" represents the average of the exchange rates on the last day of each month in the period.


(2) "Average" represents the monthly average of the daily averages.


     On April 10, 2002, the commercial selling rate published by the Central Bank of Brazil was R$2.2728 = US$1.00.


     We will pay cash dividends and make any other cash distributions with respect to the preferred shares in Brazilian Reais. The depositary will convert, if able to do so, these Real amounts into Dollars and distribute them to ADS holders. Accordingly, exchange rate fluctuations will affect the Dollar amounts received by the holders of ADSs. Fluctuations in the exchange rate between the Real and the Dollar may also affect the Dollar price of the ADSs on the New York Stock Exchange and the Real price of the preferred shares on the Bovespa, where the preferred shares will trade in Brazil. The Federal Reserve Bank of New York has no buying rate for Reais.

                       SELECTED FINANCIAL AND OTHER DATA


     The following selected financial and other data should be read together with, and are qualified by reference to, our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The income statement and cash flow data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from our audited financial statements, which have been prepared in Brazilian Reais in accordance with U.S. GAAP. The income statement and cash flow data for the year ended December 31, 1997 and the balance sheet data as of December 31, 1997 are derived from unaudited financial information.



                                                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                1997       1998       1999       2000       2001      2001(1)
                                                              --------   --------   --------   --------   --------   ---------
                                                                               (IN MILLIONS OF R$ AND US$(2))
INCOME STATEMENT DATA
Gross operating revenue.....................................  R$ 482.3   R$ 518.2   R$ 582.7   R$ 672.8   R$ 761.6   US$ 328.2
Sales taxes.................................................     (13.1)     (14.0)     (21.6)     (25.2)     (11.7)       (5.0)
Net operating revenue.......................................     469.2      504.2      561.1      647.6      749.9       323.2
Cost of operations..........................................    (151.4)    (145.4)    (153.9)    (170.3)    (184.3)      (79.4)
General and administrative expenses.........................    (158.1)    (177.8)    (204.0)    (216.2)    (209.7)      (90.4)
Depreciation and amortization...............................     (49.2)     (54.5)     (55.3)     (63.4)     (70.4)      (30.3)
Net gain on settlement and curtailment of defined benefit
  pension plan..............................................        --         --         --       28.4         --          --
Other income, net...........................................       0.6        1.1        1.9        2.5        2.5         1.1
Operating income............................................     111.1      127.6      149.8      228.6      288.0       124.2
Financial income (expenses), net............................     (35.0)     (67.7)     (88.5)     (56.5)     (58.7)      (25.3)
Income before income taxes..................................      75.1       56.2       58.7      170.1      226.4        97.6
Provision for income taxes..................................     (33.1)     (11.8)      (6.8)     (30.5)     (48.6)      (20.9)
Net income..................................................      42.0       44.4       51.9      139.6      177.8        76.7
SHARE DATA(3)
Weighted average no. of shares outstanding..................     327.3      327.3      328.3      331.3      331.3           -
Weighted average no. of preferred shares outstanding........      37.5       37.5       38.4       41.4       41.4           -
Basic and fully diluted net income per preferred share(4)...     0.110      0.116      0.135      0.360      0.459       0.198
Basic and fully diluted net income per common share(4)......     0.100      0.105      0.122      0.327      0.417       0.180
BALANCE SHEET DATA
Cash and cash equivalents...................................       7.8       11.0       16.8       24.6       25.6        11.0
Accounts receivable, net of allowance for doubtful
  accounts..................................................      87.7      102.4      123.8      137.3      156.5        67.4
Total current assets........................................     133.4      156.6      187.6      221.2      238.0       102.6
Property, plant and equipment, net..........................   1,768.2    1,951.2    2,129.2    2,313.7    2,547.8     1,098.0
Total assets................................................   1,907.1    2,119.2    2,336.2    2.557.9    2,892.7     1,246.6
Total short-term debt and current portion of long-term
  debt......................................................      29.3       48.5       67.7       79.9      157.3        67.8
Advances from shareholders..................................      24.3       46.7       74.7      123.5      219.5        94.6
Total current liabilities(5)................................     171.9      209.7      268.9      403.5      578.5       249.3
Total long-term debt, less current portion..................     525.6      642.0      728.4      736.4      713.9       307.7
Long-term concession contract less current portion..........        --         --         --         --       46.1        19.9
Total long-term liabilities.................................     948.8    1,100.4    1,229.8    1,253.8    1,309.1       564.2
Shareholders' equity........................................     786.4      809.2      837.5      900.6    1,005.0       433.1
OPERATING DATA
Water connections (thousands)...............................     1,717      1,781      1,847      1,914      1,968          --
Wastewater connections (thousands)..........................       433        497        600        676        720          --
Total water and wastewater connections per employee(6)......       313        366        474        546        575          --
Average physical water loss(7)(%)...........................      19.4       16.0       15.3       14.9       14.8          --
Average non-physical water loss(8)(%).......................      19.0       24.0       22.9       22.3       22.2          --
Volume of water billed during period(9).....................       368        381        398        406        408          --
No. of employees(10)........................................     4,216      4,001      3,869      3,784      3,933          --
No. of outsourced employees.................................     2,656      2,214      1,292        953        736          --
Percentage of service areas served with water(%)............        98         98         99         99         99          --
Percentage of service areas served with wastewater(%).......        30         33         37         40         42          --
OTHER FINANCIAL DATA
Distributions per preferred share(5)(11)....................    0.0386     0.0660     0.0916     0.2511     0.2406      0.1037
Distributions per common share(5)(11).......................    0.0386     0.0660     0.0916     0.2283     0.2188      0.0943
Net cash provided by operating activities...................     136.5      153.3      212.4      272.3      308.5       133.0
Net cash used in investing activities.......................    (131.2)    (196.9)    (184.3)    (211.1)    (269.0)     (115.9)

                                                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------
                                                                1997       1998       1999       2000       2001      2001(1)
                                                              --------   --------   --------   --------   --------   ---------
                                                                               (IN MILLIONS OF R$ AND US$(2))
Net cash used in financing activities.......................       0.5       46.9      (22.3)     (53.4)     (38.6)      (16.6)
Adjusted EBITDA(12).........................................     160.3      182.1      205.1      291.9      358.5       154.5
Ratio of debt to shareholders' equity(13)%..................      70.6%      85.3%      95.1%      90.1%      86.7%         --
Ratio of total current assets to debt(13)%..................      24.0%      22.7%      23.6%      27.1%      27.3%         --


---------------

 (1) Translated at R$2.3204 = US$1.00, the commercial selling rate published by the Central Bank of Brazil for December 31, 2001.

 (2) Except financial ratios and per-share, per-ADS and operating data.


 (3) Adjusted for all periods to reflect the capitalization of reserves via a share dividend (bonificacao) of 82,816,436 preferred shares distributed to holders of common and preferred shares on March 22, 2002.



 (4) Stated in Reais and Dollars per share. Based on the average number of shares outstanding for the period. Preferred shares outstanding is adjusted to reflect the capitalization of reserves via a share dividend (bonificacao) of 82,816,436 preferred shares distributed to holders of common and preferred shares on March 22, 2002.



 (5) The amount as of December 31, 2001 includes advances from shareholders of R$179.5 million and R$68.1 million of short-term debt that are expected to be repaid with the proceeds of this offering.



 (6) Including both direct and outsourced employees, but not employees of third-party service providers as described in "Employees".



 (7) Average physical water loss for the period represents our estimate of the loss of water volume due to leakage and water used in the distribution process. Physical loss is calculated based on an average of the excess of nighttime water delivered to each network system over expected nighttime usage for that network system.



 (8) Average non-physical water loss for the period represents our estimate of the water we deliver but are unable to bill customers for (not attributable to physical loss) as a result of imprecisions in metering, billing losses, meter fraud, unauthorized connections and similar losses. Non-physical loss is calculated for each network system based on the difference between actual water volumes metered and volumes expected to be metered. Fire department usage and other authorized but unbilled official usage of water are included in non-physical water loss.



 (9) In millions of cubic meters.



(10) Does not include outsourced employees or the employees of third-party service providers as described in "Employees".



(11)Includes cash distributions only. This data reflects the year in which the distributions were declared. Cash distributions are paid as either dividends or interest on equity. Interest on equity is subject to withholding tax, which is not reflected here. Dividend payments are not subject to withholding tax. Historically, our distributions have principally been made as interest on equity. On March 22, 2002, we issued a share dividend (bonificacao) of 82,816,436 preferred shares to holders of common and preferred shares.



(12) We calculate earnings before interest, taxes, depreciation and amortization, or EBITDA, as operating income plus depreciation. For 2000, we have removed from EBITDA the one-time, non-cash net gain on settlement and curtailment of defined benefit pension plan of R$28.4 million. We have included information concerning EBITDA because we believe it is a standard financial statistic commonly reported and widely used by analysts and investors. We understand that EBITDA is also used by analysts and investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA is not recognized by U.S. GAAP, and each company uses its own method of calculating EBITDA. EBITDA data thus cannot easily be compared among companies. You should not rely on EBITDA as a substitute for evaluating our cash flows or operating income.



(13)For purposes of these ratios, debt includes short-term and long-term debt and has not been netted against cash and cash equivalents. Debt for these purposes includes only obligations for borrowed money and does not include installment payments or concession fees or other amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this discussion in conjunction with our financial statements and notes thereto and other financial information included elsewhere in this prospectus. All financial data in this section, unless otherwise stated, was prepared in accordance with U.S. GAAP.

INTRODUCTION


     We are a leading provider of water supply services and wastewater collection, treatment and disposal services in Brazil in terms of net profits, gross profits and net revenues, according to the July 2001 Balanco Anual. We operate almost exclusively in the state of Parana, where we provide services under concessions that are granted to us by each municipality that we serve. We hold concessions for water and wastewater services that cover 342 of the 399 municipalities in the state. Our service areas encompass 7.7 million people. Sixty percent of our common shares are held by the state of Parana.


  ECONOMIC ENVIRONMENT IN BRAZIL

     The Brazilian economic environment has at times been volatile and unstable. Brazil experienced a period of hyper-inflation from the mid-1980s through June 1994, with inflation levels exceeding 2,700% on an annualized basis in the first half of 1994. During this same period, the country had six different currencies.

     The introduction of the Real in July 1994, combined with some basic economic reforms, brought about a period of relative stability that lasted until early 1999. Inflation during this period was reduced to as low as 1.7% for 1998, as measured by the Indice Nacional de Precos ao Consumidor Amplo (the General National Consumer Price Index, or IPCA). The Real-Dollar exchange rate during this period was allowed to fluctuate within a slowly shifting band and moved from R$0.845 = $1.00 on January 2, 1995 to R$1.2087 = US$1.00 at December 31,
1998.

     In mid-January 1999, the Real, which had come under pressure for a variety of reasons, was allowed to float. Over the ensuing seven weeks, the Real-Dollar exchange rate increased from R$1.3193 = $1.00 to R$2.1647 = US$1.00. As of December 31, 2001, the Real-Dollar exchange rate was R$2.3204 = US$1.00. The rate of inflation increased markedly following the devaluation but returned to 8.9% for the full year in 1999. Inflation was 6.0% for 2000 and 7.67% for 2001, as measured by IPCA.


     The Brazilian GDP has increased since 1991, with an annually compounded growth rate of 2.66% per year for the ten-year period ended December 31, 2000, according to our calculations based on information obtained for 1998 to 2000 from the Instituto Brasileiro de Geografia e Estatistica -- IBGE (Brazilian Institute of Geography and Statistics) and for 1991 to 1997 from the Instituto Paranaense de Desenvolvimento Economico e Social -- IPARDES (Parana Institute of Economic and Social Development). With the exception of 1992, in which the Brazilian GDP decreased slightly, the GDP has risen each year and has risen by as much as 5.85% per year, as it did in 1994. The GDP of the state of Parana has generally grown at a rate slightly higher than the Brazilian GDP. For the same ten-year period ended December 31, 2000, we have calculated the annually compounded growth rate for the state of Parana as 3.7% per year.



  FOREIGN CURRENCY EXPOSURE



     All of our revenues and most of our expenses are denominated in Reais. In 2001, approximately 100% of our operating expenses were denominated in Reais, although the pricing of certain raw materials used in our water production plants and wastewater treatment centers is sensitive to fluctuations in exchange rates. Likewise, most of our debt is denominated in Reais. As of December 31, 2001, only R$87.5 million, or 10.0% of our debt was linked to a currency other than the Real. However, we expect that this percentage will increase significantly as a result of the Yen-linked loans that we expect to incur under the Paranasan program. We expect these loans to reach an aggregate outstanding amount of up to Y15.24 billion over the next three years (equivalent to R$269.8 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001).


  INFLATION

     Brazil has experienced modest rates of inflation over the past five years. The following table shows the inflation rates for each such year as measured by IPCA.

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                        1997   1998   1999   2000   2001
                                                        ----   ----   ----   ----   ----
Rate of inflation.....................................  5.2%   1.7%   8.9%   6.0%   7.7%


     Our financial results are not adjusted to remove the effects of inflation. Thus, real growth rates results from year to year will be less than the nominal growth rates derived from our financial statements, which include inflationary distortion. Likewise, we do not use inflationary accounting when calculating net losses or gains caused by foreign currency fluctuations.


RESULTS OF OPERATIONS

  OVERVIEW

     Our results of operations have generally improved over the past five years. Our results of operations are principally a function of:

     - our tariff rates;

     - our number of connections;

     - customer water consumption levels;

     - capital investments and improvements in productivity;

     - defaults and late payments;

     - cost of operations; and

     - financing costs.


     TARIFFS. As a public utility concessionaire, we are subject to state tariff regulation. Under current state policy, our tariffs are set at levels sufficient to cover our costs of operations and maintenance, depreciation, provisions for doubtful accounts and amortization of expenses and to provide a return on our investment. We submit our tariff rates to the governor of the state of Parana annually for review, typically in October. After review, the governor establishes the new tariff by decree which typically becomes effective in bills which have a due date of December 1 or later. The state of Parana is considering establishing a new regulatory agency that would set tariffs. We do not know if or when the state will create such an agency.


     In general, we seek to propose tariff increases at least equal to the inflation rate, and in the past we have generally been successful at keeping pace with inflation. Since our incorporation in 1963, each governor has promulgated our proposed tariff structure, with only minor adjustments. Based on information collected and published by the Brazilian Association of Sanitation Companies, we believe that our tariff rates are close to the average of the other Brazilian state-owned water companies operating in the more prosperous southern and southeastern regions of Brazil, although our rates are higher than the average rates for Brazil as a whole.

     Our tariff rate applies to the entire state, with limited exceptions described below. Our rate structure differentiates between type of customer and level of consumption. Customers that consume no more than 10 cubic meters of water per month, who live in a house no larger than 60 square meters and who earn, as a household, no more than double the minimum wage per month, are charged a discounted minimum amount, which we call the social tariff. Other residential users who consume no more than 10 cubic meters of water per month are charged a fixed minimum-consumption tariff. Residential customers who use 10 to 30 cubic meters of water per month are charged for consumption in excess of 10 cubic meters per month at the regular tariff rate. For usage levels higher than 30 cubic meters per month, the residential customer pays a higher tariff. Commercial, industrial and public-sector customers are similarly billed by customer category at different rates. Our tariff for wastewater is calculated as 80% of a customer's monthly water bill, regardless of volumes collected. In the municipalities of Curitiba and Maringa, for invoices due March 1, 2002 or later, the wastewater tariff was increased to 85% of the customer's bill for water usage.


     The following chart summarizes our tariff structure for each of the past five years, stated in Reais per cubic meter:

WATER SUPPLY
---------------------------------------------------------------------------------------
                                                                   JANUARY -   MARCH -
                                                                   FEBRUARY    DECEMBER
CUSTOMER CATEGORY               1998     1999     2000     2001     2002(1)    2002(1)
-----------------              ------   ------   ------   ------   ---------   --------
SOCIAL TARIFF(2).............  R$3.14   R$3.28   R$3.43   R$3.80    R$4.30      R$4.50
RESIDENTIAL
  0 - 10 m(3)(2).............    7.86     8.21     9.26    10.25     11.55       12.55
  11 - 30 m(3)(3)............    1.18     1.23     1.42     1.55      1.75        1.85
  over 30 m(3)(3)............    1.93     2.02     2.33     2.65      2.95        3.15
NON-RESIDENTIAL
(Commercial, industrial,
  governmental)
  0 - 10 m(3)(2).............   14.14    14.78    16.67    18.50     21.00       22.00
  over 10 m(3)...............    1.54     1.61     1.86     2.10      2.38        2.50

---------------

(1) Based on the tariff schedules issued by decree of the governor of the state of Parana on October 10, 2001.

(2) Between 0 and 10 cubic meters, we charge a single fixed rate, regardless of the volume consumed in this range.


(3) Since March 2002, the customer has been charged R$1.85 for each additional cubic meter over 10 cubic meters per month and less than 30 cubic meters per month. For each additional cubic meter over 30 cubic meters per month, the customer has been charged R$3.15 per cubic meter.


     With one of our key customers, Companhia de Bebidas das Americas -- AmBev, we have established different tariff levels for daytime and nighttime usage. Under our arrangements with AmBev, we charge a reduced industrial tariff for consumption from 9:00 p.m. to 7:00 a.m., when the demand for water in the Curitiba metropolitan region is lower than during the day, and a higher industrial tariff the remainder of the day. We will seek to explore similar arrangements with other major industrial customers in the future in order to greater equalize levels of demand at different times of day. A time-based tariff structure would not currently be feasible on a system-wide basis, due to the costs of putting in place a meter infrastructure that is sufficiently sophisticated.


     NUMBER OF CONNECTIONS. Our strategy includes maintaining nearly universal coverage of water service in our service areas, and aggressively expanding wastewater collection, treatment and disposal services. To accomplish these goals, we have been expanding both our water and wastewater networks over the past five years. The following chart shows the recent growth in the number of our water and wastewater connections:

                                                          AS OF DECEMBER 31,
                                                 -------------------------------------
                                                 1997    1998    1999    2000    2001
                                                 -----   -----   -----   -----   -----
Water connections..............................  1,717   1,781   1,847   1,914   1,968
Wastewater connections.........................    433     497     600     676     720

Our capital expenditure program contemplates a continuation of the trends illustrated above.

     In the area of water supply, we have largely reached the goal of universal water supply, with an estimated coverage of 99% of the population in our service areas as of December 31, 2001. Nonetheless, the Curitiba metropolitan region, which currently has a population of approximately 2.8 million, which includes Curitiba and 24 surrounding cities, is expected to grow at a rate of approximately 2.8% per year from 2005 to 2010, according to the Parana Institute of Economic and Social Development, or Instituto Paranaense de Desenvolvimento Economico e Social (IPARDES). Thus, in order to maintain nearly universal coverage, our capital expenditure program contemplates that our water supply services will need to expand at least at the same rate.


     We estimate that, as of December 31, 2001, approximately 42% of the population in our service areas is connected to our wastewater network, out of an estimated 80% needed to provide nearly universal coverage for our service areas. Rural areas, accounting for approximately 20% of the population in our service areas, are more efficiently served by decentralized means of wastewater treatment. Our capital expenditure program contemplates increasing this coverage level to 60% by the end of 2005 and to 66% by the end of 2010.


     WATER CONSUMPTION LEVELS. Our customers' average water consumption levels are relatively stable but vary somewhat depending on economic cycles, climatic conditions and other factors. In 1999, 2000 and 2001, our annual average volumes sold per connection were 215.6 cubic meters, 212.4 cubic meters and 207.7 cubic meters, respectively. Tariff increases, new taxes, economic constraints or droughts, among other reasons, could force the population in our service areas to reduce its water consumption pattern.

     Wastewater services are invoiced at 80% of each customer's monthly water bill, regardless of the volume of wastewater actually collected. The wastewater tariff has been increased to 85% of the customer's monthly water bill in the municipalities of Curitiba and Maringa, effective for all invoices with a due date of March 1, 2002 or later. We believe that there is an approximate correlation between water consumed by a customer and wastewater collected from that customer.

     SEASONALITY. We experience a moderate seasonal effect on our operations and financial results. The demand for water is highest during the summer months in Brazil (December through February), when water use increases. Water use generally decreases significantly during the winter months. Demand in the coastal region is chiefly a function of tourism, with the greatest demand occurring during the Brazilian summer holiday months.


     The following table shows the cyclicality of our gross operating revenues for each quarter of 1999, 2000 and 2001:


                              REVENUES BY QUARTER
                      (AS A PERCENTAGE OF ANNUAL REVENUES)


                                                              1999    2000    2001
                                                              ----    ----    ----
First quarter...............................................  24.1%   24.8%   25.2%
Second quarter..............................................  23.9%   24.5%   24.0%
Third quarter...............................................  24.8%   23.9%   23.7%
Fourth quarter..............................................  27.2%   26.8%   27.1%

     PRODUCTIVITY INCREASES. Our costs have generally not increased at the same rate as our revenues. During the past five years, we have made marked efforts to increase the productivity of our workforce. Among other things, we have reduced the number of our employees, both direct and indirect, and invested in plant and equipment. While the number of our third-party service providers has risen, these service providers generally perform services at a lower cost than did our direct employees who were formerly responsible for providing the same services. These measures have added to the quality and efficiency of our operations. From January 1, 1997 to December 31, 2001, the size of our workforce (direct and outsourced) decreased from 6,872 employees to 4,669 employees, while we made net aggregate investments in additions to property, plant and equipment during that period of R$992.5 million.


     The following graph shows the improvement in total connections per employee (direct and outsourced) since January 1, 1997. This graph does not reflect personnel employed by subcontractors, which increased during this period.



                TOTAL CONNECTIONS PER EMPLOYEE
[BAR CHART GRAPHIC]

1997                                                                              313
----                                                                              ---
1998                                                                            366.00
1999                                                                            474.00
2000                                                                            546.00
2001                                                                            575.00

     COST OF OPERATIONS. Our principal costs of operations are labor (including outsourced labor), depreciation of property, plant and equipment, and electricity, which is used in large quantities in our treatment stations and for pumps that move water and wastewater through the pipes in our network. The following chart details our principal expenses for 1999, 2000 and 2001:


                                        1999                2000                2001
                                  -----------------   -----------------   -----------------
                                  (MILLIONS           (MILLIONS           (MILLIONS
                                   OF R$)       %      OF R$)       %      OF R$)       %
                                  ---------   -----   ---------   -----   ---------   -----
Labor...........................   R$148.3     36.1%   R$154.4     36.8%   R$152.9     33.1%
Outsourced services.............      88.6     21.5       92.9     22.2       99.6     21.6%
Depreciation and amortization...      55.3     13.4       63.4     15.1       70.4     15.2%
Electricity.....................      42.8     10.4       49.3     11.7       57.1     12.4%
Supplies for operations and
  maintenance...................      18.7      4.5       21.1      5.0       23.2      5.0%
Chemicals.......................      11.4      2.8       13.2      3.2       14.9      3.2%
Pension and other benefits......      47.9     11.7       14.1      3.4       29.0      6.3%
Annual Incentive Compensation
  Program.......................       0.0      0.0       11.3      2.7        7.9      1.7
Other...........................      (1.7)    (0.4)      (0.6)    (0.1)       6.8      1.5%
                                   -------    -----    -------    -----    -------    -----
     Total......................   R$411.3    100.0%   R$419.1    100.0%   R$461.8    100.0%
                                   =======    =====    =======    =====    =======    =====

     We believe that our labor costs, administrative expenses and depreciation are relatively fixed costs, while electricity and chemicals are variable costs.

     WRITE-OFF POLICY. We consider the following factors in determining which assets are impaired or require write off:

     - the physical condition of the asset;

     - the economic feasibility of repairing the asset;

     - the lifespan of the asset; and

     - our need for the asset.

     We analyze overdue accounts receivable monthly. Based on our monthly analysis, we determine the amount to include in our allowance for doubtful accounts. Amounts owed by public-sector entities can often be recovered by offsetting our accounts receivable against our accounts payable with these entities or, in the case of the state of Parana, by offsetting our accounts receivable against the dividends due to the state of Parana as a shareholder.

     We are not permitted to write-off any amount owing to us from the municipalities, the state of Parana or entities controlled by the state of Parana.


     The following tables set forth the aging of accounts receivable at December 31, 1999, 2000 and 2001, in millions of Reais:



                                                                  1999
                       ------------------------------------------------------------------------------------------
                                                                                                         TOTAL
                                 FROM 1 TO 60   FROM 61 TO   FROM 181 TO   MORE THAN OF   TOTAL PAST    ACCOUNTS
                       CURRENT       DAYS        180 DAYS     360 DAYS       360 DAYS        DUE       RECEIVABLE
                       -------   ------------   ----------   -----------   ------------   ----------   ----------
Public Sector
  Municipalities.....   R$ 2.1      R$ 2.8        R$ 2.0        R$ 6.6       R$ 15.4       R$ 26.8       R$ 28.9
  State..............      1.5         2.8           2.6           0.7            --           6.1           7.6
  Federal............      0.2         0.3           0.2           0.1           1.4           2.0           2.2
                       -------     -------        ------       -------       -------        ------      --------
                           3.8         5.9           4.8           7.4          16.8          34.9          38.7
Private Sector.......     31.0        18.3           2.5           5.1          10.6          36.5          67.5
Unbilled.............     38.9          --            --            --            --            --          38.9
                       -------     -------        ------       -------       -------        ------      --------
  Total..............  R$ 73.7     R$ 24.2        R$ 7.3       R$ 12.5       R$ 27.4       R$ 71.4      R$ 145.1
                       =======     =======        ======       =======       =======        ======      ========



                                                                  2000
                       ------------------------------------------------------------------------------------------
                                                                                                         TOTAL
                                 FROM 1 TO 60   FROM 61 TO   FROM 181 TO   MORE THAN OF   TOTAL PAST    ACCOUNTS
                       CURRENT       DAYS        180 DAYS     360 DAYS       360 DAYS        DUE       RECEIVABLE
                       -------   ------------   ----------   -----------   ------------   ----------   ----------
Public Sector
  Municipalities.....   R$ 1.8      R$ 2.6        R$ 2.1        R$ 8.3       R$ 23.2       R$ 36.2       R$ 38.0
  State..............      1.7         3.2           2.9           1.4           0.0           7.5           9.2
  Federal............      0.3         0.3           0.2           0.0           1.4           1.9           2.2
                       -------     -------        ------       -------       -------        ------      --------
                           3.8         6.1           5.2           9.7          24.6          45.6          49.4
Private Sector.......     34.0        21.4           3.9           7.7          13.7          46.7          80.7
Unbilled.............     39.4          --            --            --            --            --          39.4
                       -------     -------        ------       -------       -------        ------      --------
  Total..............  R$ 77.2     R$ 27.5        R$ 9.1       R$ 17.4       R$ 38.3       R$ 92.3      R$ 169.5
                       =======     =======        ======       =======       =======        ======      ========

                                                                  2001
                       ------------------------------------------------------------------------------------------
                                                                                                         TOTAL
                                 FROM 1 TO 60   FROM 61 TO   FROM 181 TO   MORE THAN OF   TOTAL PAST    ACCOUNTS
                       CURRENT       DAYS        180 DAYS     360 DAYS       360 DAYS        DUE       RECEIVABLE
                       -------   ------------   ----------   -----------   ------------   ----------   ----------
Public Sector
  Municipalities.....   R$ 1.9      R$ 2.8        R$ 1.9        R$ 6.6       R$ 28.5       R$ 39.8       R$ 41.7
  State..............      1.7         3.2           2.9            --           0.0           6.1           7.8
  Federal............      0.5         0.4           0.1           0.0           1.4           1.9           2.4
                       -------     -------        ------       -------       -------       -------      --------
                           4.1         6.4           4.9           6.6          29.9          47.8          51.9
Private Sector.......     39.2        27.3           4.2           7.8          17.2          56.5          95.7
Unbilled.............     44.2          --            --            --            --            --          44.2
                       -------     -------        ------       -------       -------       -------      --------
  Total..............  R$ 87.5     R$ 33.7        R$ 9.1       R$ 14.4       R$ 47.1      R$ 104.3      R$ 191.8
                       =======     =======        ======       =======       =======       =======      ========


     FINANCING COST. Our status as a state-owned company performing a public service has in the past given us access to funding from various Brazilian governmental sources. Much of this financing has been on terms and at rates that are considerably more favorable than could be obtained by private companies.


     A significant portion of our anticipated expansion over the next three years will be funded under the "Paranasan" program. This program is partially funded by the Japanese Bank for International Cooperation, or JBIC, to finance the expansion of water supply and wastewater collection, treatment and disposal facilities in the Curitiba metropolitan region and in the coastal area of the state. Funds disbursed to the state of Parana as part of the JBIC loan after December 31, 2001 will be on-lent to us under a "mirror" loan agreement under which the principal and interest are calculated in Yen, but are payable in Reais at the current exchange rate on each date of payment. We expect that draws under the loan made after December 31, 2001 will reach an aggregate outstanding amount of up to Y15.24 billion over the next three years (equivalent to R$269.8 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001). These disbursements are repayable in installments over 12 years (2011 to 2023). This loan will accrue interest at a rate of 4.0% per year, in the case of disbursements allocable to construction, and at a rate of 2.3% per year, in the case of disbursements allocable to consulting and design services.



     Amounts disbursed under this program prior to December 31, 2001 are treated as advances from shareholders for capital increases. A portion of these amounts will be repaid to the state of Parana out of the proceeds of this offering, and the remainder will be treated as a capital contribution by the state. As of December 31, 2001, the total amount disbursed under the Paranasan loan and advanced to us was Y7.7 billion (equivalent to R$136.9 million, or US$59.0 million at the commercial selling rate on December 31, 2001).


     We cannot assure you that we will be able to continue to incur debt in the future on terms and at rates as favorable as those that have been possible to date.

  RESULTS OF OPERATIONS AS A PERCENTAGE OF GROSS OPERATING REVENUE

     The following table shows each item on our income statement, calculated as a percentage of gross operating revenue, for the years ended December 31, 1999, 2000 and 2001.


                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                              1999      2000      2001
                                                              -----     -----     -----
INCOME STATEMENT DATA
Gross operating revenue.....................................  100.0%    100.0%    100.0%
Sales taxes.................................................   (3.7%)    (3.7%)    (3.8%)
Credit for prior periods' sales taxes.......................     --        --       2.2%
Net operating revenue.......................................   96.3%     96.3%     98.4%
Cost of operations..........................................  (26.4%)   (25.3%)   (24.2%)
General and administrative expenses.........................  (35.0%)   (32.1%)   (27.5%)
Depreciation................................................   (9.5%)    (9.4%)    (9.2%)
Net gain on settlement and curtailment of defined-benefit
  pension plan..............................................     --       4.2%       --
Other income................................................    0.3%      0.4%      0.3%
Operating income............................................   25.7%     34.1%     37.8%
Interest expense............................................  (11.6%)    (8.5%)    (6.8%)
Interest income.............................................    1.3%      1.0%      0.9%
Foreign exchange losses, net................................   (4.9%)    (1.0%)    (1.9%)
Other non-operating income..................................   (0.4%)    (0.3%)    (0.3%)
Provision for income taxes..................................   (1.2%)    (4.5%)    (6.4%)
Net income..................................................    8.9%     20.8%     23.3%


  YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000


     GROSS OPERATING REVENUE. Gross operating revenue increased 13.2% to R$761.6 million for the year ended December 31, 2001 from R$672.8 million in 2000. Of this amount, 74.1% was attributable to water operations and 25.9% to wastewater operations. The increase in gross operating revenue is explained as follows:



     - WATER SUPPLY. Revenues from water supply operations increased 12.3% in 2001 from 2000, principally as a result of weighted average tariff increases (based on volume consumed) of 10.9% in December 2000, which were reflected in payments made at the beginning of January 1, 2001. The number of water supply connections increased 2.8% to 1.97 million as of December 31, 2001 from 1.91 million as of December 31, 2000. Amortization of deferred income relating to initial connection charges was R$5.9 million in 2001 compared to R$5.7 million in 2000. However, because per-customer consumption levels decreased, the volume of water billed increased only 0.5% to 408.6 million cubic meters for 2001 from 406.5 million cubic meters for 2000. We believe that the decrease in consumption levels resulted principally from the energy crisis in Brazil, which resulted in the government promoting energy and water conservation.



     - WASTEWATER. Revenues from wastewater services increased 15.9% in 2001 compared with 2000. The volume of wastewater billed increased 4.9% to
       183.6 million cubic meters for 2001 from 175.0 million cubic meters for 2000. The number of wastewater connections increased 6.5% to 720,000 in 2001 from 676,000 in 2000. Amortization of deferred income related to initial connection charges was R$2.9 million in 2001 compared to R$2.4 million in 2000. The water tariff increases of 10.9% that became effective in December 2000 resulted in increased wastewater revenue beginning in January 2001, since wastewater is invoiced at 80% of a customer's monthly water bill.

     SALES TAXES. As a percentage of gross operating revenue, sales taxes were 3.8% in 2001 and 3.7% in 2000. As a result of an increase in our revenues, sales taxes increased 14.7% to R$28.9 million in 2001 from R$25.2 million in 2000. Sales taxes are calculated based on gross operating revenues plus non-operating revenues and financial revenues. These sales taxes consist of a federal tax for worker assistance programs, or PASEP, of 0.65%, and a federal tax for social welfare programs, or COFINS, of 3.0%.


     CREDIT FOR PRIOR PERIODS' SALES TAXES. In 2001, we benefited from a one-time judicial decision providing us with a R$17.2 million credit for sales taxes paid in prior periods. There was no equivalent credit in 2000.


     NET OPERATING REVENUE. Net operating revenue increased 15.8% to R$749.9 million in 2001 from R$647.6 million in 2000, as a result of the increase in gross revenues and the one-time credit for prior periods' sales taxes.


     COST OF OPERATIONS. Cost of operations increased 8.2% to R$184.3 million in 2001 from R$170.3 million in 2000. This R$14.0 million increase is principally accounted for by an increase of R$7.5 million, or 53.6% of the total increase, in costs of electricity, mainly due to tariff increases, and an increase of R$2.7 million, or 19.3% of the total increase, in raw materials costs, principally consisting of increases in the cost and volume of chemicals used in our treatment processes.


     In 2001, our water and wastewater operations accounted for 86.6% and 13.4%, respectively, of cost of operations compared with 87.5% and 12.5% in 2000. As a percentage of gross operating revenue, cost of operations decreased to 24.2% in 2001 from 25.3% in 2000.



     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased 3.1% to R$209.6 million in 2001 from R$216.2 million in 2000. This decrease of R$6.6 million is principally due to a reduction in the allowance for doubtful accounts and changes in our pension plan. As a percentage of gross operating revenue, general and administrative expenses decreased to 27.5% in 2001 from 32.1% in 2000.



     Public-sector accounts receivable represent 35.2% of total billed accounts receivable in 2001 compared to 37.9% in 2000. Public-sector accounts receivable past due over 60 days were R$41.3 million in 2001 compared to R$39.5 million in 2000. We do not record provisions for past due public-sector receivables. Under Brazilian law, the federal, state and municipal governments are required to pay the expenses they incur. Therefore, we expect to recover a substantial portion of our past due public-sector accounts receivable. In January 2002, we concluded negotiations with the state of Parana and the municipality of Curitiba to collect R$14.1 million in accounts receivable past due at December 31, 2001.



     Private-sector accounts receivable represent 64.8% of total billed accounts receivable in 2001 compared to 62.1% in 2000. Private-sector accounts receivable past due over 60 days were R$29.2 million in 2001 compared to R$25.3 million in 2000. For private-sector customers, typically we disconnected water services when a customer was over 60 days past due and will reestablish service when the customer either pays or renegotiates the past due amounts. At December 31, 2001, account receivable balances due from customers who had their service disconnected were R$14.6 million compared to R$10.2 million in 2000. These amounts were fully provided for in the allowance for doubtful accounts.


     The provision for tax and legal proceedings increased to R$14.4 million in 2001 from R$6.2 million in 2000, resulting from additional environmental, labor and civil claims recorded in 2001.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 11.0% to R$70.4 million in 2001 from R$63.4 million in 2000. This increase of R$7.0 million is due to an increase in property, plant and equipment in 2001, due principally to expansion of the water distribution and wastewater collection systems. As a percentage of gross operating revenue, depreciation and amortization expenses remained relatively stable at 9.2% in 2001 compared to 9.4% in 2000.


     OTHER INCOME, NET. Other income, net, remained stable in 2001 at R$2.5 million. Other income, net, consisted principally of income received for providing technical advisory services to four companies.

     INTEREST EXPENSE. Interest expense decreased 10.6% to R$51.4 million in 2001 from R$57.5 million in 2000. This reduction is principally due to lower interest rates applicable to a portion of our Real-denominated floating-rate debt during 2001, which was partially offset by slightly higher average loan balances.



     INTEREST INCOME. Interest income decreased 8.1% to R$6.8 million in 2001 from R$7.4 million in 2000. We earn interest income from earnings on short-term investments and from charging interest on our accounts receivable. We had an increase in customers with past due accounts during the period in 2001, due to temporary restraints on enforcement actions against customers in the city of Londrina and certain smaller municipalities, which resulted in our having less cash available for short-term investments. The resulting decrease in interest income was partially offset by interest received on the increased level of past due accounts receivable.



     FOREIGN EXCHANGE LOSSES, NET. Foreign exchange losses, net, increased to R$14.1 million in 2001 from R$6.4 million in 2000. We realized foreign exchange losses on our Dollar-linked loans. The increase in foreign exchange losses for 2001 relates to the effect of the significant devaluation of the Real on a Dollar-linked long-term loan entered into with IBRD, which had an outstanding balance of US$37.7 million as of December 31, 2001.


     OTHER NON-OPERATING EXPENSES, NET. Other non-operating expenses, net, increased 52.6% to R$2.9 million in 2001 from R$1.9 million in 2000. Other non-operating expenses consist principally of losses from fixed assets sold.


     PROVISION FOR INCOME TAXES. The provision for income taxes increased 59.3% to R$48.6 million in 2001 from R$30.5 million in 2000. This increase is principally the result of the increase in taxable income through December 31, 2001. As a percentage of income before taxes, the provision for income taxes was 21.5% in 2001 and 17.9% in 2000. This difference in effective tax rate results from the application of a similar level of income-tax adjustments to a higher level of pre-tax income in 2001.



     NET INCOME. Net income increased 27.4% to R$177.8 million in 2001 from R$139.6 million in 2000. This increase was a result of the factors discussed above.


 YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999


     GROSS OPERATING REVENUE. Gross operating revenue increased 15.5% to R$672.8 million in 2000 from R$582.7 million in 1999. Of this amount, 74.7% was attributable to water operations and 25.3% to wastewater operations. The increase in gross operating revenue is explained as follows:



     - WATER SUPPLY. Revenues from water supply operations increased 12.9% in 2000 compared to 1999. Additional revenue resulted from weighted average tariff increases (based on volume consumed) of 3.0% that were reflected in payments made beginning March 1, 2000 and increases of 10.0% that were reflected in payments made beginning December 1, 1999. The number of water supply connections increased 5.6% to 1.9 million in 2000 from 1.8 million in 1999, which contributed to the increase in water billed. Amortization of deferred income related to initial connection charges was R$5.7 million in 2000 compared to R$4.9 million in 1999. The volume of water billed increased 2.0% to 406 million cubic meters in 2000 from 398 million cubic meters in 1999. Although tariffs are reviewed once a year, they may become effective in installments.



     - WASTEWATER. Revenues from wastewater services increased 23.8% in 2000 compared with 1999. The volume of billed wastewater increased 11.7% to
       175.1 million cubic meters in 2000 from 156.8 million cubic meters in 1999. Amortization of deferred income related to initial connection charges was R$2.4 million in 2000 compared to R$1.4 million in 1999. The number of wastewater connections increased 12.6% to 676,000 in 2000 from 600,200 in 1999. The water tariff increases outlined above resulted in a corresponding increase in wastewater revenue.



     SALES TAXES. As a percentage of gross operating revenue, sales taxes remained stable at 3.7% in 2000 and 1999. Sales taxes increased 16.7% to R$25.2 million in 2000 from R$21.6 million in 1999.

     NET OPERATING REVENUE. Net operating revenue increased 15.4% to R$647.6 million in 2000 from R$561.1 million in 1999 as a result of the increase in gross revenues.



     COST OF OPERATIONS. Cost of operations increased 10.7% to R$170.3 million in 2000 from R$153.8 million in 1999. This R$16.5 million increase is due to several factors. There was an increase of R$6.0 million relating to network maintenance services, which was principally due to an increase in the cost of PVC pipes and connections used in preventative maintenance programs, and an increase in the cost of hiring third-parties to perform the corrective maintenance. Another increase of R$6.0 million in costs of electricity is due to a 15.4% tariff increase. Increases in raw materials costs, consisting of increases in the cost of chemicals used in our treatment processes and maintenance and operation materials, also contributed to an increase in cost of operations.


     These increases were partially offset by a decrease in personnel-related expenses of R$1.1 million, or 2.2%, compared to 1999, due to personnel and overtime reductions. In 2000, we reduced our number of direct employees by 85 and our number of outsourced personnel by 339. In 2000, our water and wastewater operations accounted for 85.8% and 14.2%, respectively, of cost of operations, compared to 89.8% and 10.2% in 1999.


     As a percentage of gross operating revenue, cost of operations decreased to 25.3% in 2000 from 26.4% in 1999.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 6.0% to R$216.2 million in 2000 from R$204.0 million in 1999. This increase of R$12.2 million is principally due to increases in the allowance for doubtful accounts.


     As a percentage of gross operating revenue, general and administrative expenses decreased to 32.1% in 2000 from 35.0% in 1999.



     Public-sector accounts receivable represent 37.9% of total billed accounts receivable in 2000 compared to 36.5% in 1999. Public-sector accounts receivable past due over 60 days were R$39.5 million in 2000 compared to R$29.1 million in 1999. We do not record provisions for past due public sector receivables. Under Brazilian law, the federal, state and municipal governments are required to pay the expenses they incur. Therefore, we expect to recover a substantial portion of our past due public-sector accounts receivable.



     Private-sector accounts receivable represent 62.1% of total billed accounts receivable in 2000 compared to 63.5% in 1999. Private-sector accounts receivable past due over 60 days were R$25.3 million in 2000 compared to R$18.2 million in 1999. At December 31, 2000, account receivable balances due from customers who had their service disconnected were R$10.2 million compared to R$7.9 million in 1999. These amounts were fully provided for in the allowance for doubtful accounts. Bad-debt expense increased to R$9.5 million in 2000 from R$1.0 million in 1999. During 2000 and 1999, we implemented more concerted efforts to locate private sector customers with past due balances. Based on these efforts, we were able to refine our estimates of uncollectible accounts in 2000.


     The provision for tax and legal proceedings decreased to R$6.2 million in 2000 from R$18.5 million in 1999. Beginning in 1996, we started utilizing contracted labor services. These employees were typically under contract for two years. During 1999, many of these contracts expired, and we received a greater amount of labor claims, resulting in a larger provision recorded in 1999.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 14.6% to R$63.4 million in 2000 from R$55.3 million in 1999. This increase of R$8.1 million is due to an increase in property, plant and equipment in 2000, due principally to expansion of the water distribution and wastewater collection systems. As a percentage of gross operating revenue, depreciation and amortization remained relatively stable at 9.4% in 2000 compared to 9.5% in 1999.


     NET GAIN ON SETTLEMENT AND CURTAILMENT OF DEFINED PENSION PLAN. During 2000, we curtailed our defined-benefit pension plan and instituted a defined-contribution pension plan and settled certain disputes relating to payments under our pension plan. As a result, we recognized a one-time gain of R$28.4 million.

     OTHER INCOME, NET. Other income, net, increased 31.6% to R$2.5 million in 2000 from R$1.9 million in 1999. Other income consists principally of income received in exchange for providing technical advisory services.



     INTEREST EXPENSE. Interest expense decreased 14.7% to R$57.5 million in 2000 from R$67.4 million in 1999. This decrease is principally due to the lower interest rates applicable to our Real-denominated floating-rate debt and accrued taxes during 2000 compared with 1999.


     INTEREST INCOME. Interest income on financial investments decreased 3.9% to R$7.4 million in 2000 from R$7.7 million in 1999. This decrease is largely the result of lower than average interest rates in 2000 than in 1999.

     FOREIGN EXCHANGE LOSSES, NET. Foreign exchange losses, net, decreased 77.8% to R$6.4 million in 2000 from R$28.8 million in 1999. We realized foreign exchange losses on our Dollar-linked loans, which totaled US$41.8 million and US$47.3 million at December 31, 2000 and 1999, respectively. This decrease in foreign exchange losses is principally the result of a lower rate of depreciation of the Real in 2000 than in 1999, when the government introduced a floating-rate currency policy which resulted in significant devaluation early in the year.

     OTHER NON-OPERATING EXPENSES, NET. Other non-operating expenses, net, decreased 26.9% to R$1.9 million in 2000 from R$2.6 million in 1999. Other non-operating expenses consists principally of losses from assets sold.


     PROVISION FOR INCOME TAXES. Provision for income taxes increased 348.5% to R$30.5 million in 2000 from R$6.8 million in 1999. This increase is principally the result of our higher profits and a special one-time tax credit relating to a temporary increase in sales tax for 1999. This was partially offset by a decrease in the statutory tax rate to 34% for 2000 from 37% for 1999. As a percentage of income before taxes, provision for income taxes was 17.9% in 2000 and 11.6% in 1999.



     NET INCOME. Net income increased 169.0% to R$139.6 million in 2000 from R$51.9 million in 1999. This increase was a result of the factors discussed above.


LIQUIDITY AND CAPITAL RESOURCES


  CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001


     The following table summarizes our cash flow activity during the years ended December 31, 1999, 2000 and 2001.

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1999        2000        2001
                                                           --------    --------    --------
                                                                 (IN MILLIONS OF R$)
Net cash provided by operating activities................    212.4       272.3       308.5
Net cash used in investing activities....................   (184.3)     (211.1)     (269.0)
Net cash used in financing activities....................    (22.3)      (53.4)      (38.6)


     CASH FLOWS FROM OPERATING ACTIVITIES. Our cash flows from operations was R$308.5 million in 2001, R$272.3 million in 2000 and R$212.4 million in 1999. These increases in cash flows from operations reflect annual increases in our tariffs and increases in volume of water sold as a result of the expansion of our system, as compared to cost of operations.



     CASH FLOWS FROM INVESTING ACTIVITIES. Our net cash used in investing activities was R$269.0 million in 2001, R$211.1 million in 2000 and R$184.3 million in 1999. These figures reflect the high level of our investment in expanding our water production and distribution systems, wastewater collection, treatment and disposal systems and in building new dams and reservoirs in each of these years. The amount for 2001 also includes R$17.4 million paid as a first installment on the Curitiba concession.



     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash used in financing activities was R$38.6 million in 2001, R$53.4 million in 2000 and R$22.3 million in 1999. Our negative cash flows from financing activities in 1999 and subsequent periods is a result of Caixa Economica Federal, a Brazilian development bank, suspending financing for sanitation companies in 1998. The figures in this paragraph reflect advances from shareholders.


  PAST AND ANTICIPATED CAPITAL EXPENDITURES



     From 1999 to 2001, we spent a total of R$647.0 million on capital expenditures. In the near future, we will require financing primarily to fund the expansion of our water production and distribution systems and wastewater collection, treatment and disposal systems and in building new dams and reservoirs. We may also make capital expenditures in order to acquire new concessions or stakes in other sanitation companies. The following table summarizes our capital expenditure plan over the next five years.



                           2002      2003      2004      2005      2006      TOTAL
                          -------   -------   -------   -------   ------   ---------
                                             (IN MILLIONS OF R$)
Water...................  R$123.5   R$111.3   R$ 39.2   R$ 24.5   R$13.7   R$  312.2
Wastewater..............    229.8     292.2      82.1      39.6     41.1       684.8
Operational
  improvements..........     29.6      33.6      38.4      39.9     40.9       182.4
                          -------   -------   -------   -------   ------   ---------
New businesses..........     20.0      40.0        --        --       --        60.0
                          -------   -------   -------   -------   ------   ---------
     Total..............  R$402.9   R$477.1   R$159.7   R$104.0   R$95.7   R$1,239.4
                          =======   =======   =======   =======   ======   =========


     The anticipated levels of capital expenditures for 2002 and 2003 are higher than in other years because of scheduled expenditures under the Paranasan program.


     SHORT-TERM DEBT. On July 3, 2001, we issued R$74.0 million face amount of zero-coupon commercial paper notes due June 28, 2002, which had a present value of R$68.1 million at December 31, 2001. We entered into swap contracts in July 2001 to swap the interest rate of such commercial paper from a fixed effective rate of 18.56% per year into 101.7% of CDI (Certificado de Deposito Interbancario -- the Brazilian Interbank Deposit Certificate rate).



     LONG-TERM DEBT. To finance the expansion of our water production and distribution systems, wastewater collection, treatment and disposal systems and to build new dams and reservoirs, we have incurred indebtedness from various sources, mostly governmental. The following table summarizes our long-term indebtedness as of December 31, 2001. Figures in this table do not include advances from shareholders, which are treated as short-term debt.


                     LONG-TERM DEBT AS OF DECEMBER 31, 2001


                              PRINCIPAL
LENDER                       OUTSTANDING       CURRENCY   MATURITY            INTEREST RATE            AMORTIZATION
------                   -------------------   --------   --------    ------------------------------   ------------
                         (IN MILLIONS OF R$)
Banco do Brasil S.A.....       R$298.2         Real       03/2014     TR + 7.504%(1)(2)                Monthly(2)
IBRD (Prosam)(3)........        87.5(4)        Dollar     08/2007     5.01%(5)                         Semiannual
IDB (PR Urbano).........          57.9         Real       02/2006(6)  TR + (8.00% to 10.14%)(1)(2)     Monthly(2)
IBRD (PEDU).............          69.5         Real       06/2009(6)  TR + 10.18%(1)(4)                Monthly(2)
Caixa Economica
  Federal...............         256.1         Real       11/2019(6)  TR + (5.00% to 12.00%)(1)(2)     Monthly(2)
Supplier financing......          33.3         Real       02/2005(6)  TJLP + (5.84% to 7.72%)(7)(8)    Monthly(8)
Maringa municipality....           0.5         Real       03/2014     TR + 6.00%(1)(2)                 Monthly(2)


---------------


(1) "TR" refers to the Central Bank of Brazil's short-term floating reference rate, the Taxa Referencial (Reference Rate). The TR was created as reference interest rate but is used in some situations as a monetary-adjustment index.



(2) Under these loans, the portion of each interest payment that corresponds to the Taxa Referencial (Reference Rate) (deemed to be a monetary adjustment of the principal amount) is capitalized on a monthly basis, and that capitalized portion is included in the principal to be amortized. Thus, the amortization payment increases over time. The portion of the interest payment that corresponds to the interest spread is paid on a current basis, based on the interest periods applicable to each loan.

(3) Represents loans by the specified lender to the state of Parana, which were on-lent by the state to us on the same terms received by the state.


(4) The outstanding amount of this loan in Dollars was US$37.7 million on December 31, 2001.


(5) The interest rate is stated as a fixed rate but is subject to renegotiation on a semiannual basis based on changes in market interest rates.

(6) Each of these entities has made more than one loan to us at various dates in the past. The maturity date indicated is the last maturity date to occur on any of the loans from this entity.

(7) "TJLP" refers to the Central Bank of Brazil's long-term floating reference rate, the Taxa de Juros de Longo Prazo (Long-Term Interest Rate). The TJLP was created as reference interest rate but is used in some situations as a monetary-adjustment index.


(8) These amounts consist of payments to service suppliers under the applicable construction contracts. The delayed payments under these contracts are paid in installments, generally over a three- to five-year period. Interest on these delayed payments is generally capitalized on a monthly basis based on the TJLP floating reference rate plus an interest spread.



     In addition to these obligations for borrowed money, we are obligated to pay a concession fee of R$125.0 million to the municipality of Curitiba over a 30-year period, together with the periodic payment of an adjustment amount based on the Brazilian consumer price index. We paid R$17.4 million of this amount to the municipality of Curitiba in December 2001. At December 31, 2001, the present value of this liability was R$62.8 million.


  ANTICIPATED SOURCES OF FUNDS

     Prior to 1998, we relied principally on loans from Caixa Economica Federal, Banco do Brasil, and, to a lesser extent, on loans from international development agencies to fund the expansion of our water and wastewater networks. Beginning in early 1998, Caixa Economica Federal sharply limited the amount of new credit lines it extended for our benefit and the benefit of other public sanitation companies in Brazil, as a result of changes in governmental policies. From that period to the present, the on-going expansion of our network has been financed by disbursements under lines of credit already in place with Caixa Economica Federal, disbursements from the state of Parana under pre-arranged loans to the state from international development banks, out of our operational cash flows and through arrangements with our contractors for deferred payments.


     A portion of the capital needed for our projected investment program for 2002-2004 is expected to come from the Paranasan program, which is based on a loan agreement entered into on January 8, 1998 between the state of Parana and the Japan Bank for International Cooperation, known as JBIC. Under this program, JBIC has agreed to make a loan to the state in an aggregate amount of up to Y23.69 billion (equivalent to approximately R$419.4 million, or US$180.7 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001), to be disbursed over an eight-year period starting in 1998 for the development and construction of water and wastewater projects in the state of Parana. The grace period on the loan is seven years, and the loan will be subsequently amortized over 18 years (2005 to 2023). The first amortization payment by the state of Parana is due in January 2005. Interest will accrue at a rate of 4.0% on the portion allocated to construction and at a rate of 2.3% on the portion allocated to consulting and design. Of the total loan amount, up to Y17.47 billion is to be allocated to construction (equivalent to approximately R$309.3 million, or US$133.3 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001) and up to Y4.06 billion is to be allocated to consulting and design (equivalent to approximately R$71.8 million, or US$30.9 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001). The remaining Y2.16 billion (equivalent to approximately R$38.3 million, or US$16.5 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001) is for contingencies and will be allocable either to construction or to consulting and design upon its being drawn.


     At December 31, 2001, the total amount disbursed to the state of Parana and advanced to us under the Paranasan program was Y7.7 billion (equivalent to R$136.9 million, or US$59.0 million at the commercial selling rates published by the Central Bank of Brazil on December 31, 2001). On January 29, 2002, we entered into a "mirror" loan agreement with the state of Parana, under which the state agreed to forward to us the remaining amounts to be received by it under the Paranasan program, up to Y15.24 billion (equivalent to approximately R$269.8 million, or US$116.3 million, at the commercial selling rate on December 31,
2001), and we agreed to repay to the state all amounts that become due under the program, at the times specified in the program. This "mirror" loan agreement covers amounts disbursed on or after January 1, 2002, which we will start repaying to the state in 2011. From 2005 to 2011, the state of Parana will repay amounts received under this loan prior to January 1, 2002.



     We expect that much of our expansion over the next three years will be paid out of operating cash flows and with proceeds from the undrawn portion of the Paranasan project. In addition, a portion of our expansion will be financed with the proceeds of the global offering and, as needed, additional borrowings from commercial banks or governmental development banks. As of December 31, 2001, we have in place undrawn commitments on outstanding credit facilities in an aggregate undrawn amount of R$19.1 million. We believe that, for at least the next three years, our cash flows from operations and these sources of financing will be adequate to meet all of our anticipated obligations and capital expenditure and dividend requirements. However, if our obligations and capital expenditure requirements are in excess of anticipated levels, or if our cash flows from operations are lower than anticipated, we may be required to seek additional equity financing or debt financing or to scale back our capital expenditure program.



  ADVANCES FROM SHAREHOLDERS



     The majority of advances from shareholders were received from the state of Parana under the Paranasan program to enable us to finance a portion of the construction of certain water and wastewater systems. We initially considered those amounts as advances for capital increases in an aggregate amount of R$136.9 million at December 31, 2001. There were no contractual due dates or interest charges for these advances. On January 29, 2002 we signed a formal agreement with the state of Parana, under which a portion of the total amount advanced to us will be returned to the state of Parana out of the proceeds of this offering.



     In addition, between 1996 and 2000, the state of Parana paid R$44.0 million to COPEL (a shareholder of Domino and controlled by the state of Parana) on our behalf. Additionally, during the same period, we had accrued amounts owed to the state of Parana for loans (R$6.6 million) and dividends (R$11.1 million) totaling R$17.7 million.



     The above mentioned amounts resulted in an aggregate advanced amount of R$198.6 million. Interest expense recorded with respect to these advances amounted to approximately R$13.3 million, R$5.1 million, R$2.2 million and R$0.3 million for the years ended December 31, 2001, 2000, 1999 and 1998, respectively, in a total aggregate amount of approximately R$20.9 million. Therefore, after accruing such interest, the total amount due to the state of Parana reached R$219.5 million as of December 31, 2001.



     In accordance with a separate agreement also executed on January 29, 2002, the aggregate balance of R$40.0 million, consisting of part of the amount due to COPEL (R$22.3 million), plus the loans due to the state (R$6.6 million), plus the dividends owed to the state of Parana (R$11.1 million), will not be owed to and will not be repaid to the state of Parana. This amount has been recorded as "Additional paid-in-capital" in shareholders' equity in 2002.



     Therefore, after deducting the R$40.0 million of "Additional paid-in capital", as of December 31, 2001, the aggregate outstanding amount of advances from the state will be reduced to R$179.5 million. This amount will be repaid using part of the proceeds from this offering and includes interest based on the average interest rate of borrowings obtained by us during the periods the advances have been outstanding.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     The financial market risks to which we are exposed include risks of volatility in Brazilian interest rates and risks of fluctuations in foreign exchange rates. Specifically, at December 31, 2001, interest on 90.0% of our outstanding long-term indebtedness was calculated based on floating interest rates, consisting exclusively of Brazilian floating interest rates. At that date, approximately 10.0% of our total (long- and short-term) outstanding indebtedness was linked to currencies other than the Real. As a result of Yen-linked indebtedness to be incurred under the Paranasan program, we expect that the percentage of our indebtedness that is linked to currencies other than the Real will likely increase significantly over the next two years.


  INTEREST-RATE RISK

     The following table sets forth, for each category of our long-term floating-rate debt, expected payment information for the following three years. The information in this table is based on loans outstanding as of December 31, 2001.


                                               2002     2003     2004    THEREAFTER   TOTAL    FAIR VALUE(1)
                                              ------   ------   ------   ----------   ------   -------------
                                                                     (MILLIONS OF R$)
TR(2).......................................                                                      R$682.2
  Principal maturing in period(3)...........  R$58.3   R$61.3   R$62.3   R$518.55     R$700.5
  Effective weighted average interest
    rate....................................  TR +     TR +     TR +     TR +         TR +
                                              9.724%   9.740%   9.740%   9.740%       9.7%
TJLP(4).....................................                                                       R$33.3
  Principal maturing in period(5)...........  R$18.0   R$18.5   R$12.0   R$8.0        R$56.5
  Effective weighted average interest
    rate....................................  TJLP +   TJLP +   TJLP +   TJLP +       TJLP +
                                              7.085%   7.085%   7.085%   7.085%       7.08%


---------------
(1) Fair value as of December 31, 2001. Fair value is calculated as book value as of December 31, 2001.

(2) "TR" refers to the Central Bank of Brazil's short-term floating reference rate, the Taxa Referencial (Reference Rate). The TR was created as reference interest rate but is used in some situations as a monetary-adjustment index. For the period from January 1, 1997 through December 31, 2001, the average TR (calculated as the mean of the month published TR rates) was 0.4388% per month. During this period, the TR fluctuated from a low of 0.0312% per month to a high of 1.9100% per month.

(3) Under our TR-based debt, on each payment date, the portion of each accrued interest payment corresponding to the TR is capitalized, and the portion corresponding to the interest spread is paid. Thus, the amounts maturing through amortization payments will vary with fluctuations in the TR. The figures shown do not reflect this capitalization.


(4) "TJLP" refers to the Central Bank of Brazil's long-term floating reference rate, the Taxa de Juros de Longo Prazo (Long-Term Interest Rate). The TJLP was created as reference interest rate but is used in some situations as a monetary-adjustment index. For the period from January 1, 1997 through December 31, 2001, the average TJLP (calculated as the mean of the month published TJLP rates) was 11.04% per year. During this period, the TJLP fluctuated from a low of 9.25% per year to a high of 18.1% per year.


(5) Under our TJLP-based debt, on each payment date, the portion of each accrued interest payment corresponding to the TJLP is capitalized, and the portion corresponding to the interest spread is paid. Thus, the amounts maturing through amortization payments will vary with fluctuations in the TJLP. The figures shown do not reflect this capitalization.


     Our single Dollar-linked loan, in an outstanding principal amount of US$37.7 million at December 31, 2001, bears interest at a fixed rate that is subject to renegotiation semiannually based on market rates.


     In addition to these long-term floating-rate loans, we are exposed to a moderate level of interest-rate risk in respect of R$74.0 million face amount of zero-coupon commercial paper notes due June 28, 2002, the yield on which has been swapped against a floating-rate yield based on the CDI, which is a Brazilian inter-bank CD rate.


  EXCHANGE-RATE RISK

     The following table sets forth, for each category of our long-term debt that is linked to currencies other than the Real, expected payment information for the following three years. The information in this table is based on loans outstanding as of December 31, 2001.


                                       2002      2003      2004     THEREAFTER     TOTAL     FAIR VALUE(1)
                                      ------    ------    ------    ----------    -------    -------------
                                                                (MILLIONS OF R$)
DOLLAR-LINKED(2)....................                                                            R$ 87.5
  Principal maturing in period(3)...  R$14.6    R$14.6    R$14.6     R$ 43.7      R$ 87.5
  Effective average interest
    rate(4).........................    3.68%     3.68%     3.68%       3.68%        3.68%
YEN-LINKED(5).......................                                                            R$269.8
  Principal maturing in period(6)...  R$ 0.0    R$ 0.0    R$ 0.0     R$269.8      R$269.8
  Effective weighted average
    interest rate...................    3.61%     3.61%     3.61%       3.61%        3.61%


---------------
(1) Fair value as of December 31, 2001. Fair value is calculated as book value as of December 31, 2001.


(2) These loans are actually linked to and payable in Reais, and the amount payable in Reais is calculated by using the Central Bank of Brazil's selling rate in Dollars. For the period from January 1, 1997 through December 31, 2001, the average Dollar-Real commercial selling rate published by the Central Bank of Brazil (calculated as the mean of the month-end published commercial selling rate) was R$1.6780 = US$1.00. During this period, the commercial selling rate per US$1.00 fluctuated from a low of R$1.0395 to a high of R$2.8007.


(3) Under our US Dollar-based debt, on each payment date, the portion of each accrued interest payment corresponding to the currency devaluation is capitalized, and the portion corresponding to the interest spread is paid. Thus, the amounts maturing through amortization payments will vary with fluctuations in the Dollar/Real exchange rate. The figures shown do not reflect this capitalization.

(4) This loan bears interest at a fixed rate, but the interest rate is subject to renegotiation semiannually based on market rates.


(5) These loans are linked to Yen but are payable in Reais, based on the Yen-Real exchange rate in effect on each payment date. For the period from January 1, 1997 through December 31, 2001, the average Yen-Real commercial selling rate per Y1.00 published by the Central Bank of Brazil (calculated as the mean of the month-end published commercial selling rate) was R$0.014105. During this period, the commercial selling rate per Y1.00 fluctuated from a low of R$0.0079048 to a high of R$0.024007.


(6) Under our Yen-linked debt, on each payment date, the portion of each accrued interest payment corresponding to the currency devaluation is capitalized, and the portion corresponding to the interest spread is paid. Thus, the amounts maturing through amortization payments will vary with fluctuations in the Yen. The figures shown do not reflect this capitalization.

     Except as noted above with regard to our outstanding commercial-paper notes, we do not enter into swap or other hedging instruments with regard to our exposure to market risk, nor do we make investments in forward or futures contracts or any similar derivative instruments. We currently anticipate that we may incur R$269.8 million of similar Yen-linked debt over the next three years. This amount, however, could vary widely, depending on our financing needs and our available sources of credit.

RECENT CHANGES IN ACCOUNTING POLICY

     We became subject to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001. SFAS No. 133 requires that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet, at fair value. SFAS No. 133 also requires more extensive disclosure about derivative transactions and hedging strategies than was previously the case. We have entered into swap contracts in July 2001 to swap the interest rate of R$74.0 million of one-year commercial paper from a fixed effective rate of 18.56% per year into 101.7% of CDI (Certificado de Deposito Interbancario -- the Brazilian Interbank Deposit Certificate rate). The adoption of SFAS No. 133 did not have a significant effect on our earnings or on our financial position as a result of the contracted fixed rate, because of the insignificant CDI fluctuations during the July to December 2001 period.



     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations be accounted for by the purchase method of accounting and changes the criteria for recognition of intangible assets acquired in a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized; however, these assets must be reviewed at least annually for impairment. Intangible assets with finite useful lives will continue to be amortized over their respective useful lives. The standard also establishes specific guidance for testing for impairment of goodwill and intangible assets with indefinite useful lives. The provisions of SFAS 142 will be effective for Sanepar's fiscal year 2003, with early adoption permitted at the beginning of Sanepar's fiscal year 2002. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization provisions of SFAS 142. We do not expect that the adoption of SFAS 141 and 142 will have a material effect on our financial position or results of operations.



     In June of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We believe that adoption of this statement will not have a significant impact on our financial position or results of operations.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 will be effective for our fiscal year 2003 and will be applied prospectively. We are currently in the process of evaluating the potential impact that the adoption of SFAS 144 will have on our financial position and results of operations, but we believe that adoption of this statement will not have a significant impact on our financial position or results of operations.

                                    BUSINESS

     References in this prospectus to "customers" are to customer accounts with us that relate to water or wastewater connections. Customers include houses, apartment buildings, industries, commercial establishments, hospitals and public buildings, among others, each of which may include many individuals.

     References in this prospectus to "service areas" relate to the areas served by us which are enclosed by the political boundaries of the municipalities granting concessions to us. Under the Brazilian system of political organization, all land within a state belongs to one or another of that state's municipalities. However, since our concession contracts do not require us to provide service to sparsely inhabited areas, our "service areas" do not include undeveloped or sparsely populated areas that we do not serve within the political boundaries of each municipality.

     Population calculations for the state of Parana and for municipalities within the state are based on estimates published by the Brazilian Institute of Geography and Statistics, or IBGE, or by the Parana Institute of Economic and Social Development, or IPARDES. We have used composite figures where these estimates have differed from each other or differed from our own estimates. Estimates of the population that we service is based on our calculations of households and businesses served, multiplied by our estimate of the average number of persons included in a household or business.

INTRODUCTION


     We operate two services in the state of Parana, Brazil: water supply and wastewater collection, treatment and disposal. Since our incorporation 39 years ago, we have been the principal supplier of water and wastewater services in the state of Parana. As of December 31, 2001, we provided water to 7.6 million of the 9.7 million inhabitants of the state of Parana and wastewater collection, treatment and disposal services to 3.2 million people throughout the state. We estimate that this accounts for 99% and 42%, respectively, of the population in our service areas.


THE WATER AND WASTEWATER INDUSTRIES IN BRAZIL

     The water and wastewater industries in Brazil are experiencing rapid growth, as Brazil has sought to modernize these services. According to the World Bank, 91% of Brazil's urban population had access to running water in 1997, up from 50% in 1968. Similarly, in 1997, 43% of Brazil's urban population had access to wastewater facilities, up from 25% in 1968. At present, only about 20% of Brazil's collected wastewater is treated, and running water is not potable in all regions. There is some discrepancy in coverage between the northern and southern regions of the country, with cities in Brazil's southern region generally being wealthier and, therefore, more developed.

     Although the past three decades have seen dramatic progress, the Brazilian government has stated that it intends to accelerate this rate of growth, with the goal of achieving universal water and wastewater coverage in urban areas by 2010. With water services, that goal has been achieved in many areas, and future growth will only require keeping pace with the growth in the Brazilian urban population. However, with wastewater services, the need for investment and growth is more marked. The capital required to achieve universal coverage from 1999 to 2010 will be approximately R$34 billion, according to estimates prepared by the Brazilian National Development Bank (Banco Nacional de Desenvolvimento Economico e Social, or BNDES). According to the 2000 Water and Wastewater Service Report published by the National Sanitation Information System, or the 2000 SNIS Report, total investment in the water and wastewater industry in Brazil in 2000 by the companies surveyed totaled R$2.4 billion.

     Historically, water and wastewater services in Brazil were operated by state governments, generally through concessions granted to state-owned companies. Beginning in 1995, responsibility for granting these concessions passed to each municipal government. In 1998, the laws in Brazil governing ownership of sanitation and water companies were liberalized to allow private investment in water companies, so long as the state's ownership of voting shares did not drop below 60%. Subsequently, Brazilian and international companies have invested in a number of Brazilian water and wastewater concessions, including in Manaus, Niteroi, Campo Grande and Paranagua.

     Federal laws governing the water and wastewater sector are under review by the Brazilian legislature and are expected to be further revised. Under the Brazilian concession system, only one company operates water and wastewater services in each municipality, and each concession generally lasts 30 years.

     The 2000 SNIS Report completed a survey of the Brazilian water and wastewater sector covering 217 sanitation service providers. These include 26 regional companies, each covering several municipalities, four service providers that serve one main municipality and a small number of contiguous municipalities and about 187 local service (municipal) providers.

     In 2000, the total urban population of Brazil was approximately 137.7 million, and there are 5,507 municipalities in Brazil, according to the 2000 SNIS report. The regional and local providers surveyed provide water services to 4,033 municipalities and wastewater services to 882 municipalities. The 4,033 municipalities, with a combined population of 123.4 million, comprise 73.2% of all municipalities in Brazil and approximately 89.6% of Brazil's urban population. The 882 municipalities, with a combined population of 91.4 million, comprise 16.0% of all municipalities in Brazil and approximately 66.1% of its urban population. Only 9 out of the 26 regional sanitation companies had revenues greater than their total operating expenses in 2000. Also according to the 2000 SNIS report, there were 28.5 million active water connections and 11.7 million active wastewater connections in the area covered by the regional and local sanitation companies. In such area, the water system had approximately 328,600 km of water pipes, and the wastewater system had approximately 118,100 km of wastewater pipes.

     A detailed overview of the Brazilian regulation governing the water and wastewater industries in Brazil is contained under "Regulation".

OUR KEY STRENGTHS

     Our key strengths include the following:


     - STABLE, WELL ESTABLISHED BUSINESS. We are Brazil's fourth largest sanitation company in terms of net revenues and the third largest in terms of gross profits according to the July 2001 Balanco Anual, a report published by a leading financial newspaper in Brazil. We provide services to approximately 78% of the population of the state of Parana. Exame, a Brazilian business magazine, ranked us as the best company in the southern region of Brazil and as the fourth best sanitation company in Brazil in terms of return on investments and also as one of the fifteen best Brazilian companies in the public service sector in 2001. We were the only sanitation company listed. We have over 39 years of experience in providing water and wastewater services to the population of Parana. Over the past five years, we have shown consistent improvement in our results of operations. As a result, we generate a significant amount of operating cash flows, which in recent years has contributed to the funding of our aggressive capital expenditure program as well as substantial dividends to our shareholders.



       In addition, we believe that our position as the incumbent provider of water and sanitation services to 342 out of the 399 municipalities in the state gives us an advantage in obtaining extensions of our current concessions and in exploring the expansion of our services or in the provision of new services. We currently have formal concession contracts with 96% of the municipalities we serve (including the municipality of Curitiba, Parana's state capital), representing approximately 99% of our revenues in 2001.


     - SIGNIFICANT OPPORTUNITIES FOR GROWTH. We believe that we have significant avenues for growth, both within our business of wastewater collection, treatment and disposal in Parana and in related new business lines. It is our goal, which is supported by the state of Parana, to provide for universal access to adequate wastewater services in the urban and semi-urban regions of the state. Currently, only 42% of the population in our service areas has access to wastewater services. Our capital expenditure plan contemplates increasing this coverage rate over time to 60% by the end of 2005 and to 66% by 2010.

       We are also considering opportunities to obtain new water and wastewater concessions outside the state of Parana. Additionally, we are beginning to supply specialized water that meets certain technical specifications to high-usage industrial customers in the Curitiba metropolitan region. We plan to continue seeking similar opportunities in the future. We recently signed a 20-year solid-waste concession agreement with the municipality of Cianorte. We are considering providing solid-waste services to additional municipalities with which we already have an existing relationship.

     - HIGH-QUALITY, RECOGNIZED OPERATIONS. We are well known throughout Brazil and the developing world as both a leader in innovation as well as a high-quality provider of sanitation services. We were the first company in Brazil to receive both the ISO 14001 certification for a complete water and wastewater system (at Foz do Iguacu) and the ISO 9002 certification for a full (abstraction, production and distribution) water system (at Campo Largo). We are the only Brazilian company to be awarded the National Sanitation Quality Award in each of the past four years. We have an efficient billing system and meter all our customers. We are also developing, in conjunction with local farmers, environmentally friendly and safe usages of wastewater-treated sludge as fertilizer for the cultivation of corn and other appropriate crops.


     - EXPERIENCED, FORWARD-LOOKING PARTNERS. Domino Holdings S.A., a private consortium, holds 39.71% of our common shares and 23.16% of our preferred shares. This consortium includes:



          - Sanedo Ltda., an indirect subsidiary of Vivendi Environnement S.A., the world's leading water company and one of the world's largest waste-management service providers;



          - Andrade Gutierrez Concessoes S.A., a subsidiary of Andrade Gutierrez S.A., one of Brazil's largest conglomerates, which manages construction in Brazil and Portugal, public concessions for infrastructure and telecommunications services;



          - Opportunity Daleth S.A., a holding company for the water and sanitation investments of CVC/ Opportunity, a Brazilian private-equity fund; and



          - Copel Participacoes S.A., a subsidiary of Companhia Paranaense de Energia -- COPEL, the principal power company in the state of Parana.



      Our relationship with Vivendi Environnement gives us access to state-of-the-art technology and worldwide knowledge in areas of water and wastewater treatment. Andrade Gutierrez provides substantial managerial expertise, particularly in the area of concessions. CVC/Opportunity provides valuable links to the investment community and to consulting and financial planning resources. We believe that access to the resources of our shareholders provides us with the ability to take advantage of potential future opportunities.



     - ACCESS TO ATTRACTIVE FINANCING TERMS. From 1997 to 2001 we were able to finance on average 46% of our capital expenditure program. Because we have operated in a sector that is a focus of social and economic development for the federal and state governments, we have acquired this financing at maturities and rates unavailable to most companies operating in Brazil. On December 31, 2001, only 10.0% of our total (long and short-term) indebtedness was linked to Dollars (equivalent to approximately R$87.5 million at that date). Under the Paranasan program, we expect to incur Yen-linked indebtedness to reach an aggregate outstanding amount of up to Y15.24 billion over the next four years (equivalent to R$269.8 million at the commercial selling rate published by the Central Bank of Brazil for December 31, 2001), at interest rates of 2.3% and 4.0%, depending on the use of the proceeds.


     - OPERATIONS IN AN ECONOMICALLY PROGRESSIVE STATE. The state of Parana has been a leader among Brazilian states in attracting international industry. Business-oriented government policies have expanded industrial centers over a 20-year period. According to Parana Business and Opportunities, a magazine published by the state of Parana, almost US$29 billion of investments in private industry and infrastructure will be made in the state from 1995 to 2003. Parana is now home to the industrial plants of Trytech (a Mercedes/BMW venture), Audi/Volkswagen, Renault, Volvo, Bosch, Coca-Cola and Siemens. In addition, the following Brazilian companies either currently have or are in the process of building plants in the state: Petroleo Brasileiro S.A. -- Petrobras (the national oil and gas company), Companhia de Bebidas das Americas -- AmBev (one of the world's largest brewers), Companhia Siderurgica Nacional -- CSN (one of Brazil's leading steel companies) and Ultrafertil S.A. (one of the largest fertilizer producers in Brazil).



     - STRATEGIC RELATIONSHIP WITH THE GOVERNMENT. The state of Parana holds 60.0% of our common shares and 34.99% of our preferred shares. Since a private consortium acquired 39.71% of our common shares in 1998, we have gained considerable operating autonomy. The state government has also approved tariff adjustments that have allowed us to continue expanding our services throughout the state.



      Although we cannot assure you that it will continue to do so, we believe that the state of Parana has a strong incentive to ensure the continued profitability of our company because the expansion of quality water and sanitation services is a priority of the state. In addition, when we are profitable, we pay dividends to our shareholders, including the state of Parana, which is our majority shareholder.



      We note that there are certain risks inherent in our control by the government, including risks that the government may pursue objectives that are not aligned with our objectives. These risks are disclosed in detail in the section entitled "Risk Factors".



     You should consider these strengths together with the risks that we believe are inherent in an investment in the ADSs and preferred shares. See the discussion of "Risk Factors" beginning on page 7.


OUR STRATEGY

     Our strategy is primarily the expansion of our water and wastewater services to the population of the state of Parana while maintaining high operating standards. We will seek to expand water services to meet population growth in our service areas as well as improve the efficiency with which we deliver these services to our customers. We will particularly focus on the expansion of wastewater services to existing water customers throughout the state, an area in which we believe there is a significant growth opportunity. Additionally, we are considering opportunities to build on our reputation by competing for and adding new concessions outside of Parana, as well as to enter business lines related to our water and wastewater businesses.

     In order to develop our business, we intend to pursue the following strategic goals:

     - CONTINUE TO EXPAND AND IMPROVE OUR BUSINESS WITHIN OUR EXISTING SERVICE AREAS. We hope to achieve this goal through a combination of actions:


         o EXPANSION AND GROWTH OF OUR WASTEWATER NETWORK. As of December 31, 2001, we provided wastewater collection and treatment services to only 42% of our existing water customers. Under our ten-year investment plan, we intend to increase this coverage level to 60% by the end of 2005 and to 66% by the end of 2010. We believe that the projected addition of approximately 720,000 new wastewater connections over the next ten years presents us with a considerable and sustainable growth opportunity.



         o MAINTAIN NEARLY UNIVERSAL WATER COVERAGE. As of December 31, 2001, we provided water to approximately 99% of the population in our service areas. We intend to maintain this nearly universal coverage of water services as the population within our service areas grows. This includes actively pursuing the extension or renewal of all current concession contracts. The population of the municipality of Curitiba, our state's largest municipality, grew from 1996 to 2000 at a compounded annual growth rate of 2.3%, as calculated based on information derived from the Brazilian Institute of Geography and Statistics, or IBGE, and other large cities in

           Parana have also been growing quickly. According to the estimates of IPARDES, however, the growth rate in the municipality of Curitiba is expected to slow. We believe that the provision of water services will continue to provide us with the solid revenue base and consistent cash flows needed for growth.

     - CONTINUE TO MAINTAIN AND IMPROVE HIGH LEVEL OF OPERATING EFFICIENCY. We intend to accomplish this goal principally through continued investment in control systems, developing human resources, adding plants and equipment, replacing water main lines and upgrading pumping and connection equipment. Besides reducing loss levels, these steps should result in operations that are more power-efficient.

       A key component of our plan to increase operating efficiency is to reduce physical leaks and other losses. We have four principal strategies for reducing losses:


        o replace less efficient pumping equipment and transmission lines that are susceptible to leakage;



        o establish and monitor pressure zones throughout our water system both to identify suspicious consumption patterns and to reduce the occurrence of extreme pressure build-up in our pipes;



        o continue to replace, improve and update our metering systems under our ongoing maintenance program; and



        o continue to improve our billing and control systems to better detect fraud, theft and other sources of commercial losses.


       As part of our focus on operating efficiency, we have sought and obtained ISO certification for two of our systems. These systems have since been used as a model for other operations statewide.

       Another component in our efficiency program is to invest consistently in the training and development of our employees and managers. We dedicated R$1.5 million for training and development in 2001 and plan to continue this level of investment in the future.

     - MAINTAIN OUR EXISTING CONCESSIONS AND OBTAIN NEW WATER AND WASTEWATER CONCESSIONS OUTSIDE OF THE STATE OF PARANA. We believe that numerous opportunities exist in neighboring states to acquire concessions as they expire. As opportunities warrant, we plan to build on our reputation by competing for concessions that meet our investment criteria in other states of Brazil.


     - SEEK BUSINESS OPPORTUNITIES IN RELATED SANITATION CONCESSION
       SERVICES. We are actively exploring opportunities in business lines related to our core water and wastewater concession business. In particular, we believe that great opportunities for additional revenues exist throughout our state in the area of municipal solid-waste disposal. We recently signed a 20-year solid-waste concession agreement with the municipality of Cianorte. We believe that much solid-waste disposal service in our state is conducted in an uneconomical or ecologically irresponsible manner. In addition, we recently began operating our first treatment plant for water for industrial use. At this plant we capture water from a polluted, non-potable source, thus reducing the cost to industrial customers.


OUR CAPITAL EXPENDITURE PROGRAM


     The total estimated amount of our five-year investment plan for the 2002 to 2006 period is approximately R$1.24 billion. The purpose of our multi-year investment program is to improve and expand our water and wastewater systems, increase and protect sources of fresh water and make system improvements to boost efficiency and reduce losses. We believe these steps are necessary to meet the increasing demand for water and wastewater service in the state of Parana and to address environmental needs and standards.

     The following table summarizes our projected investments for 2002 to 2006:



                                2002      2003      2004      2005      2006      TOTAL
                               -------   -------   -------   -------   ------   ---------
                                                  (IN MILLIONS OF R$)
Water........................  R$123.5   R$111.3   R$ 39.2   R$ 24.5   R$13.7   R$  312.2
Wastewater...................    229.8     292.2      82.1      39.6     41.1       684.8
Operational Improvements.....     29.6      33.6      38.4      39.9     40.9       182.4
New Business.................     20.0      40.0        --        --       --        60.0
                               -------   -------   -------   -------   ------   ---------
     Total...................  R$402.9   R$477.1   R$159.7   R$104.0   R$95.7   R$1,239.4
                               =======   =======   =======   =======   ======   =========


     Much of the capital needed for this investment program is expected to come from Yen-linked loans from the state under the Paranasan program, which are expected to reach an aggregate outstanding amount of up to Y15.24 billion over the next four years (equivalent to R$269.8 million at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001). The proceeds of this loan are being borrowed by the state from the Japan Bank for International Cooperation, or JBIC, and on-lent to us under a "mirror" loan agreement. These loan proceeds are to be used to achieve a pre-agreed, detailed expansion plan in the areas of water supply and wastewater collection, treatment and disposal. Among other things, the Paranasan program includes:


     - adding two new water treatment plants in the Curitiba metropolitan region and two in the coastal region of Parana by April 2004;


     - adding four wastewater treatment facilities in the Curitiba metropolitan region and four in the coastal region by December 2003, which is important for us to achieve our goals of 60% wastewater coverage in our service areas by the end of 2005 and 66% coverage by the end of 2010;

     - removing inefficient plants from operation; and

     - building dams and reservoirs.

OUR OPERATIONS

     We presently operate in two principal areas: water supply and wastewater collection, treatment and disposal. The following table provides information on the gross revenue derived from providing water supply and wastewater collection services for the periods indicated:


                                      FOR THE YEAR ENDED DECEMBER 31,
                       --------------------------------------------------------------
                        1997       1998       1999       2000       2001      CAGR(1)
                       -------    -------    -------    -------    -------    -------
                                            (IN MILLIONS OF R$)
Water................  R$381.1    R$403.7    R$445.1    R$502.4    R$564.2      9.87%
Wastewater...........    101.2      114.5      137.6      170.4      197.4     17.35%
                       -------    -------    -------    -------    -------
     Total...........  R$482.3    R$518.2    R$582.7    R$672.8    R$761.6
                       =======    =======    =======    =======    =======


---------------
(1) Compounded annual growth rate. The average rate of inflation for this period was 5.9% as measured by the Central Bank of Brazil.

  WATER SUPPLY


     We collect water, principally from rivers, streams and wells and deliver treated water to residential, commercial, industrial and public-sector customers in potable form or in a state compatible with the specific requirements of our industrial customers. Under our current concessions, we provide potable water to 342 of the 399 municipalities of the state of Parana, representing 78% of the state's population. Within these 342 municipalities, we operate 616 distinct treatment and distribution systems. We estimate that our water reaches approximately 99% of the population in our service areas.

     PRODUCTION AND TRANSMISSION. Our water production and transmission operations consist of the transportation of water from sources of supply to one of our production plants located throughout the state of Parana and the subsequent distribution of the treated water to our customers through our network.


     We obtain our water supply by collecting and pumping water from rivers and streams, by diverting flow from nearby rivers, by pumping out of wells or by a combination of these sources. We currently draw and remove approximately 85% of our water from rivers and streams and approximately 15% from wells. In some systems, water is held in reservoirs prior to being processed. We currently operate four reservoirs in the Curitiba metropolitan region (Piraquara I, Passauna, Irai and Rio Pequeno) with an average accumulation capacity of 41.25 million cubic meters. The installed capacity of our water collection systems is currently 24.6 cubic meters per second, and the average production volume is
17.6 cubic meters per second. The Paranasan program is expected to add two more reservoirs (Miringuava and Piraquara II), to increase the capacity of three existing treatment centers and to add four new treatment centers, increasing the installed capacity to 30.4 cubic meters per second by 2005. We own the dams at each of our reservoirs as well as the land underneath those reservoirs.


     We operate 471 treatment centers located throughout the state of Parana, including three in the Curitiba metropolitan region. In our treatment centers, water is first subjected to a process of clarification, which includes adding chemicals that cause impurities to coagulate. Coagulation processes permit impurities to settle downwards through decanters, which are large tanks equipped with inclined boards which improve settling speed. The resulting water is then run through a filtering process, which utilizes silt, sand, gravel and charcoal. After clarification and filtering, the water is disinfected, generally with chlorine. We intend to utilize, on an experimental basis, an ozone disinfection system in one of our treatment centers. Following disinfection, additives are mixed into the water to provide optimal levels of fluoride and alkaline products and to achieve the desired pH balance.


     The following table summarizes capacity, production and sources of water for our five principal treatment centers as of December 31, 2001:


                            LICENSED                          2000 AVERAGE
                           CAPACITY(1)     DESIGN CAPACITY     PRODUCTION            SOURCE
                          -------------    ---------------    -------------          ------
PRODUCTION SYSTEM                                             (M(3)/SECOND)
-----------------         (M(3)/SECOND)     (M(3)/SECOND)
Alto Iguacu
  (Curitiba)............      3.50               3.50              3.50        Iguacu River
Alto Iguacu
  (Curitiba)............      3.00               0.90              0.90        Irai River
Passauna (Curitiba).....      2.50               2.00              1.70        Passauna Reservoir
Tibagi (Londrina).......      1.10               0.90              0.89        Tibagi River
Cafezal (Londrina)......      0.75               0.60              0.55        Cafezal River
Others (rest of
  state)(2).............        --              16.69             10.08        Various
                              ----              -----             -----
Total...................        --              24.59             17.62
                              ====              =====             =====

---------------
(1) Licensed capacity indicates the amount of water we have been authorized to produce by the relevant governmental authority, Superintendencia de Recursos Hidricos e Meio Ambiente, or SUDERHSA.

(2) The licensed capacity for "Others" is inapplicable because this category consists of numerous wells that do not have licensed capacities.


     As indicated in this table, some of our key production systems are operating at or just below their design capacity. Various projects included in our capital investment plan are intended to relieve the demand on these production systems. For instance, in February 2002 we added approximately 3.5 cubic meters per second of design capacity at our new Irai facility, which will allow average production at the Alto Iguacu facility (at Iguacu River) to drop below the design capacity to approximately 3.0 cubic meters per second in year 2003. This will enable us better to meet the water supply demand on our service areas.


     DISTRIBUTION. We own and operate approximately 34,186 kilometers of water mains and distribution lines in our service areas. Our distribution network consists of high-capacity main lines that run from each treatment center to pumping stations in each municipality and of lower-capacity distribution lines that deliver water from pumping stations to each customer connection point. The following table summarizes our statewide distribution network:


                                                            AS OF OR FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                           -----------------------------
                                                            1999       2000       2001
                                                           -------    -------    -------
Water distribution lines (km.)(1)........................  31,826     33,284     34,186
Water connections (thousands)(1).........................   1,847      1,914      1,968
Water volume billed (millions of m(3))...................   398.1      406.6      408.7
Water volume produced (millions of m(3)).................   554.3      554.2      551.6
Physical water losses (%)................................    15.3       14.9       14.8
Non-physical water losses (%)............................    22.9       22.3       22.2


---------------
(1) As of December 31 of the year indicated.

     We record our water losses as physical and non-physical. Total water losses (physical and non-physical) are the difference between water delivered to our distribution network from our treatment centers and water metered to our customers. Physical loss represents our estimate of the loss of water volume due to leakage and water used in the distribution process. Physical loss is calculated based on an average of the excess of nighttime water delivered to each network system over expected nighttime usage for that network system. Non-physical loss represents our estimate of water we deliver but are unable to bill customers for (not attributable to physical loss) as a result of imprecisions in metering, billing losses, meter fraud, unauthorized connections and similar losses. We calculate non-physical loss as the difference between total loss and physical loss, which can be described as the difference between actual water volumes metered and volumes expected to be metered. Fire department usage and other authorized but unbilled official usage of water are included in non-physical loss.

     Our water distribution network is constructed with:

     - main lines of cast iron and steel; and


     - supply lines of PVC, high-density polyethylene, or HDPE, and, in the case of supply lines installed prior to 1998, cast iron.


The entire system is pressurized and has reservoirs to regulate distribution during peak consumption periods. We also have emergency plans for supply rationing in pre-determined areas for periods of prolonged drought or scheduled maintenance.

     We believe that the current condition of our water distribution system is generally adequate. Due to age and external factors (such as vehicular traffic, increased population, changes in urban zoning and industrial and commercial development), the condition of the water lines and mains in the Curitiba metropolitan region has tended to deteriorate more rapidly than in other regions of the state. In order to remedy the effects of this deterioration, we have a continuous maintenance program for water lines and mains. Lines requiring maintenance are cleaned or replaced. In the event of leaks or breaks in water line systems and connections, we are informed both by pressure loss detection at our operation control centers and by the public itself through our customer service telephone number.

     Of the approximately 7,000 kilometers of main lines in the Curitiba metropolitan region, approximately 1,140 kilometers are made of cast iron. Cast iron is no longer widely used in laying new main lines, as it tends to oxidize over time. This oxidization can result in rust-colored water and water leaks. We estimate that approximately 540 kilometers, or less than 8%, of our main lines in Curitiba have oxidized to the point of interfering with highest-quality operations. We are replacing these deteriorated main lines in Curitiba and plan to complete this replacement program over the next five years.

  WASTEWATER COLLECTION AND TREATMENT


     We are responsible for the collection and treatment of wastewater, as well as the appropriate discharge and final disposal of effluents and waste resulting from treatment. As of December 31, 2001, we collected wastewater from 42% of the population in our service areas representing 720,000 connections.


     Once our wastewater system runs by a home, the Parana state sanitation code gives the municipality in which the home is located the power to require the homeowner to become connected to our wastewater system. The municipalities, however, often do not exercise this power. In the future, we intend to seek to require municipalities to commit to exercising this power prior to our extending new wastewater systems past previously unsupplied homes.

     WASTEWATER COLLECTION. We operate and maintain approximately 12,841 kilometers of wastewater collection lines, of which approximately 3,913 kilometers are located in the Curitiba metropolitan region. The following table shows the development of the system in recent years:


                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                         1999           2000           2001
                                                      ----------     ----------     ----------
Wastewater collection lines (in km)(1)..............     9,871         10,949         12,841
Wastewater connections(1)...........................   600,226        675,865        719,644
Wastewater volume billed (in millions of m(3))......     156.8          175.1          183.6


---------------
(1) As of December 31 of the year indicated.

     Our wastewater system consists of networks of:

     - main lines of concrete or cast-iron pipe; and

     - connection lines of either PVC or ceramic pipe.

     Our wastewater system is generally designed to operate by gravity, although pumping stations are necessary in certain parts of the system to ensure the continuous flow of wastewater. In these stations, iron pipe is used to withstand the increased pressure that results from pumping.

     At present, we do not accept industrial or hazardous wastes or storm water runoff into our wastewater system. Our wastewater treatment system is intended principally for residential customers. This reduces wastewater processing costs and helps ensure optimal functioning of our treatment stations.

     We believe that the current condition of our wastewater systems is generally adequate. The principal challenge in maintenance of wastewater lines is preventing breaks and blockages due to system overloads in lines that have deteriorated with extended usage. To that end, we operate an active maintenance program with outsourced maintenance providers to correct such problems before they result in operational malfunction.

     WASTEWATER TREATMENT AND EFFLUENT DISCHARGE. As of December 31, 2001, we operated wastewater systems in 141 municipalities in the state of Parana, serving more than 3.2 million people. We operate 377 wastewater treatment plants.

     Wastewater treatment typically occurs in two steps:

     - PHYSICAL SEPARATION. In the "primary" treatment process, the wastewater is put through a series of processes to separate solid-waste contained in the water from liquid waste. These include, in our case, screening processes and flow tanks in which solid-waste is allowed to settle to the bottom of the tanks.

     - BIOLOGICAL DECOMPOSITION. In the "secondary" treatment process, the wastewater is subjected to a bacterial digestive process. In this digestive process, sludge contained in the wastewater is converted to stable organic matter, which sinks to the bottom of the tanks and is removed, and carbon dioxide, which dissipates into the atmosphere. This is typically accomplished in one of two ways. In aerobic processes, the wastewater is continuously aerated in circular tanks with oxygen. Aerobic treatment processes are efficient and require little space but consume a great amount of electricity. In anaerobic processes, the wastewater is treated in large, shallow tanks. Anaerobic processes require more time and physical space but are considerably cheaper than aerobic processes due to reduced energy needs. Nearly all of our treatment processes are anaerobic.

     In our operations, as in the operations of much of the rest of the world, the water that results from these treatment processes is typically released into nearby rivers or the ocean in accordance with applicable environmental standards.

     Approximately 90% of the wastewater that we collect is currently treated in the manner described above. The remaining wastewater that we collect is untreated. It is our goal to treat 100% of collected wastewater by December 2005. Most of the funds for these additional treatment systems are expected to come from the Paranasan program. This program is expected to add two new treatment plants (Xixto and Padilha Sul) to our system.

     Of the by-products generated by wastewater treatment, wastewater sludge is of the most concern to us, due to the quantities produced and the costs for disposal. Traditionally, wastewater sludge has been used as organic landfill. We have been pioneers in Latin America in scientifically treating sludge for use as agricultural fertilizer. We produce this fertilizer principally by mixing the sludge with limestone. Two years ago we gradually began to make it available to local farmers and have monitored the impact of our fertilizer by-products on crop quality. Given the environmental and economic benefits of this approach, we believe that this may become a preferred method of sludge disposal in the future.

  INSURANCE

     We maintain insurance covering fire, explosion and electrical damage for a portion of our property, plant and equipment. We also maintain insurance covering theft and storm damage for some of our property and plants. We do not maintain insurance covering other damage to property, plant and equipment, business interruption or injuries to employees or third parties resulting from accidents. We believe that our levels of insurance coverage are in line with that of other sanitation companies in Brazil; however, we cannot assure you that they are in line with market practice in other countries.

  SEASONALITY

     We experience a moderate seasonal effect on our operations and financial results. The demand for water is highest during the summer months in Brazil (December through February), when water use increases. Water use generally decreases during the winter months. Demand in the coastal region is chiefly a function of tourism, with the greatest demand occurring during the Brazilian summer holiday months. We apply a seasonal adjustment to the tariffs in the coastal region to combat water shortages in the summer peak season. Additionally, we have emergency plans for supply rationing in pre-determined areas for periods of prolonged drought or scheduled maintenance.

     We have included historical data on seasonality under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

OUR PRINCIPAL MARKETS AND CUSTOMERS

     Our market principally consists of residential customers. We also provide water and non-hazardous wastewater services to commercial, industrial and public-sector entities throughout the state of Parana. We operate on an exclusive basis in every municipality in which we have a concession. We have concessions in 342 of the 399 municipalities in our state. In addition, we have entered into a concession contract with one municipality of the neighboring state of Santa Catarina, and we will continue to seek such additional opportunities outside the state of Parana, where economically feasible, in the future.

     In rural areas, certain residents supply their own water and wastewater needs through wells and septic systems or other methods of wastewater disposal. While we have achieved nearly universal water supply services, we do not believe that it is economically feasible or environmentally necessary to provide wastewater services to rural areas that can be more effectively serviced by septic and other wastewater disposal systems. We do not view these rural homes as presenting a significant economic opportunity for us or our competitors. However, as our system is extended to run past additional homes, those homes are generally required to connect to our system.

     The share of each of the different customer categories in our billing for 2001 is described in the following table, measured as a percentage of gross revenues:

                       SHARE OF EACH CUSTOMER CATEGORY IN
                                COMPANY BILLING


                                  [PIE CHART]




Residential                                             73%

Commercial                                              15%

Industrial                                               4%

Government                                               8%


     Total water production remained roughly stable over the past three years, decreasing slightly from 554.3 million cubic meters of water in 1999 to 551.6 million cubic meters of water in 2001.

     Our largest customer, the state of Parana, accounts for 2.42% of our revenues. No other customer accounts for more than 2% of our revenues. Our largest customers consist of the municipalities themselves, large industrial companies operating in the Curitiba metropolitan region and the government of the state of Parana. The state of Parana, which is our principal shareholder, and these municipalities, are charged the same tariffs as our large industrial customers.

COMPETITION

     We do not encounter significant competition in municipalities where we provide water and wastewater service, since we have exclusive concessions with these municipalities.

     There are 57 municipalities in the state of Parana that operate their own water and wastewater systems or operate through private concessionaires. These municipalities collectively have an population of approximately 753,000 inhabitants, equal to 7.8% of the population of the state of Parana. We do not expect that we will seek to acquire these concessions in the future.

     The Brazilian legislature is currently debating a national sanitation law and the creation of a national sanitation authority. We are unable to predict whether this proposed new law might result in competition in our service areas. However, existing law and the terms of our concession contracts provide us with a strong incumbent's advantage. Specifically, the physical water distribution and wastewater collection networks constitute our property. If a municipal government terminates our concession under the terms of our current contracts, that government must purchase the distribution and collection networks by paying the cost of that network that has not yet been depreciated. Since we are continuously upgrading and expanding all our networks, in most instances this would require the municipality in question to pay a significant amount. The municipality must also assume any financial obligations pertaining to assets under the concession.

CONCESSION CONTRACTS

     Under Brazilian law, Brazilian municipalities have primary responsibility for providing water and wastewater services to their residents. In large metropolitan regions that involve more than one municipality, that responsibility passes in part to the relevant state. Most municipalities grant long-term concessions to water and wastewater companies to provide these services. These concessions are formally established through the execution of concession contracts between the municipality and the concessionaire.

  OUR CONCESSIONS


     We are the concessionaire for 78% of the population of the state of Parana for water and wastewater services as a result of our concessions with 342 of the 399 municipalities in the state.



     Most of our concession contracts grant us a 30-year exclusive concession at no cost, with the exception of the Curitiba concession contract, which requires payment of a concession fee. When negotiating the renewal of concession contracts, some municipalities may require that the terms of the concession contract be altered, in some instances through supplemental agreements. For instance, some municipalities may require us to pay a concession fee or demand that clauses exempting us from municipal taxes be removed. Other municipalities may seek to avoid renewal of the concession itself. In extreme cases, municipalities may seek to rescind an existing concession contract. Of our 342 concessions in the state of Parana, 26.3% will expire by the end of 2005, and an additional 20.2% will expire from 2006 to 2010. The remaining 53.5% will expire after 2010. In 2001, approximately 68.6% of our revenues were derived from concessions that expire after 2015, as shown by the following chart:


                                             THROUGH
                                              2005      2006-2010    2011-2015    AFTER 2015
                                             -------    ---------    ---------    ----------
Concessions Expiring.......................     90          69           13           170
2001 Revenues for Concessions Expiring
  (%)......................................   13.7%       12.9%         4.8%         68.6%

     Revenues derived from our three largest concessions, for the cities of Curitiba, Londrina and Maringa, represented approximately 29.0%, 8.5% and 5.0%, respectively, of our revenues for 2001. Under our contracts with these municipalities, these concessions will expire in 2031, 2033 and 2010, respectively. We make it a priority to obtain extensions of our concessions that cover the most populated cities, which are formalized through supplemental agreements. Since 1995, we have entered into supplemental agreements with 95 cities, extending the term of the concession for a period ranging from 10 to 30 years beyond the initial maturity.


     Through previous bidding processes, we have sub-licensed part of our services under our original concessions to third parties. We have approximately 57 sub-contractors. If any of the municipalities, as original granting authorities, expropriates the original concession, we may have to indemnify the respective sub-contractors, which may affect our results of operations and financial condition.


  CONCESSION CONTRACTS

     The majority of our concession contracts contain the following provisions:

     - The municipality concedes to us the right to provide the public services of water supply and wastewater collection, treatment and disposal for 30 years in most cases. In the case of concession renewals, we are granted a renewal sufficiently long to recover the cost of investments that we commit to make in the renewal contract.

     - We are required (a) to plan and execute all the civil construction work necessary to build, enlarge and refurbish the public systems of potable water supply and municipal wastewater; and (b) to issue and collect the bills of the services that we provide.

     - We have the right to propose to the state government revisions of existing tariffs that will result in a fair return on our investments, and we cannot grant anyone an exemption from these tariffs. We will offer, however, a "social tariff" to the lower income segments of the population.

     - The municipality will exercise eminent domain over assets and rights whose use is required for us to execute the expansion plans.

     - The municipality agrees to pay 25% of the costs of the civil construction work for water-supply systems.

     - We will not be liable for the interruption in the water supply and wastewater collection, treatment and disposal services due to force majeure, including strikes, floods, accidents or fire.

     - The municipality may at all times request clarifications on our expansion plans and on tariffs.

     - We may interrupt the supply of water when a customer's bill is 30 days or more overdue. In the case where the overdue bill is owed by the municipality granting us the concession, we usually try to offset our accounts against theirs.


     - The municipality can terminate the concession if it can show cause in accordance with criteria set forth in the concession contract. These concessions can generally be terminated when we fail to meet goals set forth in the concession contract, the contractual term expires, the parties agree to such termination, a serious violation of the concession agreement occurs, a court orders termination or it is in the public interest.


     - Our assets in the municipality will be transferred to the municipality if the concession is terminated or is not extended, provided that the municipality reimburses us for the non-amortized or net book value of our investments in those assets.


     - Under most of the concessions contracts, we are exempt from municipal taxes, and no royalty is payable to the municipality as a result of the concession.



     We have entered into 328 concession contracts. We operate 14 concessions without a contract. These concessions consist of municipalities that split-off from larger municipalities with which we had a concession contract. We still operate in these newly created smaller municipalities in accordance with the concession contracts we had with the previous, larger municipalities.



     Nearly all of our concession contracts are based on a standard form. The principal exceptions are the municipalities of Maringa and Curitiba. Unlike our standard concession contracts, which are described above, the concession contract with the municipality of Maringa details specific civil construction works which we must complete, and it does not exempt us from paying municipal taxes on services. The concession contract with the municipality of Curitiba gives Curitiba extensive supervisory powers over us, establishes penalties for our noncompliance with the agreement, including Curitiba's right to intervene in our operations, does not require Curitiba to make investments in the concession and requires us to observe certain environmental laws. This agreement also establishes a concession fee that we must pay and goals that we must meet by certain dates. Curitiba, like most other municipalities with which we have concession contracts, is required to reimburse us for the non-amortized or net book value of our investments in concession assets if the concession is terminated or not renewed. We have recently entered into a new concession contract with the municipality of Curitiba, which is among our most important concessions.


TARIFFS


     As a public utility concessionaire, we are subject to state tariff regulation. Under state policy, our tariffs should, at a minimum, be adequate to cover our costs of operation and maintenance, depreciation, provisions for doubtful accounts, amortization of expenses and provide a return on our investment. Since our incorporation in 1963, the state has promulgated the tariff structure that we negotiated and then proposed, with only minor adjustments.


     Our tariff rate applies to the entire state, with the limited exceptions described below. Our rate structure differentiates between type of customer and level of consumption. There is a discounted "social tariff" that is charged to customers who use less than 10 cubic meters per month, live in a house no larger than 60 square meters and earn, as a household, no more than double the minimum wage per month. Other residential users who consume no more than 10 cubic meters of water per month are charged a fixed minimum-consumption tariff. Residential customers who use 10 to 30 cubic meters of water per month are charged for consumption in excess of 10 cubic meters per month at the regular tariff rate. For usage levels higher than 30 cubic meters per month, the residential customer pays a higher tariff. Commercial, industrial and public-sector customers are similarly billed by customer category at different rates. In certain coastal areas of the state, we apply a seasonal adjustment to the tariffs to combat water shortages in the summer peak season.

     We estimate that, in 2001, 0.21% of our residential water customers were charged the social tariff, 37.47% the minimum-consumption tariff, and 62.32% at rates above the minimum-consumption tariff.

     Our tariffs for wastewater collection are assessed at 80% of a customer's monthly bill for water usage, regardless of the volume of wastewater collected. The wastewater tariff has been increased to 85% of the customer's monthly bill for water usage in the municipalities of Curitiba and Maringa, effective for all invoices with a due date of March 1, 2002 or later.

     Based on information published by Brazilian Association of Sanitation Companies, we believe that our tariff rates are similar to those offered by other state-controlled Brazilian water companies within the southern and southeastern regions of Brazil.

BILLING POLICY AND PROCEDURE

     We assess our customers a minimum monthly charge of 10 cubic meters per month, which is the minimum volume of water recommended for an average family by the World Health Organization. This minimum charge also covers the cost of maintaining water coverage for our customers. If our customers consume less than 10 cubic meters of water per month, they are still invoiced for 10 cubic meters of water. This can result in a higher volume of water invoiced than metered.


     Bills for water and wastewater services are delivered to our customers monthly and are based on water usage determined by monthly water meter readings. Bills for wastewater collection, if applicable, are calculated as 80% of the customer's water bill, except for the municipalities of Curitiba and Maringa, where the wastewater tariff was recently increased to 85% of the customer's water bill. All of our customers are metered.


     A significant portion of our accounts receivable is paid after the stated due date, although only a small portion still remains delinquent at year's end. We have established several procedures to deal with delinquent payments from private, or non-governmental, customers. Customers have an average of 15 days to pay their bill after its issuance. When the meter is read the following month, usually 15 days after the deadline for the previous bill's payment has passed, second billing notices, along with a disconnection notice, are delivered to customers. On or following the 31st day after the deadline for payment has passed, we suspend the water supply, close the connection valve and wrap it with tape. We deliver the client a notice (with which the client can pay the overdue amount) requesting him to pay the overdue bill, and, upon payment, to remove the tape. In the recent past, a few municipalities, representing a small portion of our billing, prohibited the suspension of service to a customer with an overdue bill, either because of a court decision or by municipal law. We have vigorously contested these municipal decisions in court and have generally been successful.

     If the customer still has not paid the overdue account 45 days after the payment deadline has passed, a notice is delivered to the customer requesting settlement of amounts due within 15 days in order to prevent disconnection of service to the property. We physically disconnect a customer from our water network only after the second disconnection notice has been delivered and the payment is at least 60 days past due. We have begun forwarding to a collection agency accounts that are unpaid 90 days after the deadline. Legal action is only used as a last resort, given the high cost of lawsuits and the length of time required to reach final adjudication. It is our policy not to cut services to municipalities and public-service institutions such as hospitals and charitable organizations.

     In 2001, 39.95% of the amounts billed (including government accounts) were paid by the scheduled due date. Within 30 days from the scheduled due date, 80.27% of amounts billed were paid. Only 8.66% of the amounts billed remained unpaid 90 days after the due date, and less than 1% of amounts billed are ultimately charged to the allowance for doubtful accounts. Prompt collections from governmental entities have sometimes proved difficult. Under the Fiscal Responsibility Law, a new law that came into effect in Brazil in May 2000, Brazilian federal, state and local governments are required to pay their outstanding bills by the end of their administration. In response to this law, some municipal governments have begun making timely payments on invoices or are actively negotiating past due amounts with us.


     In addition, we have taken several actions to recover overdue public-sector accounts. These actions include:

     - increasing our usage of the municipality's labor force in expanding our water and wastewater systems, then offsetting these costs against the municipality's accounts receivable; and

     - in the case of the state of Parana, deducting accounts receivable from interest on equity and/or dividend payments due to the state.

QUALITY CONTROL

     We believe that our quality-control systems are among the most advanced in Brazil and Latin America. Our control systems produce a constant stream of operational data relating to the functioning of our equipment. These various data are entered automatically into our central computer network, either by direct connection, telephone or the corporate intranet.

     Each local production plant prepares a detailed monthly report based on the daily data collected relating to water quality and quality of operations. Our quality-control team studies this data and compiles it into an aggregate monthly report on the operations of our company as a whole.

     In order to ensure that our operations are of the highest quality, we have sought and obtained certification from the International Organization for Standardization, or ISO, for two of our systems, one for environmental management and the second for water and wastewater operations. Each of these certified systems is then used as the standard for all of our operations state-wide. The ISO is a worldwide federation of independent, national-standards bodies from approximately 140 countries, one from each country.

  ISO 14001 CERTIFICATE OF ENVIRONMENTAL MANAGEMENT

     We were the first basic sanitation company in Brazil to be awarded the ISO 14001 International Certificate for a complete water and wastewater system. This ISO 14001 Certificate recognizes that a sanitation company meets certain standards of environmental protection in its operations. ABS Quality Evaluations, Inc. awarded the certificate to our integrated Foz de Iguacu system in November 1999. Our ISO 14001 Certificate is recognized:

     - in Latin America by the Instituto Nacional de Metrologia, Normalizacao e Qualidade Industrial (National Institute of Metrology, Standardization and Industrial Quality, or INMETRO);

     - in Canada and the United States by American National Standards Institute-Registrar Accreditation Board, or ANSI-RAB; and

     - in the European Community by Raad voor Accreditatie, the Dutch Council for Accreditation.

     ABS Quality Evaluations, Inc. performs annual audits to verify compliance with standards and monitor improvements to the environmental management system. These standards require that a sanitation company follow certain procedures, including system analysis, training, operational controls, monitoring and other corrective and preventative measures. If the applicable prerequisites are met, the certificate is maintained and is eligible for renewal after three years. We underwent a new audit for renewal of the

ISO 14001 Certificate in November 2001 and obtained a three-year renewal. We perform our own internal ISO 14001 audit twice a year.

  ISO 9002 CERTIFICATE OF QUALITY


     Our water production system and treatment system in the municipality of Campo Largo has received the ISO 9002 Certificate of Quality (1994 version). The ISO 9002 Certificate recognizes that a company meets certain quality control standards. This was the first certification of this type in Brazil for a water production and treatment system. The Campo Largo ISO 9002 certification covers the water production plant located in the municipality of Campo Largo itself, and also water quality control and chemical product analysis, which occur in our laboratories in Curitiba. The Certificate is recognized worldwide and is accredited by INMETRO (Brazil) and ANSI-RAB (United States).


     We obtained the ISO 9002 Certificate in August 1997. ABS Quality Evaluations, Inc. performs an annual audit to verify compliance with standards. These standards require that a sanitation company follow certain procedures, including system analysis, quality control, inspections, testing, training and other corrective and preventative measures. If these standards are met, the certificate is maintained and is eligible for renewal after three years. We submitted to a new audit for the renewal of the ISO 9002 Certificate in August 2000. We met all requirements, and the certificate was renewed for an additional three years. We perform our own internal ISO 9002 audit twice a year.

  NATIONAL SANITATION QUALITY AWARD

     Each year since 1997, we have been awarded the National Sanitation Quality Award, or PNQS (formerly the ABES Quality Award). This award is sponsored by the Associacao Brasileira de Engenharia Sanitaria e Ambiental (Brazilian Association of Environmental and Sanitary Engineering), or ABES. Our systems that have received this award are:

     - 1997 -- Cornelio Procopio System

     - 1998 -- Uniao da Vitoria and Campo Mourao Systems

     - 1999 -- Gurapuava and Paranavai Systems

     - 2000 -- Apucarana and Paranavai Systems

     The PNQS is the highest award in the field of sanitation in Brazil and is based on the criteria of the National Quality Award. We believe we are the only sanitation company in Brazil to have won this award for each of the past four years.

CUSTOMER SUPPORT AND CUSTOMER RELATIONSHIPS


     We have service centers in every municipality in our service areas, of which 75% are connected online. This allows customers to access our database, not only for billing information, but also for information on the latest results of quality-control tests in the customer's area. In addition, we provide our customers with on-line billing options. Since 1982, we have operated a customer service telephone number that allows our customers to request information or service of any kind and present claims regarding billing errors for water and wastewater services.


SUPPLIERS

     The principal materials and equipment required for our operations are pipe, chemicals for water treatment and meters and meter-reading equipment. We rely to a lesser extent on pumps, treatment tanks and equipment, electronic control and other computer equipment and telecommunications equipment. Because we are a state-owned company, we are required to procure materials and equipment through a public bidding process.

     The pipe used in our operations is widely available in Brazil. The chemicals we use in our water treatment are provided by several different companies. We only purchase chemicals from companies whose products meet our rigid quality-control standards.



     We historically have obtained meters and meter-reading equipment from Lao Industrial Ltda., a Brazilian company. We have also recently begun purchasing metering equipment from the Brazilian subsidiaries of Schlumberger, ABB and ARAD. Our pumps and treatment tanks and equipment are purchased from several Brazilian manufacturers and Brazilian subsidiaries of international companies. Our electronic control and computer equipment is provided by several Brazilian manufacturers and Brazilian subsidiaries of IBM, Hewlett Packard and other internationally recognized companies. We purchase telecommunications equipment from a Brazilian subsidiary of Ericsson.


     We rely heavily on outsourced personnel for various tasks, including meter reading and pipeline installation and maintenance. In addition, we rely on COPEL, Parana's state-owned electrical generation and distribution company, for our power needs.

PROPERTY, PLANT AND EQUIPMENT

     We own property, plant and equipment that, at December 31, 2001, had a net book value of R$2.55 billion. The following table presents certain key data with regard to each category of assets as of December 31, 2001.


                                                              NATURE
ASSET TYPE                                      UNITS       OF INTEREST      NET BOOK VALUE
----------                                    ----------    -----------    -------------------
                                                                           (IN MILLIONS OF R$)
Storage dams................................     291           Owned            R$ 45,209
Reservoirs and holding facilities...........    1,971          Owned              145,370
Water pumping stations......................     934           Owned               81,504
Water treatment facilities..................     471           Owned               81,079
Water main pipelines........................  5,755 km.        Owned              202,687
Water distribution pipelines................  34,186 km.       Owned              316,634
Water equipment.............................    20,013         Owned               32,040
Metering equipment..........................  2,144,914        Owned               41,049
Wastewater equipment........................    2,232          Owned               13,602
Wastewater collection pipelines.............  12,841 km.       Owned              602,323
Wastewater pumping stations.................     203           Owned               18,874
Wastewater treatment facilities.............     377           Owned              180,011


The operation of our plants and equipment is described in more detail above under "Our operations".

     In addition to the plants and equipment described above, we own our corporate headquarters in Curitiba, consisting of 12 buildings with an aggregate floor area of 10,353 square meters (located on 33,200 square meters of land). This and one other property in Curitiba are subject to a lien in favor of the Federal Treasury as a guarantee against a lawsuit regarding the Social Contribution over Profit (Contribuicao Social sobre o Lucro, or CSSL). In addition, a loan in the amount of R$34.8 million is secured by a lien on property, plant and equipment in an aggregate net book value of R$145.2 million.

     As discussed above, we intend to expand our property, plant and equipment aggressively in order to:

     - keep pace with population growth in the area of water supply; and

     - increase our level of wastewater coverage in our service areas to 60% by year-end 2005 and 66% by year-end 2010.

To achieve this expansion, we intend to rely principally on funds obtained under the Paranasan loan program with the state of Parana and the Japan Bank for International Cooperation, on the proceeds of this offering and on internally generated funds and, to a lesser extent, on other sources.

ENVIRONMENTAL MATTERS

     Our operations are subject to extensive federal, state and municipal laws and regulations relating to the protection of human health and the environment. These laws and regulations affect, among other activities, the planning and operation of water supply systems, the collection and treatment of wastewater, the release of effluents and the final disposal of wastes. Some of our operations require environmental licenses which we can obtain only after preparing environmental impact statements for the area affected by the proposed activity and implementing control measures agreed upon with the agency. We can and do incur substantial operating costs and capital expenditures to upgrade our property, plant and equipment, a portion of which is spent to comply with applicable environmental requirements.

     Non-compliance with any environmental laws and regulations, including accidents and releases of hazardous materials, may result in claims for property damage or personal injury, the imposition of criminal and administrative fines and penalties, an obligation to remediate any environmental damage that may have been caused and a partial or total suspension of activities. If we fail to comply with applicable environmental standards, we could lose tax incentives or access to lines of credit provided by governmental entities or be barred from bidding for public contracts. Executive officers, directors and managers of legal entities may be fined or jailed if they are aware of ongoing violations of environmental laws but fail to take steps to prevent them.

     For example, we are a defendant in several civil and criminal actions seeking damages, cleanup costs, or injunctive relief related to property damage, personal injury or pollution allegedly resulting from our activities. In addition, some environmental protection agencies, including the Parana Environmental Institute (Instituto Ambiental do Parana) and the federal environmental authority, or the Brazilian Institute for the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renovaveis), have served us with notices relating to allegations of noncompliance with environmental laws, including, for example, the wrongful release of effluents and operating in environmentally protected areas. Actions that are still on appeal or awaiting a court decision involve the potential imposition of civil penalties, including fines and sanctions, as described under "Legal Proceedings".


     In order to remedy instances of noncompliance with environmental law, particularly with regard to questions of environmental licensing and effluent quality standards, on March 30, 1999 we entered into formal agreements known as terms of commitment with the state environmental authority. These signed terms of commitment stayed the state's right to prosecute violations and impose fines for a three-year period. They also set forth the terms and conditions for us to implement certain technological upgrades and other pollution controls required by this legislation over a period of three years from the date of signing, with the possibility for us to renew the contract for successive periods of three years. To date, we have invested R$27 million in our plants in order to comply with the terms of commitment, and as of December 31, 2001, we estimate that R$97 million in investment remains. Failure to comply with the obligations established in the terms of commitment potentially subjects us to the payment of fines imposed by the state environmental authority. At present, we have met a significant portion of our obligations under these agreements by installing new technology and, in some cases, discontinuing older operation systems. We have, however, fallen behind schedule in making all of the improvements foreseen in the terms of commitment. Because the terms of commitment expired in March 2002, we have begun negotiating the extension of these terms of commitment and have received a comfort letter from the Parana Environmental Institute or IAP, agreeing to extend the terms of commitment for another three-year term, provided that we submit reports detailing the actions already taken and yet to be taken, which will be reflected in a timetable that will become part of the terms of commitment. We have presented IAP with a draft for the first group of the new terms of commitments, and are awaiting their final approval.

EMPLOYEES

     As of December 31, 2001, we had 3,933 direct employees and 736 additional outsourced personnel. We believe that we have measures in place to ensure that these providers of outsourced services operate at a level of quality at least as high as our own. The table below provides data on the number of employees, employee costs incurred by us and total connections per employee from 1997 to 2001, both for our own direct employees and for outsourced personnel.


                                                  FOR THE YEAR ENDED DECEMBER 31,
                                             -----------------------------------------
                                             1997     1998     1999     2000     2001
                                             -----    -----    -----    -----    -----
EMPLOYEES
  Direct...................................  4,216    4,001    3,869    3,784    3,933
  Outsourced...............................  2,656    2,214    1,292      953      736
                                             -----    -----    -----    -----    -----
     Total.................................  6,872    6,215    5,161    4,737    4,669
                                             =====    =====    =====    =====    =====
TOTAL CONNECTIONS PER EMPLOYEE
  Direct only..............................    510      569      632      684      683
  Direct and outsourced....................    313      366      474      546      575


     The numbers in this table reflect the fact that increasingly we use third-party contractors for jobs performed in the past by outsourced personnel and our own employees.

     Our employees are represented by a total of seventeen unions, five of which represent the majority of our workers. The remaining twelve represent specific categories of workers. Though not all employees are affiliated with these unions, all employees enjoy the benefits provided for in the collective labor agreements under the provisions of labor laws, and each worker is required by law to contribute a specified minimum amount to the labor union representing him or her.

     The current collective labor agreement does not provide for any special job security for our employees. There are currently a total of 926 employees, however, who enjoy provisional job security provided for by law.


     For the year 2000, we instituted an annual incentive compensation program involving all employees, with the amount and performance criteria to be proposed by us each year. The goal of this plan is to develop and nurture a culture of productivity, quality and results at all levels of our company. Pursuant to the plan for 2000, for the net income in excess of 12% of net revenue, we distributed 40% of that excess among our employees up to a maximum of 2.5 times the gross, aggregate monthly amount of our total employee salaries. Any single employee, however, could have collected more or less than his or her share of this amount, based on departmental and individual performance. We paid approximately R$11.3 million in 2001 to employees through our annual incentive compensation program with respect to 2000 results.


     We provide our own self-funded "defined contribution" health and pension plans for our employees. We believe that the level of protection provided is at or above the Brazilian market standard for large industrial enterprises. For 2001, our contribution to these plans equaled approximately R$16.7 million.

     We believe that relations between us and our employees are good. During the last 10 years, there have been no strikes or labor slow-downs or other economically damaging acts of worker protest.

LEGAL PROCEEDINGS

     There are a number of administrative, civil and criminal actions filed against us, principally in connection with allegations of non-compliance with laws, disputes regarding the value of expropriated property or taxes due and with damages allegedly resulting from various accidents. As is typical for companies in Brazil, we are also subject to a large number of labor claims, mostly brought by former or retired employees.

     During 2001 and 2000, we recorded provisions of R$14.4 million and R$6.2 million, respectively, for tax and legal proceedings. Provisions are recorded based on the advice of our legal counsel. Our management believes that the provisions recorded are adequate to cover our exposure based on discussions with legal counsel.


     We are also subject to a number of claims brought against us by the Brazilian tax authorities in connection with disputed taxes. One of these claims, relating to amounts allegedly owed but not paid in 1991 and 1992, is for an amount in excess of R$48.7 million (exclusive of interest). Another claim relates to the amount of penalty owed on a late payment of sales tax, with the federal revenue service seeking an additional penalty of R$13.7 million above the penalty already paid. We believe that the various other tax claims against us are not material, individually or in the aggregate. We have made a provision for these income tax and COFINS (federal sales tax) claims, among others, in an aggregate amount of R$65.4 million as of December 31, 2001, and we have also offered a pledge with a net book value of R$3.6 million on some of our properties to guarantee this amount.



     We are the defendants at a public civil action brought by the Labor Attorney's Office seeking (i) the annulment of two of our service agreements with third parties and (ii) the imposition of a R$1,000.00 daily fine for each third-party and outsourced service provider. The appellate court upheld a judgment rendered by the trial court in favor of the Labor Attorney's Office and annulled our service agreements with two third parties and imposed the above daily penalty per service provider which is to be calculated based on a number of approximately 400 service providers. We have appealed the judgment to the Superior Labor Court, and a final decision on this matter is still pending. We have been granted a preliminary injunction by the Superior Labor Court suspending the imposition of this fine until the rendering of a final judgment. Based on advice of our counsel, we believe that we have a reasonable chance of obtaining reversal of judgment.


     On August 7, 2001, we received a notice of infringement from IBAMA due to our alleged failure to complete an environmental impact statement and to obtain an environmental license prior to pumping water from the Karst Aquifer. The federal government is seeking R$1 million in fines. The matter is currently on administrative appeal. In addition, we received a notice of infringement from the IAP on May 10, 2001 relating to our alleged contamination of a local stream due to the malfunction of our sanitary treatment station. The IAP is seeking R$200,000 in damages, and the matter is currently on appeal within IAP. Based on discussions with our legal counsel, we do not believe that the final outcome of this matter will have a material adverse effect on our business or financial condition.


     We are also a defendant in nine civil environmental actions filed between 1992 and 2001 by the state public attorney or various public organizations in various lower courts in the state of Parana. Each of these actions contains allegations that we caused property damage, human exposure and personal injury, or various kinds of environmental degradation through our use of open dumps, releases of untreated wastewater to land and water resources, failure to control gaseous emissions and odors and/or operations in protected areas. Various forms of relief are demanded in eight of these actions, including payment of approximately R$2.5 million in damages, performance of environmental remediation and the cessation of certain operating and disposal activities. We have recorded a provision of R$2.5 million for these environmental proceedings as of December 31, 2001. The ninth action seeks to compel us to obtain certain licenses, to construct a treatment plant and to pay damages in an amount as yet unspecified. In each of these actions, the amount of damages we are required to pay could ultimately be more or less than the amount demanded by prosecutors, because the amounts of damages in such cases are determined by an independent expert after a judgment has been reached on the merits of the case. The amounts of damages awarded generally have little or no relation to the amounts of damages demanded by the prosecutors in their complaints.


     In addition, on August 20, 2000, IAP initiated a criminal investigation into the involvement of one of our executive officers, one of our managers and one of our employees in a potential violation of environmental law resulting from an alleged overflow of our sewage collection network in the municipality of Itambe, which contaminated the soil and a nearby stream. This action is now in the investigative phase. It is not possible at this moment to predict whether this inquiry will result in criminal action against the accused, or the amount of any fines that may be assessed against us. We are also a defendant, along with several of our managers, in a criminal action filed July 12, 1999 by the district attorney in the 2nd District

Court of Londrina. The court has determined that we violated environmental law by releasing untreated wastewater into a local stream but, as of March 31, 2002, the penalties or damages had not been fixed.


     We believe that none of these environmental claims, considered individually or in the aggregate, will prove to be material. Because the damages determined by independent experts may have little or no relation to the amount demanded in the complaints, however, it is impossible for us to offer any assurances as to amount or timing of any judgments that might be rendered against us.


     Following the special shareholders meeting held on December 18, 2001 to approve the share dividend (bonificacao), four minority preferred shareholders who voted against share dividend informed us of their intention to exercise withdrawal rights. These shareholders represented 20.87% of preferred share capital and 2.61% of total share capital prior to the share dividend and the global offering. We informed those shareholders that we had been advised by counsel that such withdrawal rights do not exist and that we therefore did not intend to recognize and such rights. If it were determined that withdrawal rights did exist, we would be required to redeem the preferred shares held by such shareholders at their book value on that date, which was R$3.08 per preferred share. We have been advised by counsel that the time period for asserting withdrawal rights, if any, has passed, so no other shareholders can assert withdrawal rights.

                                   REGULATION

     We are subject to extensive Brazilian federal, state and local laws and regulations governing, among other things:

     - the granting of rights and concessions to provide water and wastewater services;

     - public bidding requirements;

     - water usage;

     - water quality and environmental protection;

     - tariffs on water and wastewater services; and

     - governmental restrictions on the incurrence of indebtedness applicable to state-controlled companies.

     There is no single body of laws or regulations in Brazil that specifically governs water supply and wastewater collection, treatment and disposal. Under the Brazilian Constitution, the federal government, states and municipalities share responsibility for water and wastewater services. The Brazilian Constitution also states that the provision of public services, such as water and wastewater services, is the responsibility of the applicable public authority. Municipalities are primarily responsible for public services of "local interest", and states are responsible for public services of "common interest". However, any public authority has the right to provide these services directly or through a concession granted to a third party. In the state of Parana, all concessions are granted by the municipality in question.

CONCESSIONS

     Concessions for water and wastewater services are evidenced by agreements between us and the municipal governments. Under these concessions, the municipalities grant us the right to supply these services in a particular municipality or region. Our concessions usually have a contractual term of 30 years. However, our concessions generally may be terminated at any time if certain quality and safety standards are not met or if there is a default under the relevant concession contract. No conceding authority has ever terminated a concession contract with us. A municipality that elects to terminate a concession contract and take control of its water and wastewater services must either provide these services itself or auction the concession to potential concessionaires through a competitive bid process.

  CONCESSIONS LAWS

     The Federal Concessions Law enacted in 1995 created a new framework for the granting of concessions by federal, state and municipal governments in Brazil. The Federal Concessions Law requires that a concession granted by a public entity be based upon a public bidding process. In general, concessions granted after enactment of the Brazilian Constitution in 1988 that were not granted pursuant to a public bidding process are subject to cancelation, and any concession granted prior to enactment of the Brazilian Constitution and as to which work or operations thereunder were not initiated by, or were suspended on, February 13, 1995 are subject to revocation as well. The Federal Public Bids Law provides, however, that the public bidding process can be waived when the services are to be provided by a public entity that was created for these specific purposes prior to the enactment of this law, provided that the prices for such services are compatible with those prevailing in the market. Based on this rule, municipalities granted us concessions after enactment of the Brazilian Constitution without a public bidding process. We may be required to bid publicly in order to acquire new concessions or to renew existing ones. We did not have any of our concessions canceled or revoked following promulgation of the Brazilian Constitution or the Federal Concessions Law.

     The Federal Concessions Law provides that when the conceding authority terminates a concession early, it must reimburse the sanitation company for the non-amortized or net book value of those investments in assets that are essential to the rendering of the concession services. Essential assets are those necessary for the rendering of our water and wastewater services.


     As of the date of this prospectus, all our concessions are current and in full force and effect.


WATER USAGE AND DISCHARGE


     There exist a wide variety of federal, state and local entities for the management of water resources. The Brazilian Constitution states that the federal government shall create a national system for the management of water resources and defines criteria for granting the use of water resources to third parties. Brazilian federal law establishes the National Policy for Water Resources and the National System of Water Management. Furthermore, it mandates that third parties be charged for their use of water resources.

     State law establishes the basic principles governing the development and use of water resources in the state of Parana in accordance with the State Constitution. These principles include:

     - rational utilization of water resources, with priority for services provided to the general population;

     - optimization of the economic and social benefits resulting from the use of water resources;

     - protection of water resources against actions which could compromise current and future use;

     - defense against critical hydrographic events which could endanger the health and safety of the population or result in economic and social losses; and

     - development of navigable waterways for economic benefit.

Under state law, the implementation of any project that involves the use of surface or underground water requires prior authorization or a license from the relevant governmental authority.

     A state decree provides that the Superintendencia de Desenvolvimento de Recursos Hidricos e Saneamento Ambiental (Commission of Water Resources and Environmental Sanitation Development, or SUDERHSA) of the state of Parana has as its objectives:

     - establishing a policy for the use of water resources with a view to developing the water business of the state of Parana; and

     - carrying out plans, studies and projects related to the integral use of water resources, directly or by means of agreements with third parties.

Some of the authorizations granting us the right to use water resources have expired, but we are seeking to renew them with the relevant environmental agencies or are canceling them because we have discontinued our activities in that area.

     The following chart outlines the various federal and state entities with jurisdiction over water usage and wastewater discharge.

                  [FLOW CHART FEDERAL]       [FLOW CHART STATE]

WATER QUALITY

     The Ministry of Health of the federal government issued a regulation that establishes standards of potability for all water intended for human consumption in Brazil. This regulation is patterned after the U.S. Safe Drinking Water Act as well as regulations promulgated by the U.S. Environmental Protection Agency.


     On December 29, 2000, the Ministry of Health approved new rules governing the quality of water which is intended for human consumption. These rules gave affected companies 24 months to comply with its provisions, with the understanding that until the expiration of the 24 month period, the old rules would remain in force. We already comply with several of these rules and we are taking steps to comply with the rest of these rules by the end of the 24-month deadline.


     We analyze test samples at our laboratories to determine compliance with Brazilian law using the "Standard Methods" (18th Edition) procedures established by the American Water Works Association.

WASTEWATER REGULATION


     The Brazilian federal and state wastewater regulations are essentially identical. The Parana Environmental Institute, or IAP, is authorized by state law to monitor discharges of pollutants into public waters. Furthermore, a company may not use or divert natural water in the state of Parana without an administrative consent from SUDERHSA. We have not received formal authorization from SUDERHSA to discharge untreated wastewater and, although we keep IAP notified of our levels of untreated wastewater discharge, we are still subject to penalties. We have not received any material notices of penalties from IAP or SUDHERSA. Our capital expenditure program includes an allocation of

R$68.7 million that is designed to reduce the discharge of untreated wastewater into rivers and the ocean, which we developed in consultation with IAP. We cannot assure you that we will not be required in the future to obtain specific licenses or authorizations for discharges of untreated wastewater. We must also obtain the approval of SUDERHSA to operate our treatment facilities.

     State law also permits the state to charge fees to companies that discharge effluents into the state of Parana's water resources. Although the state of Parana does not currently assess fees for such discharges, we cannot assure you that such fees will not be charged in the future.

     Some municipalities in the state of Parana have enacted municipal laws requiring us to charge a tariff for wastewater services at a lower percentage than the 80% of the water usage that we generally invoice. We have consistently taken the position that the power to set tariffs is reserved to the state and not the municipalities. To date, these municipal laws have not been enforced against us.

ENVIRONMENTAL LICENSES

     We must have an environmental license for the construction, installation, expansion and operation of enterprises that use environmental resources and that may be considered real or potential polluters. We currently hold valid licenses for the operation of most of our facilities. The licenses that have expired are being renewed before the relevant environmental agencies. As part of the terms of our environmental licenses, we may be required to obtain environmental impact studies prior to beginning construction or installation of new facilities.

TARIFFS

     As a public utility concessionaire, we are subject to state tariff regulation. Under current state policy, our tariffs are set at levels that are, at a minimum, sufficient to cover our costs of operation and maintenance, depreciation, provisions for doubtful accounts and amortization of expenses and to provide a return on our investment. We submit our tariff rates to the state of Parana annually for review, typically in October. After review, the governor establishes the new tariff by decree which typically becomes effective on the bills which have a due date of December 1 or later. The state currently has a policy of considering the following criteria in determining our tariffs:

     - type of customer;

     - capacity of the water meter;

     - characteristics of consumption;

     - volume consumed;

     - fixed and variable costs;

     - investment plans (in order to ensure adequate cash for investments);

     - productivity;

     - seasonal variations; and

     - social and economic conditions of residential consumers.

     In addition to the criteria the state considers in determining tariffs, we, as a company, consider factors like the costs associated with the use of water resources, depreciation, provision for bad debts, amortization of expenses and adequate remuneration for the investments. We currently maintain a tariff table that considers, on one hand, which applicants are entitled to a reduced rate (or "social tariff") due to their low incomes and, on the other hand, a spectrum of higher rates broken down into consumption levels and customer categories (commercial, industrial, residential and public) for everyone else. For each category of customer we have a three-tier tariff schedule, based on volume of usage. We bill our customers on a monthly basis. We are also authorized to enter into individual contracts with certain customers, such as municipalities, to sell water or wastewater services on a bulk basis.

GOVERNMENTAL RESTRICTIONS ON INCURRENCE OF DEBT


     The National Monetary Council set forth rules governing external credit operations of the Federal District, the states, the municipalities and their respective companies and other bodies, including us. These rules require, among other things, that, with certain exceptions for the importation of goods and services:

     - The proceeds of external borrowings must be used to refinance outstanding financial obligations of the borrower. Preference must be given to those obligations that have a higher cost or shorter term than the external debt and, pending application, remain on deposit, as directed by the Central Bank of Brazil, in a blocked account.

     - The total amount of the external borrowing must be paid by monthly deposits in a blocked account. Each monthly deposit is to equal the total debt service obligation (including principal and interest) divided by the number of months remaining in the term of the obligation.

     The account for proceeds of external credit operations must be an escrow account opened in a federal financial institution and must hold the funds until released for purposes of refinancing outstanding obligations of the borrower. The escrow account to be used for repayments is to be an escrow account opened in a federal financial institution and is to secure the payment of principal and interest on the external debt. These requirements do not apply to financing transactions involving multilateral or official organizations such as the World Bank, the Inter-American Development Bank or the Japanese Bank for International Cooperation.


     Our external credit transactions are also subject to the approval of the Brazilian Treasury Department and the Central Bank of Brazil. After reviewing the financial conditions of an applicable transaction, these organizations will approve the transaction and, at our request, establish an electronic registration through which we can remit all scheduled payments of principal, interest and expenses. The electronic registration grants the borrower access to the commercial market for foreign exchange purposes. Nevertheless, to facilitate the conduct of monetary policy and to eliminate imbalances in Brazil's balance of payments, the Central Bank of Brazil can introduce restrictions on inflows and remittances abroad of foreign capital.


LENDING LIMITS OF BRAZILIAN FINANCIAL INSTITUTIONS

     Brazilian law limits the amount that Brazilian financial institutions may lend to public sector companies up to 45% of the lender's net worth.

AUDIT COURT OF THE STATE OF PARANA


     The Audit Court (Tribunal de Contas) of the state of Parana must approve our accounts each year. The Audit Court is still analyzing our accounts for 1998 fiscal year and thus has yet to approve our accounts for such year. The Audit Court has not informed us of any irregularities in our accounts for 1998. We have already been granted this approval for 1999 and 2000. Although we still expect this approval to be granted for 1998, a refusal to approve our accounts for the 1998 fiscal year could lead the Audit Court to (i) require our directors and officers to account for any irregularities ascertained by the Audit Court;
(ii) request the state legislature to suspend all of our agreements that are considered irregular; and (iii) request the Attorney's Office to bring a public civil action against us in order to investigate any irregularities ascertained by the Audit Court.


PENDING LEGISLATION

     New sanitation laws are under discussion at both the federal and state levels. The Brazilian House of Representatives is currently considering a bill for a national sanitation law that contemplates, among other things, the following:

     - prohibiting concession payments to municipalities;

     - dispensing of public bidding requirements for concessions granted to government-controlled companies;

     - establishing guidelines for fixing tariffs, including provisions that require gains from productivity increases to be partially passed on to consumers;

     - clarifying that, in the event that a contract is rescinded by the relevant municipality, the concessionaire must be reimbursed for the entire value of the assets assumed by the municipality; and

     - clarifying the allocation of responsibilities among the federal, state and municipal governments.

We anticipate that the bill may be modified substantially before it is passed into law.

     The legislature of the state of Parana currently has a bill before it which would create a state agency to regulate sanitation and energy services. That agency would oversee the utilization of those public services by the state of Parana and its municipalities. We also expect that the state legislature would create an agency supervision fee.


PUBLIC BIDDING PROCEDURES



     Pursuant to the Brazilian federal public bids law, the public bidding process commences when the conceding authority, state-controlled company or other relevant governmental authority publishes an announcement in the relevant, official federal, state or municipal gazette, as well as in a leading Brazilian newspaper, stating that it will carry out public bidding, pursuant to provisions set forth in an edital (invitation to bid). The invitation to bid must specify, among other terms:



     - the purpose, duration and goals of the bid;



     - a description of the qualifications required for adequate performance of the services covered by the bid;



     - the deadlines for the submission of bids;



     - the criteria used for selection of the winning bidder; and



     - a list of the documents required to establish the bidder's technical, financial and legal capabilities.



     The invitation to bid is binding upon the conceding authority. Bidders may submit their proposals either individually or in consortia, as provided for in the invitation to bid.



     After receiving proposals, the conceding authority will evaluate each proposal according to one of the following criteria, which must have been set forth in the invitation to bid:



     - the technical quality of the proposal;



     - the lowest cost or lowest public service tariff offered;



     - the highest amount offered in consideration for their concession; or



     - a combination of the criteria above.



     The public bidding laws described above will apply to us in the event that we seek to secure new concessions or to renew existing ones, unless we manage to renew such concession agreements before they expire. Moreover, subject to certain exceptions, these bidding laws currently apply to us with respect to obtaining goods and services from outsourcing for, among other things, our business operations or in connection with our capital expenditure program.

                                   MANAGEMENT

     We are managed by our board of directors (conselho de administracao), composed of nine members and an equal number of alternates, and our seven executive officers (diretoria). We have a permanent audit committee (conselho fiscal), which is composed of three to five members. Our principal governing document is our by-laws (estatuto social).

DIRECTORS AND SENIOR MANAGEMENT

  BOARD OF DIRECTORS


     The conselho de administracao, our board of directors, is the decision-making body responsible for determining general guidelines for our business, and for formulating and expressing our policies. The board of directors is responsible for electing our executive officers and supervising their management. It also monitors the executive officers' implementation of the general guidelines and policies. Our board of directors ordinarily meets four times a year and in special session when called by the chairman of the board, the vice-chairman, one-third of the members of the board or the chief executive officer. Under the Brazilian corporations law, a board member is prohibited from voting in any meeting or with respect to any transaction in which he or she has a conflict of interest with us. Also, under that law each member of the board of directors must hold at least one of our common or preferred shares. The business address of each of our directors is the address of our principal executive offices. Members of our board of directors are elected to three-year terms.



     Under the Brazilian corporations law, the board of directors must have at least three members. Each director and his or her respective alternate are elected at a general shareholders meeting and are subject to removal at any time. Our by-laws state that the board of directors must consist of nine members.


     Set forth below are the names, ages, positions, expiration of current term and brief biographical descriptions of the members of our board of directors. Ages are as of December 2001.


                                                                      EXPIRATION OF
NAME                          AGE              POSITION                CURRENT TERM
----                          ---              --------              ----------------
Ingo Henrique Hubert........  53     Chairman                        November 4, 2004
Jose Carlos Irago Garcia....  64     Vice Chairman                   November 4, 2004
Carlos Afonso Teixeira de
  Freitas...................  58     Chief Executive Officer and     November 4, 2004
                                     Board Member
Miguel Salomao..............  63     Board member                    November 4, 2004
Jose Antonio Andreguetto....  42     Board member                    November 4, 2004
Armando Martinho Bardou
  Raggio....................  52     Board member                    November 4, 2004
Rodrigo Bhering Andrade.....  43     Board member                    November 4, 2004
Hamilton Aparecido
  Gimenes...................  40     Board member                    June 9, 2002
Ricardo Coutinho de Senna...  53     Board member                    November 4, 2004



     INGO HENRIQUE HUBERT. Mr. Hubert was chief executive officer of our company from 1979 to 1983. He also worked at Telecomunicacoes do Parana S.A. as vice-president and as human resources officer from 1976 to 1979 and 1984 to 1985. From 1985 to 1988, he worked as an executive officer at Grupo Empresarial Tupi. From 1988 to 1991 he worked as an executive officer at Industria Ceramica Parana S.A. and from 1991 to 1995 he was the CEO of Industrias de Bombas Centrifugas Ltda. Since 1995, Mr. Hubert has also been CEO of COPEL, our affiliate and indirect shareholder. He has been chairman of our board of directors since February 2001.



     Mr. Hubert holds degrees in electrical engineering from Universidade Federal do Parana and completed post-graduate work in electrical engineering at the University of Stuttgart. He holds a degree in business management from Institut Europeen d'Administration des Affaires in Fontainebleau, France and conducted post-graduate work in Political and Social Economic Development from the University of California, Berkeley.


     JOSE CARLOS IRAGO GARCIA. Mr. Irago has worked in businesses and business associations in Europe and Latin America for over 40 years.



     From 1960 to 1968, he was chief executive officer in Venezuela of Inducret S.A. and director of INPLAVCA. From 1968 to 1979, he was chief executive officer in Brazil and Latin America of Oficina Tecnica de Empresas de Ingenieria S.A. From 1980 to 1993, he was chief executive officer of Tecnicas de Depuracion de Aguas S.A. From 1993 to 1998, he was general manager of a region of Sociedad Mediterranea de Aguas S.A. (a direct subsidiary of Compagnie Generale des Eaux in Spain); chief executive officer of Tecnicas de Depuracion de Aguas S.A. (an indirect subsidiary of Compagnie Generale des Eaux in Spain); and board member of various subsidiaries of Sociedad Mediterranea de Aguas S.A. (a direct subsidiary of Compagnie Generale des Eaux in Spain).



     From 1999 to the present, Mr. Irago has been the chief executive officer in Brazil of Proactiva Medio Ambiente S.A. (a joint venture between FCC and Vivendi Environnement); the general manager of Empressa Geral de Servicos, Ltda. and Sanedo, Ltda. (indirect subsidiaries of Vivendi Environnement); one of our board members on behalf of Sanedo; and a board member of Domino, one of our shareholders.



     Mr. Irago graduated as Merchandise Expert from the Escuela de Comercio at Vigo, Spain, and in business administration from the Business Institute at the London Business School and Instituto de Empresa.



     MIGUEL SALOMAO. Mr. Salomao worked for Banco do Brasil in various capacities from 1961 to 1967. He worked for the Central Bank of Brazil from 1967 to 1990, with the last nine years of his tenure as the Central Bank's delegate to Parana and Santa Catarina. From 1991 to 1994 he served as a consultant on monetary policy with the IMF. He was Secretary of the Treasury for the state of Parana from 1995 to 1997 and has served as Secretary of State for Planning and General Coordination since 1997. He has been a board member since September 1998.


     Mr. Salomao holds degrees in social science from Pontificia Universidade Catolica do Parana and economics from Fundacao de Estudos Sociais do Parana. He also holds a graduate degree in international economics from Universidade de Sao Paulo.

     JOSE ANTONIO ANDREGUETTO. Mr. Andreguetto was CEO of the Environmental Institute of Parana from 1995 to 2000, and is currently the institute's president. He is also Parana's Secretary of State for the Environment and Water Resources, a position he has held since 2000, and is a member of National Environmental Council, president of the Administrative Council of Managers in the Development of Water Resources and Environmental Sanitation since 2000, president of the State Environmental Council since 2000, and president of the Council for the Development of the Parana Coast since 2000. He has been a board member since February 2001.

     ARMANDO MARTINHO BARDOU RAGGIO. Mr. Raggio has served in leadership positions in various organizations relating to the public health for 25 years. More recently, he served as Secretary of Health for the municipality of Curitiba between 1992 and 1994, was president of the National Council of Secretaries of Health for Municipalities in 1994, became Parana's Secretary of State for Health during 1995, and in 1996 became president of the National Council of Secretaries of Health. He has been a board member since September 1998.

     Mr. Raggio is a physician, receiving his degree in medicine from Universidade Federal do Parana in 1976.


     RODRIGO BHERING ANDRADE. Before becoming a member of our board, Mr. Andrade worked as an attorney at Pinheiro Neto - Advogados, a law firm, the Mergers and Acquisitions Group for Latin America at J.P. Morgan, and, subsequently, investment officer at GP Investimentos. Mr. Andrade has served as board member of various Brazilian companies. Currently, he is a board member of Santos Brasil S.A.,

IG-Internet Group do Brasil and W-Aura Participacoes S.A. He has been a member of our board since September 1998.

     Mr. Andrade holds a law degree from Universidade de Brasilia and has an LL.M. from Yale Law School.

     HAMILTON APARECIDO GIMENES. Mr. Gimenes has been an employee of our company since 1983, and has occupied several key positions. He has been a board member since April 1999. He is the employee's representative to the board of directors.

     Mr. Gimenes holds a teaching degree from the Centro Tecnico -- Educacional Superior do Oeste Paranaense.


     RICARDO COUTINHO DE SENNA. Mr. Senna has been chief concessions officer for Andrade Gutierrez S.A., one of our affiliates, since 2000. He also serves on the boards of directors of several other Andrade Gutierrez S.A. affiliates:
Concessionaria do Sistema Anhanguera Bandeirantes S.A.; Concessionaria Presidente Dutra S.A.; Concessionaria de Rodovias Integradas S.A.; Concessionaria Via Lagos; Concessionaria Ponte Rio Niteroi S.A.; Barcas S.A.; and of Domino, one of our direct shareholders. He has been a board member since September 1998.



     Mr. Senna holds a degree in civil engineering from Universidade Federal de Minas Gerais.


     CARLOS AFONSO TEIXEIRA DE FREITAS. Mr. Freitas has worked in our company in various positions for over 30 years, including project engineer, production chief, operations chief and chief technical officer. Currently he is our CEO, a position he has occupied since January 1995. He has been a board member since September 1998.

     Mr. Freitas has also served in several positions outside our company. He was General Coordinator for the Curitiba metropolitan region from 1988 to 1989 and president of the Brazilian Association of Sanitation and Environmental Engineering from 1981 to 1983 and 1989 to 1993.

     Mr. Freitas holds a degree in civil engineering from Universidade Federal do Parana and a degree in sanitation engineering from Universidade de Sao Paulo.

  EXECUTIVE OFFICERS

     Our executive officers are our legal representatives and are responsible for our internal organization and our day-to-day management, and the implementation of the general policies and guidelines established by the board of directors. The executive officers have individual responsibilities established by our by-laws and by our board of directors. The business address of each of our executive officers is the address of our principal executive offices.

     Our board of directors elects our executive officers for a three-year term, and the board may remove any executive officer before the expiration of such officer's term. According to the Brazilian corporations law, executive officers must be Brazilian residents. The executive officers hold regularly scheduled meetings on a weekly basis and hold additional meetings when called by any executive officer.

     Set forth below are the names, ages, positions, expirations of current term and brief biographical descriptions of our executive officers as of December 31, 2001. Ages are as of December 31, 2001.


                                                                         EXPIRATION OF
NAME                                 AGE            POSITION              CURRENT TERM
----                                 ---            --------            ----------------
Carlos Afonso Teixeira de                   Chief Executive Officer     November 4, 2004
  Freitas..........................  58
Jean Marie d'Aspe(1)...............  52     Chief Operating Officer     June 8, 2002
Luiz Carlos dos Santos Bueno                Chief Administrative        November 4, 2004
  Filho............................  46     Officer
Ricardo Del Guerra Perpetuo........  39     Chief Financial Officer     June 8, 2002
Lauro Klas Junior..................  53     Chief New Business          November 4, 2004
                                            Officer
Alberto Zocco Junior...............  53     Chief Investor Relations    November 4, 2004
                                            Officer


---------------


(1)Mr. d'Aspe is expected to retire by year-end 2002 and is expected to be replaced by Pierre Yves Morgue.


     CARLOS AFONSO TEIXEIRA DE FREITAS. Mr. Freitas is currently a member of our board of directors as well as our CEO. His biography is included above.

     JEAN MARIE D'ASPE. From 1974 to 1980, Mr. D'Aspe was a civil works engineer for Soletanche Enterprise in France. Mr. d'Aspe has also worked for affiliates of Compagnie Generale des Eaux for many years. From 1980 to 1998, he served in various positions for Compagnie Generale des Eaux, including as Caen sector chief, technical director for the French Antilles, Nice sector chief, Toulouse water and wastewater director and general manager of the southern region of France. He has been our chief operating officer since June 1999.

     Mr. d'Aspe graduated with a degree in civil engineering from the Ecole Nationale Superieure des Mines in Nancy, France.

     LUIZ CARLOS DOS SANTOS BUENO FILHO. Mr. Bueno has worked in various positions and at various companies for over twenty years. From 1983 to 1994 he worked for the state of Parana as an engineer and technical consultant. He has also worked for us in various capacities since 1981. From 1981 to 1983, he worked for us as a mechanical engineer, from 1995 to 1997 he was our chief officer for research and development, from 1997 to 1998 he was our chief officer for institutional organization, and he has been our chief administrative officer since October 1998.

     Mr. Bueno holds a degree in mechanical engineering from Universidade de Mogi das Cruzes, and holds an advanced degree in mechanical engineering from Ecole Nationale Superior des Arts et Metiers in Paris.

     RICARDO DEL GUERRA PERPETUO. Mr. Perpetuo has worked in various finance-related positions. From 1985 to 1988 he worked at the assets desk at Banco Cidade S.A., becoming head of the asset desk in 1987. He was head of the assets desk at BankBoston in Sao Paulo from 1989 to 1990, chief financial officer of Civilcorp Engenharia Construcoes e Inc. Ltda. from 1990 to 1996 and chief financial officer of Metodo Engenharia S.A. from 1996 to 1999, and also served on its board of directors. Mr. Perpetuo has also represented Metodo Engenharia S.A. and its affiliated companies, TSM-Tyshman Speyer Metodo (Brazil) and BMT-Bechtel Metodo Telecomunicacoes (Brazil).

     Mr. Perpetuo is the author of Operacoes Financeiras em Vigor no Mercado (Financial Operations in Force in the Market) and has collaborated on two other financial books. He also has written a financial column for the newspaper Estado de Sao Paulo. He was a professor of graduate level financial mathematics at Fundacao Armando Alvarez Penteado in Sao Paulo. He has been our chief financial officer since June 1999.

     Mr. Perpetuo holds degrees in civil engineering from Universidade MacKenzie of Sao Paulo and in business administration from Fundacao Getulio Vargas.

     LAURO KLAS JUNIOR. Mr. Klas has worked in many capacities in our company for nearly twenty years. He was western division chief engineer from 1973 to 1974, chief of the Curitiba system from 1976 to 1979, regional administrator in various regions from 1981 to 1987, metropolitan chief from 1988 to 1991, project chief for our metropolitan region from 1991 to 1992, studies and projects chief from 1992 to 1995, chief of technology planning from 1995 to 1996, technical executive officer from 1996 to 1997 and new business executive officer from 1997 to 1998. He has been our chief technical officer since October 1998.

     Mr. Klas holds a degree in civil engineering, and has taken additional courses in water-related studies from Universidade Federal do Parana. He has also studied business at Fundacao Joao Pinheiro and received an MBA from Amana Key in Sao Paulo.

     ALBERTO ZOCCO JUNIOR. Before becoming our investor relations officer, Mr. Zocco worked in our company for 27 years. He was operations engineer from 1972 to 1973, northeast division chief from 1974 to 1975, northern regional administrator from 1975 to 1983, chief of the expansion division from 1983 to 1987, supply chief from 1987 to 1988, chief of operational development from 1988 to 1991, operational development engineer from 1992 to 1994, chief operations officer from 1995 to 1997, an executive officer from 1997 to 1998, new business executive officer in 1998, and investor relations officer from 1998 to the present. His current term as investor relations officer began in February 2000.

     Mr. Zocco has also held several other positions relating to sanitation. He was the general secretary of the Brazilian Association of Sanitation and Environmental Engineering from 1989 to 1993. He was director of the Engineering Institute of the state of Parana from 1995 to 1998. Currently, he is also the coordinator of operational development for the Association of Basic State Sanitation Businesses, a position he has held since 1995.

     Mr. Zocco holds a degree in civil engineering from Universidade Federal do Parana, and has done post-graduate work in hydraulic construction at the same university.


     PIERRE YVES MOURGUE. Mr. Mourgue is expected to replace Mr. d'Aspe as our chief operating officer. Mr. Mourgue began working for Vivendi in 1990 as assistant to the operating director of the Loire Valley of France. In 1993 he became the sales manager for Vivendi in Paris. He then worked as the operations manager in Anvergue in central France. From 1999 to 2001, he worked as chief executive officer of Stephanoise des Eaux, a subsidiary of both Vivendi and Ondeo.



     Mr. Mourgue graduated in 1988 with a degree in Agronomy Engineering from the Institut National Agronomique Paris Grignon in Paris, France, one of the "Grandes Ecoles" of France.


COMPENSATION

     According to our by-laws, our shareholders are responsible for establishing the aggregate compensation we pay to the members of our board of directors and the executive officers. The members of our board of directors are then responsible for distributing such aggregate compensation individually in compliance with our by-laws.

     For the fiscal year ended December 31, 2001, the aggregate compensation (including benefits in kind granted) that we paid to members of the board of directors and the executive officers for services in all capacities was approximately R$1.1 million.

     For the year ended December 31, 2001, the aggregate compensation that we paid to the members of the audit committee was approximately R$62,650.

     As of March 15, 2001, our board members and executive officers owned an aggregate of 67,261 preferred shares. For the fiscal year ended December 31, 2001, none of our board members and executive officers had any financial or other interests in any transaction involving us which was not in the ordinary course of our business.

     None of our directors and executive officers is party to an employment contract providing for benefits upon termination of employment.

  ANNUAL INCENTIVE COMPENSATION PROGRAM

     Pursuant to Brazilian federal law, companies operating in Brazil are allowed to have an annual incentive compensation program. The benefits under this program must be calculated based on company profits and must be shared with employees. These programs are deductible for income tax purposes, beginning from and after fiscal year 1996. However, we understand that no government regulation currently exists for determining how the profits should be distributed. In 1998, we implemented an annual incentive compensation program for the first time.

     Our program has been based on the achievement of both company-wide and individual goals. The basis of the goals are maintenance or improvement of standards, productivity and net income. The goals are formally agreed to by management and the employees. Our program for year 2001 resulted in distributions to employees of R$7.9 million.

AUDIT COMMITTEE


     Under the Brazilian corporations law, the conselho fiscal, or audit committee, is a corporate body independent of management and a company's external auditors. A Brazilian audit committee is not equivalent to, or comparable with, a U.S. audit committee. The primary responsibility of the audit committee is to review management's activities and the financial statements, and report its findings to the shareholders. While the committee can review all management activities, the committee principally focuses on the management's accounting and financial activities. Under the Brazilian corporations law, the audit committee may not contain members that are on the board of directors, on the executive committee, our employees, employees of a controlled company or of a company of this group, or a spouse or relative of any member of our management. In addition, the Brazilian corporations law requires the audit committee members to receive as remuneration at least 10% of the average annual amount paid to the executive officers. The Brazilian corporations law requires an audit committee to be composed of a minimum of three and a maximum of five members, plus their respective alternates. For sociedades de economia mista, like Sanepar, the audit committee operates on a permanent basis.


     Generally under the Brazilian corporations law, holders of non-voting preferred shares have the right to elect separately one member of the audit committee. Also, under the Brazilian corporations law, minority groups of shareholders which hold at least 10% of the voting shares have the right to elect separately one member of the audit committee. For sociedades de economia mista, as our company is, the minority common shareholders (i.e., those not a part of the control block) have the right to elect one member of our audit committee and the preferred shareholders have the right to elect another member of the audit committee.


     Under our by-laws, the audit committee is composed of three to five members and an equal number of alternates, who may or may not be shareholders, and are elected annually at the annual shareholders meeting. Currently, our audit committee has five members. Our audit committee is a permanent body and meets when called by any member of the committee, and as required by law. Members of our audit committee receive compensation set at the shareholders meeting and in conformity with the Brazilian corporations law.


     Set forth below are the names and positions of the members of our audit committee as of April 22, 2002.



                                                                           EXPIRATION
NAME                                                        POSITION     OF CURRENT TERM
----                                                        ---------    ---------------
Celso Ferreira Almeida....................................  President    April 21, 2003
Juraci Barbosa Sobrinho...................................  Counselor    April 21, 2003
Herminio Paiva de Castro..................................  Counselor    April 21, 2003
Luis Otavio Nunes West....................................  Counselor    April 21, 2003
Jorge Michel Lepeltier....................................  Counselor    April 21, 2003


SHARE OWNERSHIP

     There are no provisions in our by-laws regarding a board member's power to vote on a proposal, arrangement or contract in which such board member is materially interested, although Brazilian corporations law has a provision forbidding such interested voting. There are likewise no provisions restricting a board member's ability to borrow money from us, although any such borrowings must by law be at arm's length and must be preceded by authorization of the shareholders or the board of directors. Our by-laws do not set forth an age limit requirement for retirement of our board members. At the shareholders meeting, shareholders determine the amount of compensation for board members and executive officers. Under Brazilian corporations law, each member of our board of directors must hold at least one of our common or preferred shares.


     Set forth below are the names and total shares held by our officers and directors as of April 10, 2001. These amounts reflect the share dividend that was declared on March 22, 2002.



                                                PREFERRED    COMMON    PERCENT OF SHARES
NAME                                             SHARES      SHARES       OUTSTANDING
----                                            ---------    ------    ------------------
Carlos Afonso Teixeira de Freitas.............   59,067       --       0.05% of preferred
Ricardo Del Guerra Perpetuo...................   24,992       --       0.02% of preferred


In addition, each of the other members of our board of directors and his or her alternate owns one preferred share.

               MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS


     The following table sets forth information about the levels of our share ownership as of April 10, 2002:



                          NUMBER OF     % OF            NUMBER OF      % OF
                           COMMON      COMMON   % OF    PREFERRED    PREFERRED   % OF       NUMBER      % TOTAL
SHAREHOLDER                SHARES      SHARES   TOTAL     SHARES      SHARES     TOTAL   TOTAL SHARES   SHARES
-----------              -----------   ------   -----   ----------   ---------   -----   ------------   -------
State of Parana........  173,902,122    60.00%  42.00%  43,475,530     34.99%    10.50%  217,377,652     52.50%
Domino.................  115,106,273    39.71   27.80   28,776,568     23.16      6.95   143,882,841     34.75
Officers and directors
  as a group(1)........            0     0.00    0.00       84,076      0.07      0.02        84,076      0.02
Sanepar pension fund...            0     0.00    0.00    2,715,222      2.19      0.66     2,715,222      0.66
Other..................      828,475     0.29    0.00   49,193,916     39.59     11.88    50,022,391     12.08
                         -----------   ------   -----   ----------    ------     -----   -----------    ------
                         289,836,870   100.00%  70.00%  124,245,312   100.00%    30.00%  414,082,182    100.00%
                         ===========   ======   =====   ==========    ======     =====   ===========    ======


---------------

(1) Mr. Carlos Teixeira, President and Chief Executive Officer, holds 59,067 preferred shares, and Mr. Ricardo Perpetuo, Chief Financial Officer, holds 24,992 preferred shares. In addition, each member of the Board of Directors holds one preferred share.



     None of the holders of our preferred or common shares is entitled to any special voting rights, whether due to their controlling positions or otherwise.



     An affiliate of Credit Suisse First Boston Corporation, one of the international underwriters, beneficially owns more than 10% of our preferred shares outstanding prior to the closing of this offering. Two affiliates of Salomon Smith Barney Inc., one of the international underwriters, are limited partners in CVC/Opportunity Equity Partners L.P., a Cayman Islands partnership which owns 24.52% of Opportunity Daleth S.A., a shareholder of Domino.


OUR COMMON SHAREHOLDERS

  THE STATE OF PARANA


     Under current state law, the government of the state of Parana must maintain ownership of at least 60.0% of our common shares. Thus, the state of Parana is our controlling shareholder. The state also holds ownership interests in several other utilities and public service companies. The most prominent of these companies is COPEL. It holds a 58.6% ownership interest in COPEL. COPEL is one of our indirect shareholders.


  DOMINO HOLDINGS S.A.

     Domino is a Brazilian company formed for the specific purpose of investing in us. Its ownership interest in us is its principal asset. Domino is owned by four companies, each of which is discussed in more detail below:

     - Andrade Gutierrez Concessoes S.A.;

     - Sanedo Ltda., an indirect subsidiary of Vivendi Environnement S.A.;

     - Opportunity Daleth S.A.; and


     - Copel Participacoes S.A., a subsidiary of COPEL.


     ANDRADE GUTIERREZ CONCESSOES S.A. Andrade Gutierrez Concessoes S.A. is the public concession arm of Andrade Gutierrez S.A. group, one of Brazil's largest conglomerates. Andrade Gutierrez S.A. was created in 1948 as a heavy construction company, but since the early nineties it has also become active in three new major areas: public concessions for telecommunications and real estate development. For example, through AG Telecom, it holds a stake in the group that controls Telemar Participacoes, the holding company for Tele Norte Leste Participacoes S.A., the largest telecommunication company in the Brazilian private sector, providing services to 16 different states in Brazil. It has also allowed the group, through Andrade Gutierrez Concessoes S.A., to take advantage of private sector opportunities under the Brazilian privatization programs. For example, Andrade Gutierrez Concessoes S.A. holds 15.31% of the total equity on CCR -- Companhia de Concessoes Rodoviarias which consists of five concessions for the high-traffic highways in Brazil and through its 27.5% stake in Domino, owns an indirect interest in 10.92% of our common shares and 6.37% of our preferred shares.



     In 2001, the Andrade Gutierrez group had gross operating revenues of R$3.1 billion and total assets of R$8.2 billion. These figures are still unaudited. During the same period, Andrade Gutierrez Concessoes S.A. had gross operating revenues of R$256 million and total assets of R$662 million. These figures have been audited.



     SANEDO LTDA. Sanedo is an indirect Brazilian subsidiary of Vivendi Environnement. Vivendi Environnement holds water, waste management, energy, and transportation operations worldwide. Its Vivendi Water unit, operating in some 100 countries, is the world's leading water company. Its subsidiary Onyx is the world's third-largest waste-management service provider. Vivendi Environnement's parent company, Vivendi Universal S.A., is a world-recognized conglomerate and currently owns 63% of Vivendi Environnement. Vivendi Environnement, through its 30.0% stake in Domino, owns an indirect interest in 11.91% of our common shares and 6.95% of our preferred shares.



     OPPORTUNITY DALETH AND CVC/OPPORTUNITY. Opportunity Daleth S.A. is an investment vehicle controlled by CVC/Opportunity, formed to take advantage of investment opportunities in water and sanitation companies in Brazil. In addition to CVC/Opportunity, Opportunity Daleth has two other investors, GEEMF II Water and FUNCEF -- Fundacao dos Economiarios Federais. GEEMF II Water is an investment vehicle of Global Environment Emerging Markets Fund II, a U.S.-based fund focused on emerging markets investments in healthcare and environmentally beneficial sectors. FUNCEF is a Brazilian pension fund. Opportunity Daleth, through its 27.5% stake in Domino, owns an indirect 10.92% interest in our common shares and 6.37% of our preferred shares.



     CVC/Opportunity consists of CVC/Opportunity Equity Partners L.P. -- an offshore investment fund and CVC/Opportunity Equity Partners FMIA -- a Brazilian private equity fund, both of which are organized specifically to invest in private equity opportunities in Brazil. CVC/Opportunity began operating in September 1997 and its portfolio is composed of investments in Brazilian public service companies, including Brasil Telecom S.A., Telemar S.A. (wireline telecommunications), Telemig Celular S.A. and Amazonia Celular S.A. (Wireless Telecommunications), Santos Brasil S.A. (container handling terminal -- Sao Paulo) and Opportrans (underground urban transportation -- Rio de Janeiro). The total amount invested by CVC/Opportunity is approximately US$1.1 billion.


     Two affiliates of Salomon Smith Barney Inc., one of the international underwriters, are limited partners in CVC/Opportunity Equity Partners L.P., a Cayman Islands partnership which owns 24.52% of Opportunity Daleth S.A., a shareholder of Domino.


     COPEL. COPEL provides electricity for 2.9 million clients in the state of Parana, which represents 9.2 million people, and has a generation capacity of 4,549 MW. It is one of three large utilities formerly controlled by municipal or state governments, rather than by the federal government. Through acquisitions, COPEL is expanding into water, sanitation, natural gas and telecommunications. COPEL, through its 15.0% stake in Domino, owns an indirect interest in 5.96% of our common shares and 3.47% of our preferred shares.


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

SHAREHOLDERS AGREEMENT

     On September 4, 1998 our major shareholders, the state of Parana and Domino, entered into a 15-year shareholders agreement. Among other things, the shareholders agreement governs the voting rights of these shareholders in our general meetings. Our major shareholders have the same voting rights. Accordingly, these shareholders have agreed to vote as a block whenever the relevant resolutions deal with:

     - certain changes to our by-laws;

     - issuance of debentures convertible into voting stock, subscription rights for voting stock or participation certificates;

     - redemption of our stock;

     - our merger, spin-off, amalgamation, change of corporate form, dissolution or winding-up (including the appointment of a liquidator);

     - unequal dividend distribution other than as provided in our constitutive documents or the shareholders agreement; and

     - compensation for members of our board of directors and executive officers.

Additionally, our shareholders agreement sets forth other guidelines, policies and requirements with respect to: (i) the election of our directors and officers and the operation of our administrative bodies; (ii) the administration of our business; (iii) our operational activities; (iv) the distribution of profits (including our obligation to distribute, in addition to the mandatory distribution, at least an additional 25% of our net profits in each fiscal year); and (v) the disposal of our shares.

     Recent changes in the Brazilian corporations law give our minority shareholders the right to appoint one or two of our directors, as further described in "Description of Share Capital -- Our common and preferred shares." In this connection, the shareholders agreement will have to be amended in the case our minority shareholders decide to exercise the above right.


     In a situation in 1997 involving the sale of a noncontrolling equity interest in a company controlled by the state of Minas Gerais and a shareholders agreement between the state and a non-Brazilian minority shareholder, following the election of a new governor, the state of Minas Gerais commenced a legal action seeking to void its shareholders agreement with the non-Brazilian minority shareholder based principally on the theory that the grant of veto powers to the minority shareholder violated the state law requiring the state to control the company. A state appellate court upheld a judgment rendered by a state trial court in favor of the state and voided the shareholders agreement. The shareholder has appealed to the Brazilian Superior Court of Justice, and a decision as to whether such appeal fulfills the applicable requirements for the review by the Court of Justice is still pending. We cannot assure you that the state of Parana would not in the future seek to void the shareholders agreement or that it would be unable to do so.


SHAREHOLDERS MEETINGS

     As described above, our common shareholders have agreed to vote unanimously on certain significant corporate actions. They have agreed to meet before shareholders meetings and discuss proposals regarding these actions. If they cannot reach agreement before the meeting, then at the meeting they will vote against the proposal.

     Pursuant to the Brazilian corporations law, shareholders voting at a shareholders meeting have the power to take the following actions, among other things:

     - amend the by-laws;

     - elect or dismiss members of the board of directors and members of the audit committee at any time;

     - receive the annual reports by management and accept or reject management's financial statements, including the allocation of net profits and the distributable amount for payment of the mandatory dividend and allocation to the various reserve accounts;

     - authorize the issuance of debentures;

     - suspend the rights of a shareholder in default of obligations established by law or by the by-laws;

     - accept or reject the valuation of assets contributed by a shareholder in consideration for the issuance of capital stock;

     - authorize the issuance of founder's shares;

     - pass resolutions to reorganize our legal form, to merge, consolidate, or split us, to dissolve and liquidate us, to elect and dismiss our liquidators and to examine their accounts; and

     - authorize management to file for bankruptcy or to request a concordata, a procedure involving protection from creditors similar in nature to reorganization under the U.S. Bankruptcy Code.

     In order to elect board members, the common shareholders nominate individuals to occupy the available posts, and all shareholders vote together to elect these individuals. All of our shareholders meetings, including the annual shareholders meeting, are convened by publishing, no fewer than 15 days prior to the scheduled meeting date and no fewer than three times, a notice in Diario Oficial do Estado do Parana and Gazeta do Povo, newspapers with general circulation in Curitiba where we have our registered office, and in Gazeta Mercantil, a newspaper with general circulation in Sao Paulo, Brazil. Such notices must contain the agenda, time and place for the meeting and, in the case of an amendment to our by-laws, an indication of the subject matter. Any shareholder may attend such meeting and take part in the discussion of matters submitted for consideration, and each common share entitles its holder to cast one vote in the deliberations held at the meeting.


     According to the Brazilian corporations law and our by-laws, annual and special shareholders meetings may be called by the board of directors or the executive officers. A shareholders meeting may also be called:


     - by the audit committee, should the administrative bodies delay in doing so for more than one month (with respect to the annual meeting), and a special shareholders meeting whenever serious or urgent matters occur, including in the agenda of the meeting such matters as it may deem necessary;

     - by any shareholder, whenever the directors fail to convene the meeting for more than 60 days after the deadline, in the cases determined by law or our by-laws;

     - by shareholders representing at least 5% of the share capital whenever the directors do not, within eight days, comply with their justifiable request that a meeting be called; and

     - by shareholders representing at least 5% of the voting shares, or 5% of non-voting shareholders, whenever the directors do not, within eight days, comply with the request that a meeting be called in order to appoint the audit committee.

     A shareholder may be represented at a shareholders meeting by an attorney-in-fact appointed not more than one year before the meeting, who must be a shareholder, a company officer or a lawyer. For a public company, such as our company, the attorney-in-fact may also be a financial institution.

CORPORATE GOVERNANCE

  BOARD OF DIRECTORS


     Our board of directors has nine members and nine alternates. Pursuant to the shareholders agreement, the state of Parana has the right to appoint five members to the board of directors, and an equal number of alternates. Domino has the right to appoint three members and three alternates. The remaining member and his or her alternate is appointed by employee vote. Only the entity that appointed the board member can dismiss that board member. Directors are elected to three-year terms. As a consequence of the new provisions of the Brazilian corporations law (which have been introduced by Law No. 10,303), according to which minority shareholders holding a determined percentage of our shares have the right to appoint one or two of our directors, we may have to amend our by-laws so as to create one or more additional board seats.

     A number of key corporate decisions are taken at the board level. Some decisions, such as the approval of related party transactions, approval of the sale or encumbering of permanent assets, the granting of guarantees exceeding 0.5% of our net worth and approval of financial agreements exceeding 2% of our net worth, require the affirmative vote of at least seven board members (a qualified majority). Other decisions of the board (that do not require a qualified majority) include the power to call shareholders meetings and the election of the executive officers.

  EXECUTIVE OFFICERS

     We have seven executive officers:

     - chief executive officer;

     - chief financial officer;

     - chief operating officer;

     - chief new business officer;

     - chief superintendent officer;

     - chief investor relations officer; and

     - chief administrative officer.

     Our board of directors elects our executive officers to three-year terms.

     Pursuant to the shareholders agreement, our chief executive officer, chief new business officer, chief administrative officer and chief investor relations officer are elected solely from a slate of names provided by the state of Parana. The chief superintendent (a position which is currently vacant), chief financial officer and chief operations officer are elected solely from a slate of names provided by Domino.

RELATED PARTY TRANSACTIONS


     None of the members of our board of directors or executive officers are related to one another. Their relationships with our company are arm's-length.


  TRANSACTIONS WITH THE STATE OF PARANA

     Our controlling shareholder is the state of Parana. The state of Parana is one of our principal clients in terms of water and wastewater and in terms of billings. For the year ended December 31, 2001, the state of Parana accounted for 2.42% of amounts billed under all customer invoices for the year. We work closely with the state of Parana, and the state has in the past arranged financing that allows us to benefit from its governmental status.


     In January 1998, the state of Parana entered into a contract with the Japan Bank for International Cooperation, or JBIC, for a loan of up to Y23.69 billion (equivalent to approximately R$419.4 million and US$180.7 million, at the commercial selling rates published by the Central Bank of Brazil for December 31, 2001) to be used for the development and construction of water and wastewater projects in the state of Parana. On January 29, 2002, we entered into a "mirror" loan agreement with the state of Parana, under which the state agreed to forward to us all amounts to be received by it under the Paranasan program beginning January 1, 2002, and we agreed to repay to the state amounts that become due under the program, including interest accruing at the rates specified in the program. These disbursements are repayable in allotments over 18 years (2005 to 2023). This loan will accrue interest at a rate of 4.0% per year, in the case of disbursements allocable to construction, and 2.3% per year, in the case of disbursements allocable to consulting and design services. These rates are identical to the rates payable by the state to JBIC under the Paranasan loan documentation. For more information on the Paranasan program, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources".



     Through December 31, 2001, we had received an aggregate of R$198.6 million in advances from the state of Parana, not including approximately R$20.9 of accrued interest. At that date, this included R$136.9 million of funds advanced to us under the Paranasan program, as described above; R$44.0 million of amounts paid to COPEL on our behalf as described below; R$11.1 million of interest on equity payable to the state but never in fact paid in 1997; and R$6.6 million of other amounts paid by the state on our behalf. On January 29, 2002, Sanepar and the state of Parana entered into agreements under which R$40.0 million of these advances and similar amounts owed to the state will not be owed to and will not be repaid to the state, but instead will be treated as an additional capital contribution, although no additional shares of share capital will be issued to the state. Sanepar agreed to repay the remainder of advances by the state through December 31, 2001, including accrued interest, using part of the proceeds obtained from this offering. These amounts to be repaid are recorded on our balance sheets as a current liability as "Advances from Shareholders".


     The state of Parana has entered into additional loans with the International Bank for Reconstruction and Development and the Inter-American Development Bank on our behalf and in an aggregate amount of R$214.9 million, as of December 31, 2001, and on-lent funds to us on the same terms.

     Additionally, the state of Parana has guaranteed R$287.4 million of our long-term debt.

  TRANSACTIONS WITH COPEL


     We maintain an important business relationship with COPEL. COPEL is both an indirect holder of our common shares through Domino and an affiliate through the state of Parana. In addition, COPEL is also one of our largest suppliers, because electricity is one of our largest operating expenses. We have approximately 600 electricity supply contracts with COPEL under which COPEL provides us with electricity in our service areas. In 2001, COPEL billed us an average of R$4.5 million per month.



     In the past, we did not pay invoices from COPEL from December 1993 through April 1994 and from June 1994 through November 1994. On January 30, 1996, the state of Parana assumed the responsibility for these bills. As a consequence, the state paid R$44.0 million to COPEL on our behalf. In accordance with an agreement dated January 29, 2002, the payments made to COPEL by the state of Parana, and not reimbursed to the state of Parana by us, totaling R$22.3 million, will not be repaid to the state of Parana and have been recorded as "Additional paid-in capital" in 2002. The remainder, or R$21.7 million, will be repaid to the state of Parana from the proceeds of this offering, and is included within the R$179.5 million (US$77.4 million) referred to in the Use of Proceeds Section.



  TRANSACTIONS WITH AFFILIATES OF VIVENDI



     Vivendi Environnement, a French company that is one of the world's leading water companies, is an indirect holder of our common shares that currently has the right to name one of our board members and one of our executive officers. On March 8, 2000, we entered into a construction contract for the expansion of our network and operations with a consortium that includes OTV, an affiliate of Vivendi Environnement. The amount of the contract is for R$31.8 million. The outstanding amount of this contract involving OTV was R$698,000 as of February 28, 2002. This contract and purchases thereunder are entered into on an arm's-length basis.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL


     We are a mixed-ownership corporation (sociedade de economia mista de capital aberto, or a company of mixed state and private ownership) incorporated under the laws of Brazil. Our common shares do not currently have a public trading market. Our preferred shares traded on the SOMA under the symbol "SAPR4" from March 16, 2000 through the present. We anticipate that, prior to the close of the global offering, our preferred shares will cease to be listed on the SOMA and begin trading on the Sao Paulo Stock Exchange, or Bovespa, also under the symbol "SAPR4".


OUR COMMON AND PREFERRED SHARES

     On December 31, 2001, our common and preferred shares and their aggregate paid-in value were as follows:

                                                      NUMBER OF
TYPE OF SHARES                                         SHARES       PAID-IN AMOUNT(IN R$)
--------------                                       -----------    ---------------------
Common.............................................  289,836,870         389,342,813
Preferred..........................................   41,428,876          55,652,116
                                                     -----------         -----------
     Total.........................................  331,265,746         444,994,929
                                                     ===========         ===========


Following the share dividend (bonificacao) on March 22, 2002 and prior to this offering, the number of our preferred and common shares and paid-in capital is as follows:


TYPE OF SHARES                                     NUMBER OF SHARES    PAID-IN AMOUNT(IN R$)
--------------                                     ----------------    ---------------------
Common...........................................    289,836,870            389,342,813
Preferred........................................    124,245,312            442,364,216
                                                     -----------            -----------
     Total.......................................    414,082,182            831,707,029
                                                     ===========            ===========


     All shares issued are fully paid and have no par value. All shares issued are outstanding. We are issuing 144,000,000 preferred shares in connection with this offering, which will bring the total preferred shares outstanding after completion of the offering to 268,245,312. With one exception, no shares have been paid for with assets other than cash within the past five years. There are no options or warrants to purchase our shares outstanding. We have no treasury shares, although we are not prohibited from holding treasury shares. Our by-laws do not impose restrictions on foreign ownership of our shares; the state of Parana is, however, required by state law to hold at least 60% of our common shares. When required to publish matters pursuant to Brazilian law, we publish them in the Diario Oficial do Estado -- PR (Official Gazette of Parana), Gazeta do Povo -- PR (Peoples' Gazette of Parana) and/or the Gazeta Mercantil, Brazil's leading business newspaper.



     According to the records at the Central Bank of Brazil, as of April 15, 2002, of our shares outstanding, none of our common shares and 12,855,837 of our preferred shares were held by persons outside Brazil, accounting for 0.0% and 10.35% of all common and preferred shares outstanding, respectively. These figures have not been adjusted to reflect the share dividend (bonificacao) on March 22, 2002.


     The following table sets forth our historical numbers of shares outstanding for the periods indicated:

                                                   OUTSTANDING AS OF DECEMBER 31,
                                              -----------------------------------------
TYPE OF SHARES                                   1999           2000           2001
--------------                                -----------    -----------    -----------
Common......................................  289,836,870    289,836,870    289,836,870
Preferred...................................   41,428,876     41,428,876     41,428,876
                                              -----------    -----------    -----------
     Total..................................  331,265,746    331,265,746    331,265,746
                                              ===========    ===========    ===========

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

     Generally speaking, holders of our common and preferred shares have the same rights, preferences and restrictions with three principal exceptions. First, each common share entitles its holder the right to vote at shareholders meetings, whereas under ordinary circumstances, each preferred share entitles its holder the right to vote only in limited circumstances. Second, all the holders of our preferred shares must receive dividends per share of at least 10% more than the amount paid to the holders of our common shares. Third, in the event of a liquidation, after labor, tax, secured and unsecured commercial credits have been satisfied, the remaining funds are then distributed to shareholders. Such funds, if any, are paid first to holders of our preferred shares and then to holders of our common shares. Such rights, preferences and restrictions are discussed in more detail below.


     We will convene a special general meeting of shareholders on April 26, 2002 to resolve on the adjustments to be made in our by-laws in order to expressly provide that the preferred shares will have the right to receive dividends of at least 10% more than the amount paid to holders of common shares in order to adapt our by-laws to the new requirements set forth by Law No. 10,303, which amended the Brazilian corporations law. In practice, there should be no change in the preferences of our preferred shares (including the preferred shares being issued in this global offering), since the preferences currently granted to the holders of our preferred shares already meet the requirements set forth by Law No. 10,303.


  CREATION OF PREFERRED SHARES FOR THIS OFFERING


     Authorization for the issuance of the preferred shares underlying the ADSs was granted by an amendment to our by-laws effected in an special shareholders meeting dated on December 18, 2001 and confirmed in another special shareholders meeting held on March 15, 2002. The by-laws were amended in order to authorize our board of directors to make a capital increase, without an additional amendment to our by-laws or any additional shareholder approval, consisting of an issuance of up to R$900 million in non-voting preferred shares, at a price to be determined by our board of directors, taking into account the market conditions at the time of this offering.


  VOTING RIGHTS

     Each common share entitles its holder to one vote at our shareholders meetings. Our preferred shares do not have the right to vote. However, the Brazilian corporations law provides that non-voting shares, such as our preferred shares, acquire voting rights beginning when a company has failed for three consecutive fiscal years or a shorter period according to the company's charter to pay the fixed or minimum dividend to which such shares are entitled and continuing until payment thereof is made. Therefore, if we were to fail to pay the minimum required dividend to preferred shareholders for three consecutive years, our preferred shares would acquire voting rights. Our by-laws do not provide for a fixed or minimum dividend at this point in time.

     Any change in the preferences or rights of our preferred shares, or the creation of a class of shares having priority over our preferred shares, unless such change is authorized by the by-laws, would require the approval of our common shareholders in a special shareholders meeting in addition to approval by a majority of the holders of our outstanding preferred shares. The preferred shareholders would vote as a class at a special meeting, which would be announced via publication on at least three occasions in the Official Gazette of Parana, as well as in a newspaper of wide circulation in Parana at least fifteen days before the meeting. For such an announcement, we would provide notice in either Gazeta do Povo or Gazeta Mercantil.


     Law No. 10,303, which amended the Brazilian corporations law, grants holders of Sanepar preferred shares the right to elect and dismiss directors as follows:



     - holders of our preferred shares without voting rights (or with restricted voting rights) representing 10% of the total issued capital stock, and



     - holders of our common shares that are not part of the control group, and represent at least 15% of our voting capital stock, will now have the right to appoint, by voting during our annual shareholders meeting where the controlling shareholder is excluded, a director and his or her alternate. If none of our non-controlling holders of common or preferred shares meets the respective thresholds described above, holders of preferred or common shares representing at least 10% of our share capital would be able to combine their holdings to appoint one member and an alternate to our board of directors. Such rights may only be exercised by those shareholders who prove that they have held the required stake with no interruption during at least the three months directly preceding our annual shareholders meeting. Further, such rights may only be exercised at our annual shareholders meeting to be held after 2006. Until then, the election of a director by our non-controlling shareholders shall be made by choosing one out of three names selected by our controlling shareholder.



     Holders of common shares have some rights which cannot be amended through changes in the by-laws or at a general shareholders meeting. These rights include the right to vote (each common share entitles its holder the right to vote at the general shareholders meeting), the right to participate in distributions (dividends, interest on capital and to share in the remaining assets of the company in the event of liquidation), the right of inspection and preemptive rights in some circumstances. In addition to those rights, the by-laws and the majority of the voting shareholders can establish a number of additional rights and, likewise, remove those rights. Currently, our by-laws do not establish any rights in addition to those already set forth by the Brazilian corporations law.


  PREEMPTIVE RIGHTS

     Generally, both our common and preferred shareholders have preemptive rights to purchase equity securities we may issue in proportion to their shareholdings. Our shareholders have 30 days to purchase the new securities after we announce their issuance. However, in the specific case of the issuance authorized by the by-laws in connection with this offering, the current shareholders have no preemptive rights as permitted by the Brazilian corporations law.

     According to the Brazilian corporations law, the by-laws may eliminate the preemptive rights of the shareholders in the issuance of shares, debentures convertible into shares, convertible founders' shares and warrants if (i) offered in a stock exchange; (ii) offered for public subscription; or (iii) the purpose of the issuance is an equity swap in order to acquire control of another company subject to the limit on the number of shares that may be issued with the approval of the board without any additional shareholder approval.

     Our by-laws, as amended in our special shareholders meeting of December 18, 2001 and confirmed at the special shareholders meeting dated March 15, 2002, provide that this offering will not give rise to preemptive rights of existing shareholders.


     In the event of a capital increase which would maintain or increase the proportion of capital represented by preferred shares, holders of ADSs would, except under circumstances described above, have preemptive rights to subscribe only to our newly issued preferred shares. In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, holders of ADSs will have preemptive rights to subscribe for preferred shares, in proportion to their shareholdings, and for common shares only to the extent necessary to prevent dilution of their overall interest in us, except if such increase is made to bring the ratio of common shares to preferred shares up to 50%/50% pursuant to Law No. 10,303. However, you may not be able to exercise the preemptive rights relating to the preferred shares underlying your ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. If a registration statement is not filed and an exemption from registration does not exist, The Bank of New York, as depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the net proceeds of the sale. However, preemptive rights will expire if the depositary cannot sell them, and you will not receive any payment for those lapsed rights.

  RIGHT OF WITHDRAWAL

     Our common shares and preferred shares are not redeemable. We have no sinking fund for our shares.

     The Brazilian corporations law provides that, under limited circumstances, a shareholder has the right to withdraw his equity interest from the company and to receive payment for the portion of shareholders' equity attributable to his or her equity interest. This right of withdrawal may be exercised by our dissenting shareholders (including any holder of preferred shares) in the event that at least half of all voting shares outstanding authorize us:

     - to create a new class of preferred shares or to disproportionately increase an existing class of preferred shares relative to the other classes of preferred shares unless otherwise provided in our by-laws;

     - to modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares or to create a new class with greater privileges than the existing classes of preferred shares;


     - amending the by-laws to reduce the mandatory distribution of dividends;


     - to change our corporate purpose;

     - to merge us with another company or to consolidate us;

     - to spin-off our company, if such spin-off results in a: (a) change in the corporate purposes, except when the spun-off assets are directed to a company which main activity is materially similar to that of our company,
       (b) reduction of the mandatory dividend, or (c) participation in a group of companies, as defined by the Brazilian corporations law;


     - to transfer all of our shares to another company in order to make us a wholly owned subsidiary of that company, a transaction known as incorporacao de acoes;


     - to approve the acquisition of control of another company at a price which exceeds the limits set forth in the Brazilian corporations law;

     - to approve our participation in a group of companies as defined under the Brazilian corporations law; or

     - in the event that the entity resulting from a merger, an incorporacao de acoes as described above or a spin-off that we conduct fails to become a listed company within 120 days of the shareholders meeting at which such decision was taken.


     In the first two points above, only those shareholders to whom the resolution will be adverse have the right to withdraw. If there is a resolution to (a) merge us with another company or consolidate us, (b) transfer all of our shares to another company in order to make us a wholly owned subsidiary of such company, or (c) participate in a group of companies, the withdrawal rights are exercisable only if our shares do not satisfy certain tests of liquidity at the time of the shareholders resolution.



     The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders meeting. In the first two points above, the resolution is subject to the prior approval or subsequent (up to one year) ratification by holders of a majority of the outstanding preferred shares, in a special meeting; in this case the 30-day term is counted from the publication of the minutes of the special meeting. We would be entitled to reconsider any action giving rise to withdrawal rights within ten days following the expiration of such rights if the payments for withdrawal of shares of dissenting shareholders would jeopardize our financial stability.


     For purposes of the right of withdrawal, the concept of "dissenting shareholder", under Brazilian corporations law, includes not only those shareholders who vote against a resolution specified above, but also against those that abstain from voting or who fail to attend the shareholders meeting.

     According to the Brazilian corporations law and our by-laws, if a shareholder asks to withdraw his or her shares, the share price for such withdrawal is the book value of the shares, determined on the basis of the last balance sheet approved by the shareholders. If the shareholders meeting giving rise to redemption rights occurs more than 60 days after the date of the last approved balance sheet, a dissenting shareholder may demand that its shares be valued on the basis of a new balance sheet especially drawn up for such purpose. In this case, we must immediately pay 80% of the book value of the shares in the most recent balance sheet approved by the shareholders, and the remaining 20% must be paid within 120 days of the date of the resolution of the general shareholders meeting.

     Brazilian corporations law allows any company to determine in its by-laws that their shares will be redeemable at their economic value, even if lower than the book value. If the redemption is made by the economic value, an appraisal must be made by three experts or a specialist company, chosen by the shareholders in a special meeting where each common or preferred share has the right to cast one vote, based on three to six choices presented by the board of directors. Currently, our by-laws do not grant us this option.

  CONVERSION RIGHTS

     Neither our common shares nor our preferred shares have conversion rights.

  FORM AND TRANSFER

     Because our preferred shares are in registered book-entry form, Banco Itau S.A., as registrar, must effect any transfer of shares by an entry made in its books, in which it debits the share account of the transferor and credits the share account of the transferee. When preferred shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our registrar by a representative of a brokerage firm or the stock exchange's clearing system. Banco Itau S.A. also performs all the services of safe-keeping and transfer of shares and related services for us.


     Transfers of shares by a foreign investor are executed in the same way by that investor's local agent on the investor's behalf except that, if the original investment was registered with the Central Bank of Brazil pursuant to Resolution No. 2,689 of January 26, 2000 of the National Monetary Council, the foreign investor should also seek amendment through its local agent, if necessary, of the electronic registration to reflect the new ownership.



     The Sao Paulo stock exchange, known as Bovespa, operates a central clearing system through Companhia Brasileira de Liquidacao e Custodia, or CBLC. As soon as we are granted a trading registration by Bovespa, a holder of our shares will be able to participate in this system and all shares elected to be put into the system will be deposited into custody with CBLC (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with CBLC). The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of our beneficial shareholders that is maintained by CBLC and will be treated in the same way as registered shareholders.


OUR BY-LAWS

     Our principal governing document is our estatuto social (by-laws).

  OUR COMPANY PURPOSE

     We were formed for the purpose of:

     - completing studies of construction work in connection with water and waste removal installations, and conducting such construction work;


     - engaging, directly or through subsidiaries, in water distribution and wastewater collection services;

     - cooperating with other entities in relation to water distribution and wastewater collection, as provided in agreements or other documents executed by us;


     - rendering technical or administrative assistance in relation to water distribution and wastewater removal services to municipalities or other entities;


     - holding equity in other companies with a view to widening our water and wastewater service areas;

     - removing and disposing of residential and industrial solid-waste;

     - providing public and private services of urban drainage; and

     - assisting, certifying and consulting in the areas specified above.

  BOARD OF DIRECTORS

     A majority of board members present is required to approve routine decisions. Four board members are required for a quorum. The chairman of the board serves as tie-breaker, when necessary. For certain "non-routine" decisions, a supermajority of seven board members is required for approval, including those listed below:

     - approval of contracts involving affiliates;

     - approval of encumbrances on our assets and guarantees, in each case, above 0.5% of our net worth (per guarantee);

     - approval of loans in excess of 2% of our company's net worth;

     - examination of the executive officers' reports and financial records before their publication;

     - change of auditors;

     - allocation of profits;

     - approval of plans on employment positions and salary policies;

     - upon request of the executive committee, deliberation on the vote of affiliates at shareholders meetings, as provided in our business plan;

     - payment of semiannual dividends, and payment of interest attributable to shareholders' equity;

     - examination of all contracts approved by waiver or that were not obtained by competitive bidding;

     - approval of proposed tariff rates and charge schedules related to our services, products and operations;

     - deciding questions that are not detailed in our by-laws; and

     - approval of any capital increases authorized by the general meeting and the share dividend (bonificacao) and approval of any agreements with financial institutions and custodians in relation to this issuance.

  BOARD MEMBER APPOINTMENT

     According to our shareholders agreement, the Parana state government has the right to appoint five members of the board of directors. Domino has the right to appoint three members and our employees have the right to appoint one. Brazilian corporations law provides that in a company of mixed private and public ownership, minority common shareholders have the right to elect one member of the board of directors. The minority holders of common shares, however, have never attended a shareholders meeting in order to vote their shares; thus, the present composition of the board of directors does not include any member elected by the minority common shareholders.

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

     All members of the board of directors serve three-year terms. In the case of vacancy, a previously selected alternate will be seated until the next shareholders meeting. Our by-laws do not provide for staggered elections to the board of directors.

  AMENDMENT

     Our board of directors can propose to the general shareholders meeting any amendments to our by-laws. Generally, in order to amend our by-laws, the affirmative vote of the majority of common shareholders is required. According to our shareholders agreement, however, most of the provisions of our by-laws can only be amended by unanimous decision of our two largest common shareholders, the state of Parana and Domino.

  SHAREHOLDERS MEETINGS

     Our by-laws and Brazilian corporations law require that regular shareholders meetings be held within the first four months of each year. A special shareholder meeting may be called by the board of directors, the audit committee, and any shareholder, in certain instances provided for by Brazilian corporations law. All shareholders have the right to attend shareholder meetings and take part in the discussion of matters submitted for consideration, and all common shareholders have the right to vote at such meetings. These meetings are presided over by a shareholder who is elected to preside by shareholder vote.

  LIABILITY OF DIRECTORS AND OFFICERS

     Under the Brazilian corporations law, directors of a corporation generally have duties comparable to those imposed under the laws of most states of the United States, including a duty of loyalty to the company, a duty to refrain from self-dealing and a duty to use reasonable care in the management of the company's affairs. Our directors and officers may be held liable for breaches of duty to us and our shareholders and may be subject to judicial actions brought by governmental agencies or our shareholders, directly or derivatively.

REGULATION OF FOREIGN INVESTMENT IN BRAZILIAN EQUITY SECURITIES

     There are no restrictions on ownership of preferred shares by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments and other distributions on our preferred shares and proceeds from the sale of preferred shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank of Brazil.


     Investments in our preferred shares through the holding of ADSs must be made pursuant to Annex V to Resolution No. 1,289 of March 20, 1987, as amended, of the National Monetary Council, also known as the Annex V Regulations. Direct investments in our preferred shares upon the cancellation of the underlying ADSs may be held by foreign investors under Law No. 4,131 of September 3, 1962 or Resolution No. 2,689, and other related regulations. These laws effectively allow registered foreign investors to invest in any capital market instrument in Brazil and extend favorable tax treatment to all foreign investors registered and qualified under Resolution No. 2,689, who are not resident in a "tax haven", as defined by Brazilian tax laws (i.e., a country that does not impose taxes or where the minimum income tax rate is lower than 20%).


     Under Resolution No. 2,689, foreign investors (including individuals, legal entities, mutual funds and other collective investment entities that are domiciled or headquartered outside Brazil) may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled.


     According to the foreign investment regulations in Brazil, a foreign investor must:


     - appoint at least one representative in Brazil, with powers to perform actions relating to its investment,

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

     - appoint an authorized custodian in Brazil for its investment,


     - register as a foreign investor with the Brazilian Securities Commission (Comissao de Valores Mobiliarios, or CVM),



     - enroll itself with the Brazilian Taxpayer Registry, or CPF, in the case of individual investors, and



     - register its foreign investment with the Central Bank of Brazil.



     Securities and other financial assets held by investors under Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity licensed by the Central Bank of Brazil or the CVM. Any transfer of a security that is held pursuant to Resolution No. 2,689 must be made through stock exchanges or organized over-the-counter markets licensed by the CVM, except for a transfer resulting from a corporate reorganization or occurring upon the death of a foreign investor by operation of law or will.


     Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into Dollars and remitting such Dollars abroad. Holders of preferred shares (obtained as a result of converting ADSs) who have not registered their investment with the Central Bank of Brazil could be adversely affected by delays in, or refusals to grant, any required government approval for conversions of payments made in Reais and remittances abroad of the converted amounts.


     The Annex V regulations provide for the issuance of depositary shares in foreign markets in respect of shares of Brazilian issuers. The proceeds from the sale of ADSs by their holders outside Brazil are free of Brazilian foreign investment controls and holders of the ADSs who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment. An application will be filed to have the ADSs approved under the Annex V Regulations by the Central Bank of Brazil and the Brazilian Securities Commission, and final approval is expected to be received before the approval for listing on the New York Stock Exchange of the ADSs representing our preferred shares.


     Upon the effectiveness of the Registration Statement in which this prospectus is included and approval for listing of the ADSs for trading on the NYSE, an electronic registration will be issued in the name of the depositary bank with respect to the ADSs and will be maintained by the Brazilian custodian for the preferred shares on behalf of the depositary bank. This electronic registration is carried on through the Central Bank of Brazil Information System, or SISBACEN. Pursuant to the electronic registration, under current Central Bank of Brazil rules, the custodian and the depositary bank will be able to convert dividends and other distributions or sales proceeds with respect to our preferred shares represented by ADSs into foreign currency and remit such amounts outside Brazil. In the event that a holder of ADSs exchanges the ADSs for our preferred shares, the holder will be entitled to continue to rely on the depositary's electronic registration for five business days after the exchange. Thereafter, the holder may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, our preferred shares, unless the holder obtains its own certificate of registration by registering its investment directly with the Central Bank of Brazil under Law No. 4,131 or Resolution No. 2,689. The holder will generally be subject to less favorable Brazilian tax treatment than a holder of ADSs. In addition, if the foreign investor resides in a "tax haven" jurisdiction, the investor will be also subject to less favorable tax treatment.

     Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of capital abroad in the event of a serious imbalance or anticipated serious imbalance in Brazil's balance of payments. For approximately nine months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank of Brazil that were owed to foreign equity investors in order to maintain Brazil's foreign currency reserves. Theses amounts were subsequently released in accordance with government directives. We cannot assure you that the federal government will not impose similar restrictions on remittances in the future.

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

  NEW PROVISIONS IN THE BRAZILIAN CORPORATIONS LAW

     On October 31, 2001, Law No. 10,303 was enacted amending the current Brazilian corporations law in several material respects. The main goal of this law was to broaden the rights of minority shareholders, such as the holders of our preferred shares. Law No. 10,303 came into effect and force on March 2, 2002.

     The following provisions could have a material impact on the preferred shares represented by ADSs because they will:


     - Obligate our controlling shareholder to make a tender offer for our shares if it increases its interest in our share capital to a level that materially and negatively affects the liquidity of our shares, as defined by the Brazilian Securities Commission.


     - Authorize us to redeem minority shareholders' shares if, after a tender offer, our controlling shareholder increases its participation in our total share capital to more than 95%.

     - Require that preferred shares traded on a stock exchange have one of the following advantages: (i) priority in receipt of dividends corresponding to at least 3% of the book value per share (after this priority condition is met and the same dividend amount is paid to the holders of common shares, equal conditions apply to preferred and common shares); or (ii) dividends 10% higher than those paid for common shares; or (iii) tag-along right at 80% of the price paid to the controlling shareholder in case of a transfer of control.

     - Give dissenting shareholders the right to withdrawal in the event of a spin-off that results in: (i) a change of our corporate purpose (except where the spun-off company's net worth is conveyed to a company whose main purpose is the same as that of the spun-off company); (ii) a reduction of the mandatory annual dividend we are required to distribute to our shareholders; or (iii) a new shareholding stake in a group of companies.

     - Entitle each shareholder that is not a controlling shareholder but that holds

        (i) preferred shares representing at least 10% of our share capital or

        (ii) common shares representing at least 15% of our voting shares to the right to appoint one member and an alternate to our board of directors. If none of the common or preferred shareholders meets the respective thresholds described above, shareholders holding preferred or common shares representing at least 10% of our share capital would be able to combine their holdings to appoint one member and an alternate to our board of directors. Until 2005, the board members that may be elected by our non-controlling shareholders are to be chosen from a triple list drawn up by the controlling shareholder. Any such members elected by the minority shareholders are to have veto power on the selection of our independent auditors.


     - Require controlling shareholders and shareholders that appoint members of our management, board of directors or executive officers to immediately file with the Brazilian Securities Commission and the stock exchanges in which our securities are traded, a statement of any change in their shareholdings.


     - Require us to send copies of the documentation we submit to our shareholders in connection with shareholders meetings to the stock exchanges where our shares are most actively traded.


  NEW DISCLOSURE REQUIREMENTS



     On January 3, 2002, the Brazilian Securities Commission issued new requirements regarding the disclosure and use of information related to material facts and acts of publicly-held corporations, including the disclosure of information in the trading and acquisition of securities issued by publicly-held corporations.

     The new requirements include provisions that:

     - broaden the concept of a material fact that gives rise to reporting requirements. Material facts now include the decisions of the controlling shareholders, the resolutions of the general meeting of shareholders and of management of the corporation or any other facts related to its business (whether occurred within the company or otherwise somehow related thereto) that may influence the price of its publicly-traded securities, or the decision of investors so as to trade such securities or to exercise any of such securities' underlying rights;


     - better specify the examples of facts that are considered as material facts, which now include, among others, the execution of shareholders agreements providing for the transfer of control, the entry or withdrawal of shareholders that maintain any managing, financial, technological or administrative contract with or contribution to the corporation and any corporate restructuring undertaken among related companies;


     - extend the obligation to disclose material facts (originally allocated to the investor-relations officer) to controlling shareholders, other officers, directors, members of the audit committee and other advisory boards (in case of failure of the investor-relations officer to proceed so);


     - extend the duty of secrecy of yet undisclosed material facts to the members of the audit committee, any other advisory and technical boards and the company's employees;


     - material facts shall now be simultaneously disclosed to all markets in which the corporation's securities are admitted for trading;

     - the acquiror of a controlling stake in a corporation shall publish a material fact including its intent as to whether or not de-listing the corporation's shares within one year;


     - broaden the rules regarding disclosure requirements in the acquisition and disposal of a material shareholding stake; and



     - further restrict the use of inside information.



     These new requirements came into effect as of April 4, 2002.


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

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES


     The rights of a holder of an ADS will be set forth in the deposit agreement among us, the depositary and you, as the holder of the ADS. Copies of the deposit agreement and our constitutive documents are available for inspection at the corporate trust office of the depositary, located at 101 Barclay Street, New York, New York 10286 (temporarily located at One Wall Street, New York, New York 10286). The principal executive office of the depositary is located at One Wall Street, New York, New York 10286.


ADSS


     There are differences between holding ADSs and preferred shares. The depositary will issue ADSs under the deposit agreement. An ADS is an American Depositary Share. Each ADS will represent the ownership interest in ten of our preferred shares. We will deposit the preferred shares (or the right to receive preferred shares) with the custodian, which is currently BANCO Itau S.A. Each ADS will also represent any and all other securities, cash and other property deposited with the depositary but not distributed to ADS holders ("deposited securities"). ADSs are normally represented by certificates that are commonly known as American depositary receipts.


     If you hold ADSs directly by means of an American depositary receipt registered in your name, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     If you become an owner of ADSs, directly or indirectly, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the American depositary receipt that represents your ADSs. The deposit agreement and the American depositary receipt specify the rights and obligations of you, us and the depositary. Because the depositary will actually hold the preferred shares, you must rely on it to exercise the rights of a shareholder. The deposit agreement and the American depositary receipts are governed by New York law. However, our obligations to the holders of the preferred shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

     The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of the ADS. For directions on how to obtain copies of these, you should read the information in "Where You Can Find More Information".

DEPOSIT, TRANSFER AND WITHDRAWAL

     The depositary will issue ADSs if you or your broker deposit preferred shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its corporate trust office to the persons you request.

     You may at any time surrender your ADSs to the depositary at its corporate trust office for withdrawal of the deposited securities. Upon payment of any required fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the underlying preferred shares to an account you designate, as well as any other deposited securities underlying the ADSs at the office of the custodian, or at your request, risk and expense, the depositary will deliver the deposited securities at its office.

     The depositary must be satisfied that Brazil has granted any necessary regulatory approval before a preferred share will be accepted for deposit.

PRE-RELEASE

     In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue ADSs before deposit of the underlying preferred shares. This is called a pre-release of ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs, even if the ADSs are canceled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that;


        o the person or the customer owns the preferred shares or ADSs to be deposited,



        o the person assigns all beneficial rights, title and interest in such shares or ADSs to the depositary in its capacity as depositary and for the benefit of ADS holders, and



        o the person will not take any action with respect to the shares or ADSs that is inconsistent with the transfer of beneficial ownership other than in satisfaction of such pre-release;


     - the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

     - the depositary must be able to close out the pre-release on not more than five business days' notice.

     In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS AND RIGHTS

     The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, subject to restrictions imposed by applicable law and after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent. The Depositary will set the date for the currency exchange rate as promptly as practicable upon receipt of any cash dividends or other distributions from us.

  CASH DISTRIBUTIONS

     The depositary will, as promptly as practicable, convert any cash dividend or other cash distribution we pay on the preferred shares into Dollars, if it can do so on a reasonable basis and can transfer the Dollars to the United States. If that is not possible or if any approval from the Brazilian government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It may, at its discretion, hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency, and it will not be liable for the interest. If the depositary can only convert a portion of the cash dividend into Dollars, it can either distribute the unconverted portion in the foreign currency or hold the foreign currency on the account of the ADS holders.

     Before making a distribution, any withholding taxes that must be paid under any applicable law will be deducted. The depositary will distribute only whole Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  SHARE DISTRIBUTIONS

     The depositary will distribute new ADSs representing any shares we may distribute as a share dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new shares.

  RIGHTS TO RECEIVE ADDITIONAL SHARES

     If we offer holders of our preferred shares any rights to subscribe for additional shares or any other rights, the depositary may, after consultation with us to the extent practicable, make these rights available to you. We must first instruct the depositary to do so, and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and give these directions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     United States securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to you.

  OTHER DISTRIBUTIONS

     The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property. The depositary may withhold any taxes or expenses it thinks is applicable in this process.

     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our preferred shares or any value for them if it is illegal or impractical for us to make them available to you.

CHANGES AFFECTING DEPOSITED SHARES

  RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS


IF WE DO ANY OF THE FOLLOWING,                       THEN ALL OF THE FOLLOWING WILL APPLY:
Change the nominal or par value of our      The cash, shares or other securities received by the
shares                                      depositary will become deposited securities.
Reclassify, split up or consolidate any of  Each ADS will automatically represent its equal share of
the deposited securities                    the new deposited securities, unless additional ADSs are
                                            issued.
Distribute securities on the shares that    The depositary may, and will if we request, ask you to
are not distributed to you                  surrender your outstanding ADSs in exchange for new ADSs
                                            representing the new deposited securities.
Recapitalize, reorganize, merge,
liquidate, sell all or substantially all
of our assets or take any similar action


VOTING OF DEPOSITED SECURITIES

     You have very limited rights to vote under the preferred shares or the ADSs. You may instruct the depositary to vote the shares underlying your ADSs, but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying preferred shares. However, you may not know about the meeting enough in advance to withdraw the underlying preferred shares.

     If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. The materials will:

     - describe the matters to be voted on; and

     - explain how you, on a certain date, may instruct the depositary to vote the underlying preferred shares or other deposited securities underlying your ADSs as you direct.

     For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our constitutive documents, to vote or to have its agents vote the underlying preferred shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

     We cannot ensure that you will receive voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and there may be nothing you can do if your shares are not voted as you requested. In addition, your ability to bring an action against us may be limited.

REPORTS AND OTHER COMMUNICATIONS

     The depositary will make available to you for inspection any reports and communications from us or made available by us at its corporate trust office. The depositary will also, upon written request, send to the registered holders of ADSs copies of such reports and communications furnished by us under the deposit agreement.

     Any such reports and communications furnished to the depositary by us will be furnished in English when so required under any US securities laws.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT


     We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or fax transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.


     The depositary will terminate the deposit agreement if we ask it to do so, by mailing notice of termination to you at least 30 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days.

     After termination, the deposit agreement requires the depositary and its agents to do only the following under the deposit agreement: collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADSs. One year after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

CHARGES OF THE DEPOSITARY

ADS HOLDERS MUST PAY:                                               FOR:
$5.00 (or less) per 100 ADSs or portion         - Each issuance of an ADS, including as a
  thereof                                       result of a distribution of shares or rights
                                                  or other property
                                                - Each cancellation of an ADS, including if
                                                the agreement terminates

$0.02 (or less per ADS)                         - Any cash payment

Registration or Transfer Fees                   - Transfer and registration of shares on our
                                                share register or the share register of the
                                                  foreign registrar from your name to the
                                                  name of the depositary or its agent when
                                                  you deposit or withdraw our preferred
                                                  shares

Expenses of the depositary                      - Conversion of foreign currency to Dollars
                                                - Cable, telex and facsimile transmission
                                                expenses
                                                - Servicing of shares or deposited
                                                  securities

Taxes and other government charges the          - As necessary
depositary or the custodian have to pay on
any ADS or preferred share underlying an
ADS, for example, stock transfer taxes,
stamp duty or withholding taxes

$0.02 (or less) per ADS per calendar year       - Depositary services: provided that this
                                                fee will not be charged if a fee of $0.02
                                                  was charged in the same calendar year for
                                                  a cash distribution

LIABILITY OF OWNER FOR TAXES

     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until these taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes you owe and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO HOLDERS OF ADSs

     The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

     - are not liable if either exercises discretion permitted under the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the agreement on your behalf or on behalf of any other party; and

     - may rely on the advice of or information from legal counsel, accountants and persons depositing preferred shares, any unregistered holder or any other person believed by it in good faith to be competent to give such advice or information.

     Neither us nor the depositary will be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner any vote is cast or the effect of any such vote, provided that any action or non-action is in good faith.


     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

MAINTENANCE OF BOOKS AND RECORDS BY THE DEPOSITARY

     The depositary will keep books at its corporate trust office open for inspection by you at all reasonable times. You agree not to inspect the books for the purpose of communication with other registered holders other than in relation to our business, the deposit agreement or the ADSs.

APPOINTMENT OF CO-TRANSFER AGENTS

     The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADSs. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by you and will be entitled to protection and indemnity to the same extent as the depositary.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the depositary will issue or register transfer of an ADS, make a distribution on an ADS or withdrawal of shares, the depositary may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third-parties for the transfer of any shares or other deposited securities;

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     - compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

     The depositary may refuse to deliver, transfer or register transfers of ADSs generally when the books of the depositary are closed, or at any time if the depositary thinks it advisable to do so.

CANCELLATION OF ADSs

     You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

     - when temporary delays arise because we or the depositary have temporarily closed our transfer books or the deposit of shares in connection with voting at a shareholders meeting or payment of dividends;

     - when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

                         DIVIDENDS AND DIVIDEND POLICY

PAYMENT OF DIVIDENDS

     We are required by the Brazilian corporations law and by our by-laws to hold an annual shareholders meeting by April 30 of each year at which, among other things, the common shareholders can declare an annual dividend upon the recommendation of our executive officers and with the approval of our board of directors.

MANDATORY DISTRIBUTIONS, PRIORITY AND AMOUNT OF DIVIDENDS


     The Brazilian corporations law generally requires that the by-laws of each Brazilian corporation specify a minimum percentage of the adjusted net income each fiscal year that must be distributed to shareholders as dividends. This percentage may not be lower than 25%. If the corporation's by-laws are silent in this regard, the percentage is deemed to be 50%.



     Our by-laws provide for a mandatory distribution of 25% of our annual adjusted net income, as calculated under Brazilian GAAP. In addition, our shareholders agreement provides for a mandatory distribution of at least an additional 25% of our net income. We understand that our controlling shareholders, the state of Parana and Domino, intend to calculate this additional amount on the same basis as the mandatory 25% distribution. This additional distribution may be waived or the method of calculation modified by the state of Parana and Domino at any time, both as to themselves and as to other shareholders, including holders of our preferred shares and the ADSs. As of June 1997, under Brazilian corporations law, all the holders of our preferred shares must receive dividends per share of at least 10% more than the amount paid to the holders of common shares. This 10%, however, is calculated as part of the minimum distributable amount that holders of our common and preferred shares receive according to Brazilian corporations law, our by-laws and our shareholders agreement. The privilege of receiving 10% more in dividends than holders of common shares may not be waived unless we grant our holders of preferred shares a right to a fixed or minimum dividend.


     The distributable amount is calculated as a company's net income as determined in accordance with the Brazilian corporations law, as reduced by (i) accumulated losses for prior years and (ii) amounts allocated to the legal reserve and the contingency reserve, if any, and as increased by the reversal of such reserve established in prior years. The distributable amount may be limited to the amount of the net profits in the fiscal year that they have been generated, provided that the difference be accounted for as unrealized profits reserve. According to the Brazilian corporations law, we must allocate 5% of our annual net income to the legal reserve until the reserve equals 20% of our share capital as of the end of the most recent fiscal year. We are not required, however, to make any allocations to our legal reserve for any fiscal year in which the balance of the reserve, when added to the balances in our capital reserves, exceeds 30% of our share capital.

     A company is permitted to allocate to a reserve all income from equity gains in subsidiaries that are not distributed to the company in the form of cash dividends. When these gains are distributed to the company in the form of cash dividends, the company is required to reverse the reserve. In addition to the mandatory distribution, the board of directors may recommend to shareholders the payment of interim distributions out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders, as long as the preparation of these financial statements is required either by law or the company's by-laws. Any payment of interim distribution may be offset against the amount of the mandatory distribution.

     Dividends must be paid within 60 days from the date of the shareholders meeting that authorized their distribution or as directed at the shareholders meeting, based on the financial statements prepared for the preceding financial year. Dividends will be paid to the holder listed in the share register. Dividends on shares held through depositaries will be made to the depositary, for further distribution to the shareholder. The executive officers committee is responsible for determining the manner, places and processes by which dividends are paid. After three years, any unclaimed dividends are returned to us.

INTEREST ON EQUITY


     As part of their dividends, Brazilian companies may distribute "interest on equity" to shareholders, which the companies may treat as an expense for income tax purposes. Payments of interest on equity are subject to the Brazilian withholding tax. Payments of interest on equity may be made at the discretion of our board of directors, subject to the approval of common shareholders. Interest on equity payments, net of withholding tax, may be used to satisfy a company's mandatory distribution obligation. The rate of such interest may not exceed the result obtained by multiplying the shareholders' equity by the daily pro rata variation of the Taxa de Juros de Longo Prazo, or TJLP, the long-term interest rate published by the Central Bank of Brazil, for the applicable period. Also, the payment of dividends is conditioned upon the existence of profits, and is capped to the greater of (a) 50% of net income (before the deduction of the provision for social contributions on net profits and the deduction of the interest on equity) for the period for which the payment is made, or (b) 50% of the sum of retained earnings and profit reserves.


SUSPENSION OF DIVIDENDS

     The Brazilian corporations law permits a company to suspend the mandatory distribution either in the form of dividends or payments of interest on equity if its board of directors determines prior to the annual shareholders meeting that payment of the mandatory distribution for the preceding fiscal year would be inadvisable in view of the company's financial condition. The holders of common shares must ratify such determination at the annual shareholders meeting and any such determination must be reported to the CVM within five days of the relevant shareholders meeting. In addition, the audit committee must review any such determination and report to the shareholders and the CVM. Under Brazilian corporations law, mandatory distributions that are suspended and not offset against losses in future years must be paid as soon as the financial condition of the company permits.

DIVIDEND POLICY


     Under our by-laws, both common and preferred shares share equally in allowances and privileges we may grant our shareholders, as explained above. Under our by-laws we are required to distribute 25% of our annual adjusted net income, as calculated under Brazilian GAAP.



     In addition to the mandatory distribution, under the terms of our shareholders agreement, our controlling shareholders have agreed to vote for the distribution of at least an extra 25% of our net income. We understand that our controlling shareholders, the state of Parana and Domino, intend to calculate this additional amount on the same basis as the mandatory 25% distribution. This amount can be waived or amended by the controlling shareholders who are the signatories to this agreement at any time, both as to themselves and as to other shareholders, including holders of our preferred shares and the ADSs. In addition, the controlling shareholders can elect to modify the adjustments made to net income for purposes of calculating the additional dividend, as occurred in 2001. See note 12 to the financial statements. For more information on our shareholders agreement, see "Major Shareholders and Related Party Transactions".



     Under Brazilian law, distributions can be made in the form of dividends or interest on equity. Distributions in the form of interest on equity are subject to, and will be paid net of, Brazilian withholding tax.


     The declaration of annual dividends, including dividends in excess of mandatory distribution, requires the approval vote of a majority of our common shareholders. The declaration of an annual dividend will also depend on other factors such as our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our shareholders.

HISTORY OF DIVIDEND PAYMENTS


     The following table sets forth the dividends to holders of our capital stock since 1999. The amounts in the table below relate to cash dividends declared. These figures have not been adjusted to reflect the share dividend (bonificacao) on March 22, 2002.


                                   SHARES (IN R$ PER 1,000 SHARES)
                       -------------------------------------------------------
                                               COMMON
                       -------------------------------------------------------
                                         INTEREST ON EQUITY
FIRST                             ---------------------------------
PAYMENT                                      WITHHOLDING                NET
DATE                   DIVIDEND    GROSS         TAX         NET       TOTAL
-------                --------   --------   -----------   --------   --------
1999.................    --       R$ 91.63     R$ 5.50     R$ 86.13   R$ 86.13
2000.................    --         228.26       13.59       214.67     214.67
2001(1)..............    --         218.76       13.03       205.73     205.73

                                   SHARES (IN R$ PER 1,000 SHARES)
                       -------------------------------------------------------
                                              PREFERRED
                       -------------------------------------------------------
                                         INTEREST ON EQUITY
FIRST                             ---------------------------------
PAYMENT                                      WITHHOLDING                NET
DATE                   DIVIDEND    GROSS         TAX         NET       TOTAL
-------                --------   --------   -----------   --------   --------
1999.................      --     R$ 91.63     R$11.47     R$ 80.16   R$ 80.16
2000.................   22.83       228.26       29.93       198.33     221.16
2001(1)..............      --       240.64       30.20       210.44     210.44


         CONVERTED INTO DOLLARS AT THE RATE OF R$2.3204 = US$1.00, THE
        COMMERCIAL SELLING RATE PUBLISHED BY THE CENTRAL BANK OF BRAZIL
                             FOR DECEMBER 31, 2001


                              SHARES (IN US$ PER 1,000 SHARES)                  SHARES (IN US$ PER 1,000 SHARES)
                       ----------------------------------------------   ------------------------------------------------
                                           COMMON                                          PREFERRED
                       ----------------------------------------------   ------------------------------------------------
                                      INTEREST ON EQUITY                                INTEREST ON EQUITY
FIRST                             ---------------------------                      ----------------------------
PAYMENT                                   WITHHOLDING            NET                        WITHHOLDING            NET
DATE                   DIVIDEND   GROSS       TAX        NET    TOTAL   DIVIDEND   GROSS        TAX        NET    TOTAL
-------                --------   -----   -----------   -----   -----   --------   ------   -----------   -----   ------
1999.................      --     39.49      2.37       37.12   37.12       --      39.49       4.94      34.55    34.55
2000.................      --     98.37      5.86       92.51   92.51     9.84      98.38      12.90      85.48    95.32
2001(1)..............      --     94.28      5.62       88.66   88.66       --     103.70      13.01      90.69    90.69


---------------


(1)The calculation of dividends for 2001 did not reflect the recognition of unrealized gains in the amount of R$106.2 million. For an explanation of reserves for, and recognition of, unrealized gains, see footnote 12 to our financial statements.



     We calculate our dividends based on adjusted net income as calculated in accordance with Brazilian GAAP. Thus, the historical information presented in this prospectus regarding net income does not directly correlate to distributable income for the years presented, since the income presentations in this prospectus are prepared in accordance with U.S. GAAP. The principal differences between our net income calculations under U.S. GAAP and Brazilian GAAP are as follows:



     - Different criteria for recognition of pension liabilities and similar benefit obligations;



     - Under Brazilian GAAP, only the interest on borrowings specifically related to the construction of our property, plant and equipment qualifies for capitalization. Under U.S. GAAP, all interest incurred qualifies for capitalization;



     - Reversal of the Brazilian GAAP depreciation expense related to the revalued portion of property, plant and equipment, since the revaluation of assets is not acceptable under U.S. GAAP;



     - Recognition of initial connection charges as earned while under U.S. GAAP such amounts are amortized over 10 years;



     - Deferred tax income taxes on the items above.

                           SHARES ELIGIBLE FOR FUTURE SALE


     Before the completion of this offering, 124,245,312 preferred shares were outstanding and freely tradable in Brazil. Of this amount, 72,252,098 preferred shares are held by Domino and the state of Parana and may be sold in the United States only if the sale is registered with the SEC or if they qualify for an exemption from registration under the Securities Act, including Rule 144 or Regulation S. An additional 51,909,138 preferred shares are held by non-affiliates, do not constitute restricted securities under Rule 144 and may be resold freely. Following the completion of this offering, the 10,080,000 additional ADSs, representing 100,800,000 preferred shares, sold in this offering, together with any of the 43,200,000 preferred shares sold in the Brazilian offering that are converted to ADSs, will be freely tradable within the United States without restriction, except for any ADSs or shares that may be acquired by an affiliate of our company, as that term is defined in Rule 144.


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted preferred shares from our company or any of our affiliates, the purchaser or subsequent preferred shareholder is entitled to sell within any three-month period a number of preferred shares that does not exceed the greater of:

     - 1% of our then outstanding preferred shares, including preferred shares represented by ADSs; or


     - the average weekly trading volume of our preferred shares (including preferred shares represented by ADSs) on all national exchanges and/or reported through the automated quotation system of a registered securities association (initially consisting only of the New York Stock Exchange) during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.


Sales by our affiliates are also subject to these volume limitations.

     Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about our company. If two years have elapsed since the later of the date of acquisition of restricted preferred shares from our company or from any of our affiliates, and the purchaser or subsequent preferred shareholder is deemed not to have been our affiliate at any time during the 90 days preceding a sale, that person would be entitled to sell their preferred shares in the public market under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, notice requirements or public information requirements.

     Our officers, directors, the state of Parana and Domino have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing such shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing such shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing such shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing such shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives of the international underwriters for a period of 180 days after the date this prospectus.


     We have also granted registration rights to our principal shareholders, Domino and the state of Parana, with respect to our preferred shares held by them. Other holders of preferred shares, including any directors and officers, may be permitted to participate in any such registration. Any such registration may be effected as part of an underwritten offering or by means of a shelf registration.

     The following chart sets out the number of shares that are freely tradable at various times after the completion of the offering:


                                                 AFTER          AFTER          AFTER
                                                90 DAYS       180 DAYS       ONE YEAR
                                              -----------    -----------    -----------
Freely tradable shares(1)(2)................  195,909,139    198,591,592    203,956,498
Affiliate shares available for sale(3)......   72,336,174     69,653,721     64,288,815


---------------

(1) After the 180-day lock-up period agreed with the international underwriters, affiliate shares available for sale will become freely tradable in an amount that, over any three-month period, will equal at least 1% of the then-outstanding shares, and may exceed this amount depending on the history of the weekly trading volume at time of sale.


(2) Assumes no exercise of the international underwriters' over-allotment option.

(3) Available for sale only in a registered offering or pursuant to an exemption from registration under the Securities Act. All of these shares are included in the registration rights agreement that we entered into with our principal shareholders.

     Under current law, the state of Parana must maintain ownership of at least 60% of our voting shares. We are not aware of any plans by Domino or the state of Parana to dispose of significant amounts of common or preferred shares. We cannot assure you, however, that they will not dispose of a significant amount of preferred shares after the lock-up period.

                                    TAXATION

     Subject to the limitations and qualifications stated herein, this summary contains a description of material Brazilian and U.S. federal income tax consequences of the purchase, ownership and disposition of preferred shares or ADSs by a holder, also called a U.S. holder, that is the beneficial owner of preferred shares or ADSs and that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of preferred shares or ADSs. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase preferred shares or ADSs. In particular, this summary deals only with U.S. holders that will hold preferred shares or ADSs as capital assets, and does not address the tax treatment of U.S. holders that own or are treated as owning common shares or preferred shares that in the aggregate entitle the shareholder to elect 10% or more of a company's directors or that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, individual retirement and other tax deferred accounts, tax-exempt organizations, persons that will hold preferred shares or ADSs as a position in a "straddle", a "hedging transaction" or a "conversion transaction" for tax purposes, and persons that have a "functional currency" other than the Dollar.

     The summary is based upon the tax laws of Brazil and the United States as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Prospective purchasers of preferred shares or ADSs should consult their own tax advisors as to the Brazilian, U.S. or other tax consequences of the purchase, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws.

     Although there presently is no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to if or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

BRAZILIAN TAX CONSEQUENCES


     The following discussion, insofar as it addresses matters of law or legal conclusions, and subject to the limitations and qualifications stated herein, is based on advice provided to us by our Brazilian counsel, Pinheiro Neto - Advogados.


  GENERAL

     The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, as the case may be, by a holder that is not domiciled in Brazil, also called a non-Brazilian holder, for purposes of Brazilian taxation and, in the case of a preferred shareholder, which has registered its investment in preferred shares at the Central Bank of Brazil as a Dollar investment.

     Pursuant to Brazilian law, investors may invest in the preferred shares under Resolution No. 2,689, of January 26, 2000, of the National Monetary Council.

     The rules of Resolution No. 2,689 allow foreign investors to invest in almost all financial assets and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that some requirements are fulfilled. In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.


     Pursuant to the foreign investment rules, foreign investors must:


     - appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;

     - complete the appropriate foreign investor registration form;

     - register as a foreign investor with the Brazilian Securities Commission;



     - register the foreign investment with the Central Bank of Brazil; and



     - enroll themselves with the Brazilian Taxpayer Registry, or CPF, in the case of individual investors.


     Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank of Brazil or the Brazilian Securities Commission. In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the Brazilian Securities Commission.

  TAXATION OF DIVIDENDS

     Dividends, including share dividends and other dividends paid in property, paid by us to the depositary with respect to our ADSs, or to a non-Brazilian preferred shareholder, are currently not subject to income withholding tax, provided that they are paid out of profits generated as of January 1, 1996 (or out of reserves derived therefrom). We do not have retained earnings generated prior to January 1, 1996 (or reserves out of such earnings).

  PAYMENT OF INTEREST ATTRIBUTED TO SHAREHOLDERS' EQUITY

     Law No. 9,249 of December 26, 1995, as amended, permits Brazilian corporations to make distributions to shareholders of interest on equity or interest attributed to shareholders' equity. These distributions may be paid in cash. A company may treat these payments as an expense for income tax and social contribution purposes. This interest is limited to the pro rata variation of the Brazilian federal government's long term interest rate -- TJLP, times the shareholders' equity, as determined by the Central Bank of Brazil from time to time, and cannot exceed the greater of:

     - 50% on net income for the period in respect of which the payment is made; or

     - 50% of retained earnings as of the date of beginning of the period in respect of which the payment is made.

     Any payment of interest on equity to shareholders (including holders of ADSs in respect of our preferred shares) is subject to a withholding tax at a rate of 15%, or 25% in the case of the shareholder domiciled in a "tax haven" jurisdiction. These payments may be included, at their net value, as part of any mandatory dividend.

     To the extent that payments of interest on equity are included as part of mandatory dividend, we are required to distribute an additional amount to ensure that the net amount received by shareholders, after payment of the applicable withholding tax is at least equal to the mandatory dividend of 25%.

     If we distribute interest on equity, distributions to non-Brazilians of interest attributed to shareholders' equity in respect of our preferred shares, including the preferred shares underlying the ADSs, may be converted into Dollars and remitted outside Brazil, subject to applicable exchange controls.

     We cannot assure you that our board of directors will not determine that future distributions should be made by means of payment of interest on equity.

  TAXATION OF GAINS

     For purposes of Brazilian taxation, there are three types of non-Brazilian holders of ADSs or preferred shares.


     - market investors, who are those non-Brazilian residents registered with the Central Bank of Brazil and the Brazilian Securities Commission to invest in Brazil, in accordance with Resolution No. 2,689, or those investors holding ADSs;


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

     - ordinary non-Brazilian holders, which include any and all non-Brazilian residents who invest in Brazil through any other means; and

     - investors that reside in a "tax haven" jurisdiction (i.e., a country that does not impose income tax, or where the income tax rate is lower than 20%), regardless of registration under Resolution No. 2,689.

     Gains realized outside Brazil by a non-Brazilian holder on the disposition of ADSs to another non-Brazilian holder are not subject to Brazilian tax.

     The deposit of preferred shares in exchange for ADSs may be subject to Brazilian income tax on capital gains at the rate of 15% if the amount previously registered with the Central Bank of Brazil, as a foreign investment in the preferred shares or, in the case of other market investors other than those under Resolution No. 2,689, which are not resident in a tax haven jurisdiction, the acquisition costs of the preferred shares, as the case may be, is lower than:

     - the average price per preferred share on a Brazilian stock exchange or organized over-the-counter market on which the greatest number of such shares were sold on the day of deposit; or

     - if no preferred shares were sold on that day, the average price on the Brazilian stock exchange or organized over-the-counter market on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such deposit.

     In such a case, the difference between the amount previously registered or the acquisition costs, as the case may be, and the average price of the preferred shares calculated as above, will be considered a capital gain subject to the income tax rate of 15%. Such taxation is not applicable in case of investors registered under Resolution No. 2,689 which are not resident in a tax haven jurisdiction. The withdrawal of ADSs in exchange for preferred shares is not subject to Brazilian tax. On receipt of the underlying preferred shares, the non-Brazilian holder registered under Resolution No. 2,689 will be entitled to register the Dollar value of such shares with the Central Bank of Brazil as described below in "Registered capital".

     Non-Brazilian holders are not subject to tax in Brazil on gains realized on sales of preferred shares that occur abroad to non-Brazilian resident holders. Non-Brazilian resident holders registered under Resolution No. 2,689 which are not located in a tax haven jurisdiction are subject to income tax imposed at a rate of 15% on gains realized on sales or exchanges of the preferred shares that occur in Brazil or with a resident of Brazil, other than in connection with transactions on the Brazilian stock, future or commodities exchange. With reference to proceeds of a redemption or of a liquidating distribution with respect to the preferred shares, the difference between the amount effectively received by the shareholder and the amount of foreign currency registered with the Central Bank of Brazil, translated into Reais at the commercial selling rate on the date of the redemption or liquidating distribution, will be also treated as capital gains derived from the sale or exchange not carried out on Brazilian stock exchange or organized over-the-counter market and subject to income tax at a rate of 15%.

     Non-Brazilian holders are subject to a withholding tax at a rate of 15% on gains realized on:

     - sales or exchanges of the preferred shares in Brazil; or

     - sales of the preferred shares to a resident of Brazil outside of a Brazilian stock exchange or organized over-the-counter market.

     Gains realized on transactions performed on the Brazilian stock exchange or organized over-the-counter market by a holder of ADSs or preferred shares residing in a tax haven jurisdiction are subject to income tax at a rate of 20%.

     The "gain realized" as a result of a transaction on a Brazilian stock exchange or organized over-the-counter market is the difference between the amount in Reais realized on the sale or exchange and the acquisition cost measured in Reais, without any correction for inflation, of the shares sold. The acquisition cost of shares registered as an investment with the Central Bank of Brazil is calculated on the basis of the foreign currency amount registered with the Central Bank of Brazil translated into Reais at the commercial selling rate on the date of the sale or exchange.

     The current preferential treatment for holders of the ADSs and some non-Brazilian resident preferred shareholders under Resolution No. 2,689 may not continue in the future. Any exercise of preemptive rights relating to the preferred shares will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to the preferred shares by the depositary on behalf of holders of the ADSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of preferred shares. The maximum rate is currently 15%.

  TAXATION OF FOREIGN EXCHANGE TRANSACTIONS

     Pursuant to Decree No. 2,219 of May 2, 1997, the conversion into Brazilian currency of proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market (including those in connection with an investment in preferred shares or the ADSs and those under Resolution No. 2,689) and the conversion into foreign currency of proceeds received by a non-Brazilian holder is subject to a tax on exchange transactions known as the Imposto sobre Operacoes Financeiras (Tax on Financial Operations, or IOF). The IOF rate is currently 0%. However, according to Law No. 8,894 of 1994, the IOF foreign exchange transaction rate may be increased at any time to a maximum of 25% by a decision of the Minister of Finance, but only in relation to future exchange transactions.

  TAXATION ON BONDS AND SECURITIES TRANSACTIONS

     Law No. 8,894 of 1994 created an IOF tax on bonds and securities transactions, which may be imposed on any transactions involving bonds and securities, even if these transactions are performed on the Brazilian stock, futures or commodities exchange. As a general rule, the rate of this tax with respect to preferred shares and ADSs is currently 0%. The executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

  OTHER BRAZILIAN TAXES

     There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder, except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil within such state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.


  TAX ON BANK ACCOUNT TRANSACTIONS


     As a general rule, the Contribuicao Provisoria sobre Movimentacao Financeira (the Provisional Contribution on Financial Transactions, or CPMF), is imposed on any debit to bank accounts. Therefore, transactions by the depositary or by preferred shareholders which involve the transfer of Brazilian currency through Brazilian financial institutions will be subject to the CPMF tax. This includes the instance when a non-Brazilian holder transfers the proceeds from the sale or assignment of preferred shares by an exchange transaction, in which case the CPMF tax shall be levied on the amount to be remitted abroad in Reais. If we have to perform any exchange transaction in connection with ADSs or preferred shares, we will also be subject to the CPMF tax. The CPMF tax is imposed generally on bank account debits, at a rate of 0.38%. Although the CPMF tax is set to expire in June 2002, the Brazilian Congress is discussing the renewal of the CPMF tax.

     The responsibility for the collection of the CPMF tax is borne by the financial institution that carries out the relevant financial transaction. When the non-Brazilian holder remits the proceeds from the sale or assignment of preferred shares by means of a foreign exchange transaction, the CPMF tax should be levied on the amount to be remitted abroad in Reais. If we have to perform any exchange transaction in connection with ADSs or preferred shares, we will bear the CPMF tax.

  BENEFICIARIES RESIDENT OR DOMICILED IN TAX HAVENS OR LOW TAX JURISDICTIONS

     Law No. 9,779, dated as of January 1, 1999, states that, with the exception of limited prescribed circumstances, income derived from operations by a beneficiary, resident or domiciled in a country considered a tax haven is subject to withholding income tax at the rate of 25%. Tax havens are considered to be countries which do not impose any income tax or which impose such tax at a maximum rate of less than 20%. Accordingly, if the distribution of interest attributed to shareholders' equity is made to a beneficiary resident or domiciled in a tax haven jurisdiction, the applicable income tax rate will be 25% instead of 15%.

     The capital gains obtained by a beneficiary resident or domiciled in a tax haven jurisdiction will be subject to the following taxation: (i) gains realized on transactions carried out on the Brazilian stock, futures or commodities exchange are subject to income tax at a rate of 20%; (ii) gains obtained on the spot market or on variable funds are subject to the income tax at a rate of 10% (to be increased to 20% as of January 1, 2002); and (iii) gains realized on transactions that occur in Brazil or with a resident of Brazil, other than in connection with transactions on the Brazilian stock, future or commodities exchange, are subject to the income tax at a rate of 15%.

  REGISTERED CAPITAL

     The amount of an investment in preferred shares held by a non-Brazilian holder who obtains registration under Resolution No. 2,689, or by the depositary representing such holder, is eligible for registration with the Central Bank of Brazil; such registration (the amount so registered being called registered capital) allows the remittance outside Brazil of foreign currency, converted at the commercial selling rate, acquired with the proceeds of distributions on, and amounts realized with respect to dispositions of, such preferred shares. The registered capital for each preferred share purchased as part of the international offering, or purchased in Brazil after the date hereof, and deposited with the depositary will be equal to its purchase price (in Dollars). The registered capital for a preferred share that is withdrawn upon surrender of an ADS will be the Dollar equivalent of the average price of a preferred share on the stock exchange or organized over-the-counter market on which the greatest number of such shares were sold on the day of withdrawal, or if no preferred shares were sold on that day, the average price on the stock exchange or organized over-the-counter market on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such withdrawal. A non-Brazilian preferred shareholder may experience delays in effecting such registration, which may delay remittances abroad. Such a delay may adversely affect the amount, in Dollars, received by the non-Brazilian holder.

     The Dollar value of the average price of preferred shares is determined on the basis of the average of the Dollar/Real commercial selling rates quoted by the Central Bank of Brazil information system on that date (or, if the average price of preferred shares is determined under the second option above, the average of such average quoted rates on the same 15 dates used to determine the average price of preferred shares).

UNITED STATES TAX CONSEQUENCES

     The following discussion, insofar as it addresses matters of law or legal conclusions, and subject to the limitations and qualifications stated herein, is based on advice provided to us by our U.S. counsel, Milbank, Tweed, Hadley & McCloy LLP.

  TAXATION OF DIVIDENDS

     In general, distributions with respect to the preferred shares or the ADSs will, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, constitute dividends for U.S. federal income tax purposes. If a distribution exceeds the amount of our current and accumulated earnings and profits, it will be treated as a nontaxable return of capital to the extent of the U.S. holder's tax basis in the preferred shares or ADSs, and thereafter as capital gain.

     The gross amount of dividends (including amounts withheld in respect of Brazilian taxes) paid with respect to the preferred shares or ADSs generally will be includible in the gross income of a U.S. holder as ordinary income when the dividends are received by the depositary, in the case of ADSs, or by the U.S. holder, in the case of preferred shares. Dividends will not be eligible for the dividends-received deduction allowed to corporations.

     Dividends paid in Reais will be includible in the income of a U.S. holder in a Dollar amount calculated by reference to the exchange rate in effect on the day they are received by the depositary, in the case of ADSs, or by the U.S. holder, in the case of preferred shares. If dividends paid in Reais are converted into Dollars on the day they are received by the U.S. holder or the depositary, as the case may be, U.S. holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any gain or loss recognized on a subsequent sale or conversion of the Reais for a different amount generally will be United States source ordinary income or loss. However, U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any Reais received by the U.S. holder or the depositary are not converted into Dollars on the date of receipt.

     If a holder of preferred shares or ADSs receives a distribution of our shares or rights to acquire our shares, then the basis of such distributed shares or rights ("new shares") and of the shares with respect to which they were distributed ("old shares"), respectively, will be determined by allocating between the old shares and the new shares the adjusted basis of the old shares. If rights to acquire additional Sanepar shares are distributed and the fair market value of such rights is less than 15% of the fair market value of the old shares at such time, then the basis of such rights will be zero, unless the taxpayer makes an election.

     The dividends generally will be foreign source income but generally will be treated separately with other items of "passive income" (or in the case of certain holders, "financial services income") for purposes of determining the availability of U.S. foreign tax credits to a U.S. holder. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, the Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder's U.S. federal income tax liability (or at a U.S. holder's election, may be deducted in computing taxable income). U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits with respect to Brazilian withholding taxes. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances. The Internal Revenue Service, or IRS, has expressed concern that parties to whom foreign shares are released in connection with depositary arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. persons who are holders of depositary shares. Accordingly, investors should be aware that the discussion above regarding the creditability of Brazilian withholding tax on dividends paid with respect to preferred shares represented by ADSs could be affected by future action taken by the IRS.

     A non-U.S. holder generally will not be subject to United States federal income tax on dividends paid with respect to ADSs or preferred shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

  TAXATION OF CAPITAL GAINS

     U.S. holders will recognize capital gain or loss upon the sale or other disposition of ADSs or preferred shares (or subscription rights with respect to such shares) held by the U.S. holder or the depositary. Any gain recognized by a U.S. holder generally will be treated as U.S. source income and any loss will be treated as U.S. source loss for purposes of determining the availability of U.S. foreign tax credits to a U.S. holder. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     U.S. holders will not recognize gain or loss on deposits or withdrawals of preferred shares in exchange for ADSs or on the exercise of subscription rights.

     If a Brazilian withholding tax is imposed on the sale or disposition of preferred shares (see "Brazilian Tax Consequences"), the amount realized by a U.S. holder will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian withholding tax. A U.S. holder that does not receive adequate foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Brazilian taxes. The availability of U.S. foreign tax credits for these Brazilian taxes and any Brazilian taxes imposed on distributions that do not constitute dividends for U.S. tax purposes is subject to various limitations and involves the application of rules that depend on a U.S. holder's particular circumstances. U.S. holders are urged to consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, preferred shares.

     A non-U.S. holder of ADSs or preferred shares will not be subject to United States federal income tax on gain from the sale or other disposition of ADSs or preferred shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States or (ii) the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

  PASSIVE FOREIGN INVESTMENT COMPANY RULES


     Based upon its current income, assets and activities, we do not expect our preferred shares or ADSs to be considered shares of a passive foreign investment company ("PFIC") for our current fiscal year. A PFIC is a foreign corporation that receives predominantly passive foreign source income. PFIC is defined in section 1297(a) as any foreign corporation in which at least 75% of the gross income for the taxable year is passive income or the average percentage of assets held by the corporation during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. However, because the determination of whether the preferred shares or ADSs constitute shares of a PFIC will be based upon the composition of our income and assets, and entities in which we hold at least a 25% interest, from time to time and because there are uncertainties in the application of the relevant rules, there can be no assurance that the preferred shares or ADSs will not be considered shares of a PFIC for any fiscal year. If the preferred shares or ADSs were shares of a PFIC for any fiscal year, U.S. holders (including certain indirect U.S. holders) may be subject to adverse tax consequences upon a sale or other disposition of such preferred shares or ADSs, or upon the receipt of certain distributions from us, unless such U.S. holders elected, generally for the first taxable year for which shares of a PFIC were considered to be held, to be taxed currently on a pro rata portion of our income, whether or not such income was distributed in the form of dividends or otherwise (and we made available certain information required for such election) or unless such U.S. holders elected to include in income each year an amount equal to the excess, if any, of the fair market value of the PFIC shares as of the close of the tax year over the holder's adjusted basis in the shares.


  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Dividends in respect of the ADSs or preferred shares and the proceeds from the sale, exchange, or redemption of the ADSs or shares may be reported to the United States Internal Revenue Service if paid to U.S. holders other than certain exempt recipients (such as corporations). Such U.S. holders may be subject to backup withholding on the proceeds from the sale, exchange, or redemption of the preferred shares or ADSs paid within the United States (and, in some cases, outside of the United States), if the U.S. holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

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

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an international underwriting agreement dated as of the date of this prospectus, we have agreed to sell to the international underwriters named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and ABN AMRO Rothschild LLC are acting as representatives, the following respective numbers of ADSs:



                                                               NUMBER
UNDERWRITER                                                   OF ADSS
-----------                                                   --------
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc. ..................................
ABN AMRO Rothschild LLC.....................................
                                                              --------
     Total..................................................
                                                              ========



     The international underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The international underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. We also have entered into an underwriting agreement with a syndicate of underwriters providing for the concurrent offer and sale of 43,200,000 preferred shares in Brazil. The international and the Brazilian offerings are each conditioned on the closing of the other.



     We have granted to the international underwriters a 30-day option to purchase on a pro rata basis up to 2,159,100 additional ADSs at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.



     The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs or preferred shares, as the case may be. The international and Brazilian underwriters also have agreed that they may sell ADSs or preferred shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or preferred shares, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.



     The international underwriters propose to offer the ADSs at the public offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of $     per ADS. The international
underwriters and selling group members may allow a discount of $     per ADS on
sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.


     The following table summarizes the compensation and estimated expenses we will pay:

                                              PER ADS                            TOTAL
                                  -------------------------------   -------------------------------
                                     WITHOUT            WITH           WITHOUT            WITH
                                  OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                  --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions paid by us........     $                $                $                $
Expenses payable by us..........     $                $                $                $


     The international underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.


     The offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules because an affiliate of Credit Suisse First Boston Corporation beneficially owns more than 10% of our preferred shares outstanding prior to the closing of this offering and because two affiliates of Salomon Smith Barney Inc. are limited partners in CVC/Opportunity Equity Partners L.P., a Cayman Islands partnership which owns 24.52% of Opportunity Daleth S.A., a shareholder of Domino. Rule 2720 requires that the initial public offering price of the

ADSs not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, ABN AMRO Rothschild LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering, conducting due diligence and participating in the preparation of this prospectus and the registration statement of which this prospectus is a part. The initial public offering price of the ADSs is no higher than the price recommended by ABN AMRO Rothschild LLC. ABN AMRO Rothschild LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify ABN AMRO Rothschild LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act of 1933 (the "Securities Act").



     Indirect affiliates of ABN AMRO Rothschild LLC own R$10 million of commercial paper of our company and manage an investment fund which owns R$15 million of commercial paper of our company. We expect to use the proceeds of the global offering to repay all our outstanding commercial paper. Banco ABN AMBRO Real S.A., an affiliate of ABN AMRO Rothschild LLC, performed investment banking services for us in 2001 for which they have received customary fees and expenses. In the ordinary course of business, we have engaged in commercial transactions related to our business with the underwriters and their affiliates for which we have paid customary fees and expenses. The underwriters or their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.



     BB Banco de Investimento S.A. ("Banco do Brasil") was initially engaged as the global coordinator for the global offering of preferred shares and ADSs. Banco do Brasil then subcontracted certain of its responsibilities to the international underwriters and the other Brazilian underwriters. Banco do Brasil was engaged without our soliciting public bids in connection with the services to be rendered by it based on an exemption from Brazilian law regarding public bidding procedures which permits the engagement of uniquely qualified contractors without a public bid. In connection with the engagement of Banco do Brasil, we obtained a favorable opinion of the Budget Oversight Board of the state of Parana. However, Brazilian law relating to public bidding is somewhat unclear. Therefore, although we believe that our engagement of Banco do Brasil and its subcontracting arrangements with the international underwriters and the other Brazilian underwriters are valid, we cannot assure you that such engagements and arrangements will not be challenged in the future or the result of any such challenge. The underwriting agreements with the international and Brazilian underwriters will supercede such engagement and subcontracting arrangement.


We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our share capital or ADSs representing such shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

     Our officers, directors, the state of Parana and Domino have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing such shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing such shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing such shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing such shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus.


     We have agreed to indemnify the international underwriters against liabilities under the Securities Act, or contribute to payments that the international underwriters may be required to make in that respect.

     We have applied to list the ADSs on The New York Stock Exchange under the symbol "BRS". In connection with the listing of the ADSs on The New York Stock Exchange, the international underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of 2,000 beneficial owners.



     Prior to this offering, there has been no public market for the ADSs. Our preferred shares are currently listed on the Brazilian over-the-counter market, Sociedade Operadora de Mercado Ativos, or SOMA. However, trading on the SOMA is generally limited. In particular, there has been a lack of liquidity on the SOMA in respect of our preferred shares. Consequently, the initial public offering price of the shares and the ADSs was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial conditions, our markets, the economic conditions for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of traded companies considered comparable to our company. We believe that the initial public offering price will exceed the prevailing price for our preferred shares on the SOMA. We cannot assure you that the initial public offering price will be indicative of the prices that will prevail in the secondary trading market in the future, that you will be able to resell your ADSs at or above the initial public offering price or an active trading market in the preferred shares or the ADSs will develop and continue after this offering.



     The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.



     In connection with the offering, the representatives on behalf of the international underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.


     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.


     - Over-allotment involves sales by the international underwriters of ADSs in excess of the number of ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the international underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The international underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.



     - Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the international underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.


     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.



     The addresses of the representatives are: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013, and ABN AMRO Rothschild LLC, 55 East 52nd Street, New York, New York 10055.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

REPRESENTATIONS OF PURCHASE

     By purchasing ADSs in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS ONLY)

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs, for rescission against us in the event that this prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

                     EXPENSES OF ISSUANCE AND DISTRIBUTION


     We estimate the expenses in connection with the global offering, other than underwriting discounts and commissions, as follows. The depositary has agreed to pay various of these expenses on our behalf, subject to certain conditions. The total underwriting discounts and commissions that we are required to pay will be US$4.2 million, or 2.0% of the gross proceeds of the global offering.



                                                                          PERCENTAGE OF
                                                                         NET PROCEEDS OF
                                                            AMOUNT        THIS OFFERING
EXPENSE                                                    (IN US$)            (%)
-------                                                  ------------    ---------------
Securities and Exchange Commission registration fee....        27,310         0.01
New York Stock Exchange listing fee....................       192,600         0.06
NASD filing fees.......................................        22,820         0.01
Brazilian fees, including CVM fees and Bovespa fees....        57,300         0.03
Printing and engraving expenses........................       130,810         0.06
Legal fees and expenses................................     1,370,000         0.67
Auditor's fees and expenses............................       350,000         0.17
Miscellaneous costs....................................       100,000         0.05
                                                         ------------         ----
     Total.............................................  US$2,250,840         1.10
                                                         ============         ====


     All amounts are estimated except the Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the NASD filing fee.

                             VALIDITY OF SECURITIES

     The validity of the ADSs will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, and for the underwriters by Cravath, Swaine & Moore, New York, New York. The validity of the preferred shares and matters governed by Brazilian law will be passed upon for us by Pinheiro Neto-Advogados and for the underwriters by Machado, Meyer, Sendacz e Opice Avogados.

                                    EXPERTS


     Our financial statements as of December 31, 2001, 2000 and 1999 and for each of the three years in the period ended December 31, 2001 included in this Registration Statement have been so included in reliance on the report of Ernst & Young Auditores Independentes S.C., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. Ernst & Young Auditores Independentes S.C. is registered with Brazilian accounting authority Conselho Federal de Contabilidade, or CRC, and the CVM. Its address is Al. Dr. Carlos de Carvalho, 603, 10(LOGO) andar, 80430-180, Curitiba -- PR, Brazil.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act in connection with the offering of our ADSs and preferred shares. This prospectus, which forms a part of our registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits and schedules of the registration statement. For further information with respect to our company and ADSs and preferred shares offered, you should refer to the registration statement and the accompanying exhibits. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete discussion of the matter. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

     Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Under the Exchange Act, we will be required to file periodic reports and other information with the Securities and Exchange Commission, including annual reports on Form 20-F and quarterly and other interim reports on Form 6-K. You may inspect such reports and other information we file with the Securities and Exchange Commission in accordance with the Exchange Act at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Woolworth Building, 233 Broadway, New York, New York 10279 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the Washington D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330 or by contacting the Securities and Exchange Commission over the internet at its website at http://www.sec.gov.



     As a foreign private issuer, we will be exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and consent of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish our shareholders with annual reports in English containing financial statements which will be audited and reported on, with an opinion expressed, by independent public accounting firm, prepared in accordance with U.S. GAAP.


                SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

     We are incorporated under the laws of Brazil. Substantially all of our assets are located in Brazil. All of our directors and officers and some of the experts named herein reside in Brazil. As a result, it may not be possible (or may be difficult) for investors to effect service of process within the United States upon us or such persons or to enforce against them or us judgments obtained in U.S. courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise.


     We have been advised by our Brazilian counsel, Pinheiro Neto - Advogados, located at Rua Boa Vista, 254 -- 9[DEGREE SIGN] andar, 01014-907, Sao
Paulo -- Sao Paulo, Brazil, that judgments of U.S. courts for civil liabilities based upon the federal securities laws of the United States or otherwise may be, subject to the requirements described below, enforced in Brazil. This section has been included with the consent of such counsel. A judgment against us or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian federal supreme court. That confirmation will occur if the foreign judgment:


     - fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

     - is issued by a competent court after proper service of process is made in accordance with Brazilian law;

     - is not subject to appeal;

     - is for the payment of a specified sum;

     - is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

     - is not contrary to Brazilian national sovereignty, public policy or public morality.

     Accordingly, we believe that investors may successfully seek to enforce any such judgments in Brazil, although we cannot assure you that this will be the case. We cannot assure you that the confirmation process described above will be conducted in a timely manner or that Brazilian courts will enforce a monetary judgment for violation of the U.S. securities laws or otherwise with respect to the ADSs or preferred shares.

     We have been further advised by our Brazilian counsel that:

     - original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the experts named in this prospectus, provided that provisions of the federal securities laws of the United States are not held to contravene Brazilian public policy, good morals and Brazilian national sovereignty, and provided that Brazilian courts can assert jurisdiction over the particular action; and


     - Brazilian law limits the ability of a judgment creditor or other persons to satisfy a judgment against us since the assets which are essential to render the services provided by us may not be subject to attachment or seizure.


We cannot assure you as to the success of any such action.

     A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant's attorney fees, as determined by a Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian federal supreme court.

                         INDEX TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 2000 AND 2001


                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheets as of December 31, 2000 and 2001.............  F-3
Statements of Income for the Years Ended December 31, 1999,
  2000 and 2001.............................................  F-5
Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 1999, 2000 and 2001....................  F-6
Statements of Cash Flows for the Years Ended December 31,
  1999, 2000 and 2001.......................................  F-7
Notes to the Financial Statements...........................  F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Companhia de Saneamento do Parana -- SANEPAR

     We have audited the accompanying balance sheets of Companhia de Saneamento do Parana -- SANEPAR as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Companhia de Saneamento do Parana -- SANEPAR as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                          Ernst & Young


                                          Auditores Independentes S.C.



                                          /s/ MARCOS ANTONIO QUINTANILHA

                                          --------------------------------------

                                             Marcos Antonio Quintanilha


                                             Partner



Curitiba, Brazil


April 11, 2002

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                   2001               2000
                                                              ---------------    ---------------
                                                              (EXPRESSED IN THOUSANDS OF REAIS)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................    R$   25,572        R$   24,624
  Accounts receivable.......................................        183,995            160,391
  Allowance for doubtful accounts...........................        (27,492)           (23,087)
  Accounts receivable from related parties..................          9,714             10,923
  Deferred income taxes.....................................         24,254             28,286
  Inventories...............................................         10,317              9,829
  Recoverable taxes.........................................          3,378              6,420
  Other.....................................................          8,236              3,782
                                                                -----------        -----------
Total current assets........................................        237,974            221,168
Property, plant and equipment, net..........................      2,547,820          2,313,688
Other assets:
  Concession contract.......................................         80,200                 --
  Judicial deposits.........................................         21,637             18,619
  Other.....................................................          5,059              4,440
                                                                -----------        -----------
Total other assets..........................................        106,896             23,059
                                                                -----------        -----------
Total Assets................................................    R$2,892,690        R$2,557,915
                                                                ===========        ===========

                           DECEMBER 31, 2001 AND 2000


                                                                   2001               2000
                                                              ---------------    ---------------
                                                              (EXPRESSED IN THOUSANDS OF REAIS,
                                                                   EXCEPT NUMBER OF SHARES)
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................    R$   68,132        R$       --
  Current portion of long-term debt.........................         89,148             79,859
  Accounts payable..........................................         35,125             43,264
  Current portion of long-term concession contract..........         16,700                 --
  Taxes payable.............................................         16,131             26,164
  Accrued payroll and related costs.........................         23,475             26,855
  Dividends payable.........................................         69,708             72,186
  Accrual for pension plan..................................          7,108              6,416
  Deferred income...........................................          9,942              8,855
  Accrual for other benefit plans...........................         11,515              8,544
  Advances from shareholders................................        219,524            123,472
  Other.....................................................         12,041              7,908
                                                                -----------        -----------
Total current liabilities...................................        578,549            403,523

Long-term liabilities:
  Long-term debt, less current portion......................        713,866            736,425
  Long-term concession contract, less current portion.......         46,100                 --
  Deferred income taxes.....................................        134,719            129,233
  Accrual for pension plan..................................         78,188             76,998
  Accrual for other benefit plans...........................        126,660            102,530
  Taxes payable.............................................         10,670             28,051
  Deferred income...........................................         60,393             57,006
  Provision for tax and legal proceedings...................        102,416             91,924
  Other.....................................................         36,110             31,631
                                                                -----------        -----------
Total long-term liabilities.................................      1,309,122          1,253,798
Commitments and contingencies
Shareholders' equity
  Preferred stock, no par value, 41,428,876 shares
     authorized and issued..................................         55,652             55,652
  Common stock, no par value, 289,836,870 shares authorized
     and issued.............................................        389,343            389,343
  Appropriated retained earnings............................        273,665            283,621
  Unappropriated retained earnings..........................        286,359            171,978
                                                                -----------        -----------
Total shareholders' equity..................................      1,005,019            900,594
                                                                -----------        -----------
Total Liabilities and Shareholders' Equity..................    R$2,892,690        R$2,557,915
                                                                ===========        ===========


                            See accompanying notes.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                           2001          2000          1999
                                                        -----------   -----------   ----------
                                                          (EXPRESSED IN THOUSANDS OF REAIS,
                                                        EXCEPT EARNINGS PER SHARE INFORMATION)
Gross operating revenue
  - Third-parties.....................................   R$ 742,733    R$ 655,659   R$ 567,541
  - Related parties...................................       18,859        17,140       15,161
Sales taxes...........................................      (28,941)      (25,186)     (21,600)
Credit for prior periods' sales taxes.................       17,199            --           --
                                                        -----------   -----------   ----------
Net operating revenue.................................      749,850       647,613      561,102
Costs and expenses:
  Cost of operations
     - Third-parties..................................     (129,799)     (122,859)    (112,358)
     - Related parties................................      (54,503)      (47,440)     (41,490)
  General and administrative..........................     (209,559)     (216,248)    (203,999)
  Depreciation and amortization.......................      (70,444)      (63,374)     (55,333)
  Net gain on settlement and curtailment of defined
     benefit pension plan.............................           --        28,356           --
  Other income, net...................................        2,503         2,507        1,872
                                                        -----------   -----------   ----------
                                                           (461,802)     (419,058)    (411,308)
                                                        -----------   -----------   ----------
Operating income......................................      288,048       228,555      149,794
Non-operating income (expense):
  Interest expense
     - Third-parties..................................      (38,116)      (52,361)     (65,197)
     - Related parties................................      (13,329)       (5,135)      (2,233)
  Interest income.....................................        6,818         7,383        7,709
  Foreign exchange losses, net........................      (14,120)       (6,417)     (28,824)
  Other...............................................       (2,862)       (1,870)      (2,592)
                                                        -----------   -----------   ----------
                                                            (61,609)      (58,400)     (91,137)
                                                        -----------   -----------   ----------
Income before income taxes............................      226,439       170,155       58,657
Provision for income taxes:
  Current.............................................      (36,439)      (22,254)     (15,813)
  Deferred............................................      (12,200)       (8,265)       9,006
                                                        -----------   -----------   ----------
                                                            (48,639)      (30,519)      (6,807)
                                                        -----------   -----------   ----------
Net income............................................   R$ 177,800    R$ 139,636   R$  51,850
                                                        ===========   ===========   ==========
Net income applicable to preferred shares.............   R$  56,974    R$  44,745   R$  16,339
Net income applicable to common shares................      120,826        94,891       35,511
                                                        -----------   -----------   ----------
                                                         R$ 177,800    R$ 139,636   R$  51,850
                                                        ===========   ===========   ==========
Basic and fully diluted earnings per share
  Preferred shares....................................   R$  0.4586    R$  0.3601   R$  0.1348
  Common shares.......................................   R$  0.4169    R$  0.3274   R$  0.1225
Weighted average number of shares outstanding
  Preferred shares....................................  124,245,312   124,245,312   121,230,901
  Common shares.......................................  289,836,870   289,836,870   289,836,870


                            See accompanying notes.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                      APPROPRIATED   UNAPPROPRIATED
                                              PREFERRED    COMMON       RETAINED        RETAINED
                                               SHARES      SHARES       EARNINGS        EARNINGS         TOTAL
                                              ---------   ---------   ------------   --------------   -----------
                                                               (EXPRESSED IN THOUSANDS OF REAIS)
Balances as of December 31, 1998............  R$49,069    R$389,343    R$179,865       R$190,888      R$  809,165
  Issuance of preferred shares (3,918,645
     shares)................................     6,583           --           --              --            6,583
  Net income................................        --           --           --          51,850           51,850
  Dividends (including interest attributed
     to shareholders' equity)
     Common shares..........................        --           --           --         (26,251)         (26,251)
     Preferred shares.......................        --           --           --          (3,827)          (3,827)
  Transfer to appropriated retained
     earnings...............................        --           --       36,572         (36,572)              --
                                              --------    ---------    ---------       ---------      -----------
Balances as of December 31, 1999............    55,652      389,343      216,437         176,088          837,520
  Net income................................        --           --           --         139,636          139,636
  Dividends (including interest attributed
     to shareholders' equity)
     Common shares..........................        --           --           --         (66,160)         (66,160)
     Preferred shares.......................        --           --           --         (10,402)         (10,402)
  Transfer to appropriated retained
     earnings...............................        --           --       67,184         (67,184)              --
                                              --------    ---------    ---------       ---------      -----------
Balances as of December 31, 2000............    55,652      389,343      283,621         171,978          900,594
  Net income................................        --           --                      177,800          177,800
  Dividends (including interest attributed
     to shareholders' equity)
     Common shares..........................        --           --                      (63,406)         (63,406)
     Preferred shares.......................        --           --                       (9,969)          (9,969)
  Transfer from appropriated retained
     earnings...............................        --           --       (9,956)          9,956               --
                                              --------    ---------    ---------       ---------      -----------
Balances as of December 31, 2001............  R$55,652    R$389,343    R$273,665       R$286,359      R$1,005,019
                                              ========    =========    =========       =========      ===========


                            See accompanying notes.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                         2001          2000          1999
                                                      ----------    ----------    ----------
                                                        (EXPRESSED IN THOUSANDS OF REAIS)
Operating activities
  Net income........................................  R$ 177,800    R$ 139,636    R$  51,850
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization................      70,444        63,374        55,333
       Loss on disposal of fixed assets.............       5,314         2,501         4,005
       Provision for doubtful accounts..............       4,961         9,480         1,202
       Pension plan.................................       1,882       (37,504)       26,136
       Postretirement benefits plan.................      27,101        23,211        21,783
       Deferred income taxes........................      12,200         8,265        (9,006)
       Foreign exchange losses, net.................      14,120         6,417        28,824
  Changes in operating assets and liabilities:
     Accounts receivable............................     (22,951)      (24,683)      (23,162)
     Judicial deposits..............................      (3,018)       (3,698)       (7,457)
     Inventories....................................        (488)         (698)       (2,086)
     Recoverable taxes..............................       3,042        (5,538)        2,427
     Other assets...................................      (5,073)          (28)         (107)
     Accounts payable...............................      (8,139)       12,397        (3,813)
     Taxes payable..................................     (32,439)      (20,754)       (7,061)
     Accrued payroll and related costs..............      (3,380)       12,510           327
     Provision for tax and legal proceedings........      10,492         9,760        21,900
     Accrued interest...............................      43,580        46,094        45,896
     Deferred income................................       4,474         6,955        12,672
     Other liabilities..............................       8,612        24,599        (7,264)
                                                      ----------    ----------    ----------
Net cash provided by operating activities...........     308,534       272,296       212,399
Investing activities
  Additions to property, plant and equipment........    (251,631)     (211,112)     (184,297)
  Concession contracts..............................     (17,400)           --            --
                                                      ----------    ----------    ----------
Net cash used in investing activities...............    (269,031)     (211,112)     (184,297)
Financing activities
  Proceeds from issuance of short-term debt.........      62,415            --            --
  Proceeds from issuance of long-term debt..........      33,275        61,548        88,816
  Payments on long-term debt........................    (146,171)     (131,308)     (116,661)
  Payment of dividends (including interest on
     shareholders' equity)..........................     (70,829)      (27,206)      (20,267)
  Advances from shareholders........................      82,755        43,590        25,779
                                                      ----------    ----------    ----------
Net cash used in financing activities...............     (38,555)      (53,376)      (22,333)
                                                      ----------    ----------    ----------
Net increase in cash and cash equivalents...........         948         7,808         5,769
Cash and cash equivalents at beginning of the
  year..............................................      24,624        16,816        11,047
                                                      ----------    ----------    ----------
Cash and cash equivalents at end of the year........  R$  25,572    R$  24,624    R$  16,816
                                                      ==========    ==========    ==========
Cash paid during the year for:
  Interest (net of interest capitalized)............  R$   3,832    R$  22,131    R$   1,844
                                                      ==========    ==========    ==========
  Income taxes......................................  R$  32,975    R$  26,714    R$  12,596
                                                      ==========    ==========    ==========
Supplemental disclosure of non cash investing and
  financing activities:
  Concession contracts..............................  R$  62,800    R$      --    R$      --
                                                      ==========    ==========    ==========


                            See accompanying notes.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                       NOTES TO THE FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

1. THE COMPANY AND ITS OPERATIONS

     Companhia de Saneamento do Parana -- SANEPAR (the Company) is a Brazilian company, whose controlling shareholder is the state of Parana. The state of Parana owns 60% of the Company's common shares. Substantially all of the remaining common shares are owned by Domino Holdings S.A. (39.7%). The Company's preferred shares are owned by municipalities in the state of Parana and various non-governmental investors. The Company provides water and wastewater services to 342 of the 399 municipalities in the state of Parana.

     The Company relies on municipal concessions to provide water and wastewater services. Generally those concession contracts have a term of 30 years. Of the 328 executed concessions, approximately 25.6% expire by the end of 2005 and an additional 20.7% expire by the end of 2011. The remaining concessions will expire after 2011. Upon any termination, non-renewal or rescission, the municipality is required to pay to the Company the net book value of the assets relating to that concession, and assume any related indebtedness. As of December 31, 2001 certain concessions were already successfully renewed with the municipalities.


     Although the economic situation in Brazil has remained stable in recent years, a return to higher levels of inflation and currency fluctuations could adversely affect the Company's operations. The devaluation of the Brazilian Real (R$) in relation to US Dollar has had effects in the Company's financial statements. The exchange rate of the Brazilian Real to the US Dollar was R$1.7890:US$1.00, R$1.9554:US$1.00 and R$2.3204:US$1.00 at December 31, 1999,
2000 and 2001, respectively. At December 31, 2001 and 2000, the indebtedness of the Company demonominated in US Dollars represented 10.0% and 10.2% of Company's total debt.


2. BASIS OF PRESENTATION

     The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), using Brazilian Reais (R$) as the reporting and functional currency. The accounting principles adopted under US GAAP differ in certain respects from those required under the accounting principles generally accepted in Brazil (Brazilian GAAP), which the Company uses to prepare its statutory financial statements as filed with the Brazilian Securities Commission -- CVM (Comissao de Valores Mobiliarios).


     Through December 31, 1997, the Company's financial statements were prepared on a fully indexed basis, under the constant currency method, to recognize the effects of changes in the purchasing power of the Brazilian currency. The restated balances of non-monetary assets and liabilities of the Company as of December 31, 1997 became the new basis for accounting and the financial statement items are no longer restated for inflation beginning January 1, 1998.


3. SIGNIFICANT ACCOUNTING POLICIES

  a) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  b) INVENTORIES

     Inventories, consisting principally of maintenance and repair items, are stated at lower of cost or market using the average cost method.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

  c) PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment is stated at cost. Depreciation is computed based on the straight-line method over estimated useful lives as follows: 50 years for buildings, 20 years for water wells, 20 years for water towers, 33 years for storage dams, 10 years for water meters and equipment, 5 years for computer hardware and vehicles, and 50 years for distribution systems. Expenditures for repairs and maintenance of existing property, plant and equipment, which extend the useful lives of the related assets, as well as the interest computed on debts that finance the construction of property, plant and equipment, are capitalized in accordance with SFAS No. 34.


     The Company's management reviews property, plant and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable on the basis of undiscounted future cash flows. The reviews are carried out at the lowest level of asset groups to which management is able to attribute identifiable future cash flows. The Company analyzes the net book value of the underlying assets and adjusts it if the sum of the expected future cash flows is less than the net book value. These reviews to date have not indicated the need to recognize any impairment losses.

  d) INTEREST ATTRIBUTED TO SHAREHOLDERS' EQUITY


     Brazilian corporations are permitted to pay interest on shareholders' equity, which is similar to the payment of dividends, but which is deductible for income tax purposes. The Company has elected to pay such interest to its shareholders with respect to the years ended December 31, 2001, 2000 and 1999, and has accrued the amount due with a direct charge to shareholders' equity. The distribution of such interest to shareholders is subject to withholding for income tax at the rate of 15%.


  e) REGULATION

     Certain utility companies in the United States account for their operations and prepare their financial statements on the basis of the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The provisions of SFAS No. 71 apply, among other criteria, to an enterprise for which regulated rates are designated to recover the specific enterprise's costs of providing the regulated services or products. Despite the existence of comprehensive regulation, the rates of Brazilian utilities, such as the Company, have in the past not been set at levels that allow them to recover specific costs. Because of the regulatory environment prevailing in Brazil, the Company believes that it would not be appropriate to apply the provisions of SFAS No. 71.

  f) RECOGNITION OF REVENUE


     Water and wastewater revenues for financial reporting purposes include amounts billed to customers on a cycle basis (monthly) and unbilled amounts based on estimated usage from the date of the latest meter reading to the end of the accounting period. Revenues from initial connection charges and the related costs are deferred and amortized over ten years.


  g) EMPLOYEE BENEFITS AND OTHER RELATED MATTERS

     The Company maintains a defined benefit plan and a postretirement medical benefit plan for its active and retired employees. Additionally, during 2000 the Company introduced a defined contribution plan in which active employees could elect participation in lieu of participation in the defined benefit plan (see note 14). Most of the Company's employees are members of unions, with which the Company enters into

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

collective-bargaining arrangements annually. The liability for future compensation for employee vacations is accrued as earned.


     During 2000, the Company introduced an annual incentive compensation program for all its employees with cash payments based upon the Company's achievement of specified financial performance goals. Bonuses of R$7,872 and R$11,318 were earned and accrued under the program for the years ended December 31, 2001 and 2000, respectively. The basis and goals for the incentive compensation plan are to be renegotiated on a yearly basis. However, the Company is not obligated to continue the annual incentive compensation program.


  h) INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

  i) ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

     Assets and liabilities denominated in foreign currencies are translated into Reais at the commercial selling exchange rate reported by the Central Bank of Brazil at each balance sheet date. Exchange gains and losses are recognized in income on a current basis.

  j) ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company incurred advertising costs of R$4,865, R$4,032 and R$4,968 during the years ended December 31, 2001, 2000 and 1999, respectively.

  k) EARNINGS PER SHARE


     Basic and fully diluted earnings per share are calculated in accordance with SFAS No. 128, "Earnings per Share," for each class of shares. Since the preferred shares are entitled to a dividend 10% greater than that of the common shares, they are allocated 10% more net income for purposes of calculation earnings per share. The computation has been made as if the net income for each period will be fully distributed. Earnings may be capitalized or otherwise appropriated; consequently, such earnings would no longer be available to be distributed as dividends. There is no assurance that any dividend (in excess of any required minimum) will be paid.


  l) ENVIRONMENTAL MATTERS

     The Company's operations are subject to a number of environmental risks, which are mitigated by strict operating procedures and capital expenditures for pollution control equipment and systems. Ongoing environmental compliance expenditures are expensed as incurred and new equipment and systems are capitalized. The Company believes that no additional provision for losses related to environmental matters, in addition to those mentioned in note 9, is currently required based on prevailing laws and regulations in Brazil.

  m) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

  n) ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     On January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133) which was issued in June, 1998 and its amendments Statements 137, Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133, and 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement
133).

     Because the Company did not engage in derivative transactions, SFAS 133 did not have any impact on the Company's financial statements at the transition date. During 2001, the Company entered into a swap agreement. See notes 6 and 13 for a full description.

  o) RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 did not have a material effect on the Company's results of operations and financial position.

     Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use", was issued in March 1998 and was adopted by the Company effective January 1, 1999. Certain costs that were typically expensed by the Company prior to the adoption of the SOP 98-1, primarily internal costs, are now subject to capitalization. The effect of the adoption of SOP 98-1 was not material to the Company's financial statements for the years ended December 31, 2001, 2000 and 1999.

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that all business combinations be accounted for by the purchase method of accounting and changes the criteria for recognition of intangible assets acquired in a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized; however, these assets must be reviewed at least annually for impairment. Intangible assets with finite useful lives will continue to be amortized over their respective useful lives. The standard also establishes specific guidance for testing for impairment of goodwill and intangible assets with indefinite useful lives. The provisions of SFAS 142 will be effective for Sanepar's fiscal year 2003, with early adoption permitted at the beginning of Sanepar's fiscal year 2002. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization provisions of SFAS 142. Sanepar does not expect that the adoption of SFAS 141 and 142 will have a material effect on its financial position or results of operations.


     In June of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company believes that adoption of this statement will not have a significant impact on its financial position or results of operations.


     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)


change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS 144 will be effective for Sanepar's fiscal year 2003 and will be applied prospectively. Sanepar is currently in the process of evaluating the potential impact that the adoption of SFAS 144 will have on its financial position and results of operations, but believes that adoption of this statement will not have a significant impact on its financial position or results of operations.


4. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

CUSTOMERS                                                       2001         2000
---------                                                     ---------    ---------
Billed:
  Municipal.................................................  R$ 41,747    R$ 37,987
  Federal...................................................      2,380        2,262
  Third party customers.....................................     95,704       80,775
                                                              ---------    ---------
Subtotal....................................................    139,831      121,024
Unbilled....................................................     44,164       39,367
                                                              ---------    ---------
Total accounts receivable...................................  R$183,995    R$160,391
                                                              =========    =========

     Included in accounts receivable from related parties are trade receivables of R$7,794 and R$9,141 due from the state of Parana in 2001 and 2000, respectively.

     Changes in the allowance for doubtful accounts were as follows:

                                                   2001         2000         1999
                                                 ---------    ---------    ---------
Balance at beginning of year...................  R$(23,087)   R$(13,663)   R$(12,461)
Amounts charged to expense.....................     (4,961)      (9,480)      (1,202)
Write offs, net of recoveries..................        556           56           --
                                                 ---------    ---------    ---------
Balance at end of year.........................  R$(27,492)   R$(23,087)   R$(13,663)
                                                 =========    =========    =========

     In order to estimate the amount of allowance for doubtful accounts to be recorded in each period, the Company's management performs analyses of its accounts receivables, specifically of its past due amounts, taking into consideration the probability of recoverability by customer class and the aging of such past due amounts.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

5. PROPERTY, PLANT AND EQUIPMENT

     As of December 31, 2001 and 2000, property, plant and equipment consisted of the following:

                                                              2001           2000
                                                           -----------    -----------
Land.....................................................  R$   27,154    R$   24,980
Water wells..............................................       39,541         37,895
Storage dam..............................................       58,911         57,790
Buildings................................................      724,524        657,982
Distribution system......................................    1,368,666      1,217,571
Water towers.............................................      193,153        177,295
Water meters.............................................       76,357         77,952
Equipment................................................      126,921        112,184
Computer hardware........................................       31,204         21,859
Vehicles.................................................       41,819         30,587
Other....................................................       44,011         57,372
Construction in progress.................................      583,457        548,900
Material for construction in progress....................       13,201         14,305
                                                           -----------    -----------
                                                             3,328,919      3,036,672
Accumulated depreciation.................................     (650,997)      (596,458)
                                                           -----------    -----------
                                                             2,677,922      2,440,214
Grants and customer payments.............................     (163,628)      (155,740)
Accumulated amortization.................................       33,526         29,214
                                                           -----------    -----------
                                                              (130,102)      (126,526)
                                                           -----------    -----------
Total....................................................  R$2,547,820    R$2,313,688
                                                           ===========    ===========

     The Company receives grants from municipalities and other governmental entities and, in certain circumstances, customers pay for the installation of pipes and other distribution infrastructure. These grants and customer payments are recorded as a reduction to property, plant and equipment and are amortized using the straight-line method as a reduction of depreciation expense over the lives of the related assets. Amortization of grants and customer payments was R$4,312, R$4,075 and R$3,627 during the years ended December 31, 2001, 2000 and 1999, respectively.

     During the years ended December 31, 2001, 2000 and 1999, interest of R$60,940, R$42,548 and R$61,010 respectively, was capitalized as part of the cost of property, plant and equipment.

6. SHORT-TERM DEBT

     On July 3, 2001, the Company issued commercial paper notes, in the amount of R$62,415, with interest at a fixed-rate of 18.56% per year. The balance at December 31, 2001 is R$68,132, including accrued interest. The term of payment is 360 days from the issuance.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     The Company entered into a swap for a floating-rate yield which was computed as 101.7% of the Taxa de Certificado de Deposito Interbancario (Inter-Bank CD Rate), a market-determined inter-bank deposit rate. The floating rate did not differ significantly from the fixed-rate during the year ended December 31, 2001.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                     ANNUAL INTEREST AT
                                     DECEMBER 31, 2001    MATURITY DATES      2001        2000
                                     ------------------   ---------------   ---------   ---------
Foreign debt (denominated in U.S.
  dollars):
  Banco do Estado do Parana --
     Banestado(1)..................               5.01%              2007   R$ 87,464   R$ 83,623
Local debt (denominated in reais):
  Banco do Estado do Parana --
     Banestado(2)..................    TR + 8 to 10.14%   2005 up to 2008      57,942      62,590
  Banco do Estado do Parana --
     Banestado(3)..................         TR + 10.18%   2003 up to 2009      69,526      78,971
  Caixa Economica Federal(4).......    TR + 5 to 12.00%   2005 up to 2019     256,059     254,693
  Banco do Brasil S.A.(5)..........          TR + 7.50%              2014     298,215     305,560
  City of Maringa..................          TR + 6.00%              2014         461         475
  Supplier financing...............  TJLP+5.84 to 7.72%   2001 up to 2005      33,347      30,372
                                                                            ---------   ---------
                                                                              803,014     816,284
Less current portion...............                                           (89,148)    (79,859)
                                                                            ---------   ---------
Long-term portion..................                                         R$713,866   R$736,425
                                                                            =========   =========

---------------
Note: TR = "Taxa Referencial", an interest rate reset monthly by the Brazilian
      Central Bank. At December 31, 2001, the TR rate was 2.29% per annum (2.10% at December 31, 2000).

      TJLP = "Taxa de Juros de Longo Prazo", a long-term interest rate reset quarterly by the Brazilian Central Bank. At the fourth quarter ended December 31, 2001, the TJLP rate was 10.00% per annum (9.75% at the fourth quarter ended December 31, 2000).


(1) Banco do Estado do Parana -- Banestado -- loan from funds made available by the International Bank for Reconstruction and Development (IBRD). The loan is collateralized by accounts receivable in an amount equal to the outstanding principal balance of the loan. The administration rate is 0.20% per year, which is included in the floating interest rate. Floating interest rate is set semi-annually by the IBRD based on market rates for similar loans. The interest rate was 5.01% and 5.21% at December 31, 2001 and 2000, respectively.


(2) Banco do Estado do Parana -- Banestado -- loan from funds made available by the Inter-American Development Bank (IDB). The loan is collateralized by accounts receivable in an amount equal to the outstanding principal balance of the loan. The weighted average rate of interest is 8.55% for 2001, which includes the administration rate of 0.20%.

(3) Banco do Estado do Parana -- Banestado -- loan from funds made available by the IBRD. The loan is collateralized by accounts receivable in an amount equal to the outstanding principal balance of the loan. The administration rate of 0.50% is included in the interest rate.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

(4) Caixa Economica Federal -- 39 loans from the Caixa Economica Federal (Federal Saving Bank) used to increase and improve the water supply systems in several cities in the state of Parana. These loans are collateralized by accounts receivable in an amount equal to the outstanding principal balance of the loan. One of these loans, R$34,793, is also collaterized by property, plant and equipment with a net book value of R$145,185. Additionally, one of these loans, R$6,692, has an additional guarantee from the state of Parana. The weighted average rate of interest is 9.09% for 2001, which includes the administration rate of 1.00%.

(5) Banco do Brasil S.A. -- loan from Banco do Brasil S.A. The loan is collateralized by accounts receivable in an amount equal to the outstanding principal balance of the loan and is also guaranteed by the state of Parana. The administration rate is of 0.10% per year, which is included in the interest rate.

     At December 31, 2001, debt maturities were as follows:

  2002......................................................    R$ 89,148
  2003......................................................       82,739
  2004......................................................       78,382
  2005......................................................       73,142
  2006......................................................       69,366
  2007......................................................       65,176
  2008 and thereafter.......................................      345,061
                                                                ---------
Total.......................................................    R$803,014
                                                                =========

     On January 29, 2002, the Company entered into a "mirror" loan agreement with the state of Parana, which establishes guidelines for the transfer to the Company of funds received by the state of Parana under the "Paranasan" program. Under this program, the state of Parana receives funds from JBIC -- Japan Bank for International Cooperation. The Company will pay the same interest and exchange rates and terms agreed to by the state of Parana and JBIC.

8. TAXES PAYABLE

     The balances as of December 31, 2001 and 2000 were as follows:

                                                 2001                       2000
                                        -----------------------    -----------------------
                                        SHORT-TERM    LONG-TERM    SHORT-TERM    LONG-TERM
                                        ----------    ---------    ----------    ---------
COFINS (Federal sales tax)............   R$ 7,697     R$ 2,277      R$19,487     R$19,638
ICMS (State value added tax)..........         --           --           581           --
Income taxes..........................      3,222        6,175         2,880        8,401
ISS (Taxes on Services Rendered)......      1,795        2,218
Other taxes...........................      3,417           --         3,216           12
                                         --------     --------      --------     --------
Total.................................   R$16,131     R$10,670      R$26,164     R$28,051
                                         ========     ========      ========     ========

     In previous years, the Company did not pay certain federal sales taxes (COFINS), state value added taxes (ICMS) and income taxes due to disputes with the government.

     On March 27, 2001, the Company obtained a final judicial decision whereby it received a R$17,199 credit for sales taxes paid during a period between 1989 and 1991. The Company used this credit to offset other taxes payable. Segment operating revenue and segment operating income of water and wastewater for

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

the year ended December 31, 2001 have been increased by R$12,022 and R$5,177, respectively, as a result of this favorable decision.

     At December 31, 2001 maturities of tax liabilities were as follows:

  2002......................................................    R$16,131
  2003......................................................       7,295
  2004......................................................       3,375
                                                                --------
Total.......................................................    R$26,801
                                                                ========

9. PROVISION FOR TAX AND LEGAL PROCEEDINGS

     The Company is a party to certain legal proceedings in Brazil and has recorded provisions when management believes that it can reasonably estimate probable losses. The Company believes that the provisions made are sufficient to cover probable losses and does not believe there is a reasonable possibility of any material losses in excess of the amounts provided. In connection with some of these proceedings the Company has made judicial deposits, which will only be released upon a favorable judgment. The amount of such provisions for civil, labor and tax matters is as follows:

TYPE OF PROCEEDING                                              2001         2000
------------------                                            ---------    --------
Civil(1)....................................................  R$ 11,283    R$ 9,857
Labor(2)....................................................     23,253      18,096
Income tax(3)...............................................     46,755      46,707
COFINS (Federal sales tax)(4)...............................     18,497      17,264
Environmental(5)............................................      2,505          --
Other.......................................................        123          --
                                                              ---------    --------
Total.......................................................  R$102,416    R$91,924
                                                              =========    ========

---------------
(1) Civil provisions are for claims related to the amounts paid for property easements and claims for damages due to various accidents and other matters.

(2) Labor provisions relate to claims against the Company primarily by former employees, regarding salaries or overtime pay.

(3) Income tax provisions relate to the assessments made by tax authorities for the payment of taxes for fiscal years 1991 to 1993. The Company has not made the payments due to a dispute about the constitutionality of the related tax. The Company has offered a pledge of property, plant and equipment with a net book value of R$3,568 guarantee this amount.

(4) COFINS -- Federal sales taxes provisions relate to disputed tax amounts, interest and penalties. The total amount of R$18,497 is composed of R$4,472, relating to the tax not paid during 1998, for which the Company has made a judicial deposit. The remaining amount of R$14,025 (R$12,791 in 2000), relates to an additional COFINS penalty, which is under judicial discussions.

(5) Environmental matters relate to instances in which the Company is a defendant in environmental actions seeking damages, cleanup costs, or injunctive relief related to property damage, personal injury or pollution allegedly resulting from the Company's operations. The amount accrued refers to penalties and estimated amounts related to the suits awaiting a court decision.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     In addition, some environmental protection agencies, including the state environmental authority (Instituto Ambiental do Parana -- IAP, or the Parana Environmental Institute) and the federal environmental authority (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renovaveis -- IBAMA, or the Brazilian Institute for the Environment and Renewable Natural Resources), have served the Company with notices relating to allegations of noncompliance with environmental laws, including the wrongful release of effluents and operating in environmentally protected areas. In order to remedy such alleged violations, the Company entered into a formal agreement with IAP in March 1999. Those authorities also set forth the terms and conditions for the Company to implement certain technological upgrades and other pollution controls required by the legislation over a period of three years with the possibility to renew the contract an additional three years. The estimated total cost of compliance with the environmental legislation is R$97,000 as of December 31, 2001, and the upgrades will be recognized as property, plant and equipment when constructed.

     On January 29, 2002 the Company received correspondence from IAP, which indicated that agency's current intention to extend the term of the agreement for an additional three years, in order to facilitate the Company's compliance with the conditions of such agreement.

     Changes in the provision for tax and legal proceedings were as follows:

                                                                2001         2000
                                                              ---------    --------
Balance at beginning of year................................  R$ 91,924    R$82,164
Interest on long-term provision.............................      4,217       7,487
Provisions for new legal proceedings........................     14,407       6,165
Amounts paid to settle litigation...........................     (8,132)     (3,892)
                                                              ---------    --------
Balance at end of year......................................  R$102,416    R$91,924
                                                              =========    ========

10. INCOME TAXES

     Income taxes in Brazil include income and social contribution taxes. The composite statutory rate was 34% for 2001 and 2000 and 37% for 1999. Income tax expense at the statutory rate is reconciled to income tax expense in the statements of income as follows:


                                                   2001         2000         1999
                                                 ---------    ---------    ---------
Income before income and social contribution
  taxes........................................  R$226,439    R$170,155    R$ 58,657
                                                 ---------    ---------    ---------
Income tax expense at statutory tax rate.......  R$(76,989)   R$(57,853)   R$(21,703)
Reconciliation of statutory to effective rate:
  Benefit from deductibility of interest
     attributed to shareholders' equity........     24,948       25,709       11,129
  Reduction through offset with 1% of COFINS...         --           --        3,509
  Reversion of penalties.......................      2,614           --           --
  Other........................................        788        1,625          258
                                                 ---------    ---------    ---------
Total..........................................  R$(48,639)   R$(30,519)   R$ (6,807)
                                                 =========    =========    =========

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     Deferred tax assets and liabilities consist of the following:


                                                               2001          2000
                                                            ----------    ----------
Deferred tax assets:
  Tax loss carry-forwards.................................  R$   7,553    R$  19,316
  Pension plan............................................      29,001        38,370
  Postretirement benefits plan............................      46,980        37,765
  Grants and customer payments............................      44,235        43,019
  Provision for tax and legal proceedings.................      25,134        25,661
  Deferred income.........................................      23,914        22,393
  Others..................................................       2,370         2,592
                                                            ----------    ----------
  Total deferred tax assets...............................     179,187       189,116
Deferred tax liabilities:
  Property, plant and equipment...........................    (289,652)     (290,063)
                                                            ----------    ----------
  Total deferred tax liabilities..........................    (289,652)     (290,063)
                                                            ----------    ----------
  Net deferred tax liabilities............................  R$(110,465)   R$(100,947)
                                                            ==========    ==========
  Current portion.........................................  R$  24,254    R$  28,286
  Long-term portion.......................................  R$(134,719)   R$(129,233)


     At December 31, 2001 the Company had operating loss carry-forwards of R$30,196 for income tax purposes. The loss carry-forwards have no expiration date and are available to offset up to 30% of the Company's future taxable income in any given year. The Company believes it is more likely than not that the operating loss carry-forwards will be realized.


11. ADVANCES FROM SHAREHOLDERS



     Advances from shareholders were received primarily from the state of Parana under the Paranasan program in order for the Company to partially finance the construction of certain water and wastewater systems in an aggregate original amount of R$136,950 at December 31, 2001. In addition, between 1996 and 2000, the state of Parana paid R$43,986 to COPEL (a shareholder of Domino Holdings S.A. and controlled by the state of Parana) on our behalf. Also during the same period, we had accrued amounts owed to the state of Parana for loans (R$6,568) and dividends (R$11,066).



     The above-mentioned amounts resulted in an aggregate advanced amount of R$198,570. There were no contractual due dates or interest charges for these advances.



     On January 29, 2002, the Company and the state of Parana signed an agreement through which a portion of the total amount advanced to the Company will be returned to the state of Parana, including interest based on the average interest rate of borrowings obtained by the Company during the periods the advances have been outstanding, amounting to R$20,954 through December 31, 2001. As of December 31, 2001, such advances amounted to R$179,552.



     In accordance with a separate agreement also reached on January 29, 2002, R$39,972 of the advances from shareholders outstanding at December 31, 2001, consisting of part of the amount paid by the state of Parana to COPEL (R$22,338), loans (R$6,568) and dividends due to the state of Parana (R$11,066), will not be owing to and will not be repaid to the state of Parana. The R$39,972 is non-interest bearing. This amount has been transferred to additional paid-in-capital in shareholders' equity in 2002.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

12. SHAREHOLDERS' EQUITY

     The Company's by-laws require payment of mandatory dividends to its common and preferred shareholders of at least 25% of annual net distributable income determined in accordance with Brazilian Corporate Law. In addition, under the shareholders' agreement between the state of Parana and Domino Holdings S.A., at least an additional 25% of annual net distributable income is required to be distributed as dividends. The preferred shareholders are entitled to receive a dividend per share 10% higher than any dividends paid to common shareholders.

     On May 5, 1997, the Brazilian government enacted a law granting preferred shareholders, who did not have a right to fixed or minimum dividends, a statutory right to receive dividends in an amount per share of at least 10% more than the amount per share paid to common shareholders. Although the law became effective in 1997, the Company began paying the additional 10% to preferred shareholders in 2000, when the Company became public in Brazil. Income is allocated between preferred and common shareholders based on the same criteria as dividend allocations.

     The preferred shareholders only have the right to vote in certain circumstances but have the right to participate, in the same manner as the common shareholders, in distributions of shares, other securities or assets, and have priority in repayment of capital in the case of the Company's liquidation.


     At the December 18, 2001 General Shareholders' Meeting, the Company was authorized to increase its capital by a maximum amount of R$250,000, through the utilization of appropriated retained earnings to be used in a share dividend to be provided to all shareholders in equal proportion. This General Shareholders' Meeting also authorized the Company to increase its capital by an additional maximum amount of R$900,000, exclusively through the issuance of preferred shares in Brazil and the issuance of American Depositary Shares (representing preferred shares) in foreign countries.



     In accordance with the Brazilian Corporate Law and the Company's by-laws, the Company is required to make annual appropriations to certain reserves (which are reflected on the balance sheet as appropriated retained earnings). These reserves consist mainly of: (a) a legal reserve of 5% of the net income in the Company's statutory accounts, which must be transferred to the legal reserve until such reserve reaches an amount equal to 20% of the Company's share capital under Brazilian Corporate Law, which may be used to increase capital or to absorb accumulated deficits, but is not available for the payment of cash dividends; (b) a reserve for unrealized gains, arising from inflationary income computed in past years which is transferred to retained earnings in proportion to the depreciation and sale of property, plant and equipment, which is not used to increase capital or to absorb losses and is not available for the payment of cash dividends until it is transferred to retained earnings as reflected in the financial statements prepared in accordance with Brazilian Corporate Law; and
(c) a reserve for capital expenditures which consists of undistributed statutory retained earnings which are transferred to the reserve for capital expenditures at the end of each year, which may be used to increase capital or to absorb accumulated deficits and is available for the payment of cash dividends.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)


     At December 31, 2001 and 2000 appropriated retained earnings are comprised of the following:


                                                                2001         2000
                                                              ---------    ---------
Appropriated retained earnings
  Legal reserve.............................................  R$ 28,909    R$ 21,303
  Unrealized gains..........................................         --      106,217
  Reserve for capital expenditures..........................    244,756      156,101
                                                              ---------    ---------
Total.......................................................  R$273,665    R$283,621
                                                              =========    =========

     As permitted by Brazilian Corporate Law, the Company's management has decided to realize the total amount of unrealized gains. Such decision will be presented to the shareholders at a future shareholders' meeting to obtain their concurrence and approval.

     On October 8, 1999, the Company issued 3,918,645 preferred shares as a result of a R$6,583 reduction in advances previously received from municipalities.

     Brazilian law permits the payment of dividends only in Reais. The payment of dividends is limited to the retained earnings as reflected in the financial statements prepared in accordance with Brazilian Corporate Law.

     Brazilian companies are permitted to pay limited amounts to shareholders and treat such payments as an expense for Brazilian income and social contribution tax purposes. This notional interest distribution is treated for accounting purposes as a deduction from shareholders' equity in a manner similar to a dividend. A 15% tax is withheld and paid by the Company upon credit of the interest. Interest attributed to shareholders' equity is treated as a dividend for purposes of the mandatory dividend payable by the Company.


     The Company declared dividends in the form of a distribution of interest on shareholders' equity as of December 31, 2001, 2000 and 1999 (see note 3-d). The amount distributed was greater than the mandatory dividends.



     Dividends (including interest on shareholders' equity) declared were calculated as follows:



                                                                  (1)
                                                    2001         2000         1999
                                                  ---------    ---------    --------
Net income (Brazilian GAAP).....................  R$152,110    R$136,478    R$59,217
Creation of legal reserve.......................     (7,606)      (6,824)     (2,960)
Realization of unrealized gains.................    106,217        2,791       2,829
                                                  ---------    ---------    --------
Basis for computation of mandatory dividends....    250,721      132,445      59,086
Mandatory dividends (25%).......................     62,680       33,111      14,771
Additional dividends............................     10,695       43,451      15,307
                                                  ---------    ---------    --------
Distributions declared (includes dividends and
  interest on shareholders' equity).............  R$ 73,375    R$ 76,562    R$30,078
                                                  =========    =========    ========


---------------


(1)In 2000, the Company distributed R$946 in the form of dividends. All other distributions were made in the form of interest of shareholders' equity.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)


     Dividends (including interest on shareholders' equity) per share were:


                                                      2001        2000        1999
                                                    --------    --------    --------
Preferred shares..................................  R$0.2406    R$0.2511    R$0.0916
Common shares.....................................    0.2188      0.2283      0.0916

13. FINANCIAL INSTRUMENTS


     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, short-term and long-term debt and other accounts. Cash and cash equivalents are held in various financial institutions, which are evaluated periodically by management to minimize the risk associated with excess account balances in any of those financial institutions. The Company minimizes its exposure to credit risk relating to accounts receivable by discontinuing service to private sector customers (except for hospitals and charitable organizations) with overdue accounts. The Company does not require collateral on accounts receivable. The proceeds from the Company's debt have been used principally for purchases of property, plant and equipment. The foreign currency risk associated with the Company's debt is mitigated as approximately 90% of the debt is denominated in reais. The Company entered into an interest rate swap agreement in connection with its short-term debt (see Note 6). The Company's management considers the risk associated with this swap agreement as low due to the short term of such agreement and the immateriality of the applicable amounts.


     The Company used the following methods and assumptions in estimating the fair values of its financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

     ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair values.

     LONG-TERM DEBT: The fair values of long-term debt are estimated using discounted cash flow analyses, based on the Company's current borrowing rates for similar types of borrowing arrangements. The carrying amount of debt, including advances from shareholders, approximate their fair values.

     The Company provides water supply and wastewater collection, treatment and disposal in 342 of the 399 municipalities in the state of Parana. For 328 of these municipalities the Company has the respective concessions. The Company has several risks associated with these concessions. However, those risks are managed to reduce the impact on the results of the Company. The following factors are associated with the risks:


     CONCESSIONS -- the Company relies on concessions to provide water and wastewater services and there is the risk of non-renewal of the concessions or that the renewal could be conditioned on the payment of a concession fee, as occurred with the Curitiba municipality concession. This risk is mitigated by the legal requirement that the municipality must pay the net book value of the assets and assume any related indebtedness related to each concession, in case of termination or non-renewal.



     CREDIT RISK -- almost all of the people and businesses of the state of Parana are customers of the Company. Considering the nature of its business, there is no credit analysis of customers and the Company

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)


practices the procedure of cutting services to private sector customers (except for hospitals and charitable organizations) in cases of default. The losses in accounts receivable are considered normal for this industry. However, the Company's management has concentrated its efforts to reduce the level of losses, primarily through negotiations with municipalities that are in default on their obligations to the Company.


     EXCHANGE RATE RISK -- as of December 31, 2001, the Company has just one loan of R$87,464 denominated in US Dollars. This loan did not have a significant impact on results.

14. PENSION AND OTHER BENEFIT PLANS

     The Company sponsors a defined benefit pension plan, a defined contribution pension plan and a medical plan in order to supplement the Brazilian Government's pension and other benefit plans.

     The defined benefit pension plan covers all retired employees. All active employees are covered by the defined contribution plan. Benefits paid to retirees are based primarily on age at retirement, years of credited service and compensation earned during employment. The Company adopted SFAS No. 87 "Employers' Accounting for Pensions" on December 31, 1997 since adoption prior to that date was not feasible. Upon the adoption of SFAS No. 87, the Company recorded an accrual for pensions of R$74,048 directly to shareholders' equity. The transition obligation of R$123,420 is being amortized over 15 years beginning retroactively on January 1, 1989.

     Effective December 31, 2000, the Company finalized the process of migrating approximately 100% of the employees from the defined benefit pension plan to a defined contribution pension plan. Plan assets of R$90,183 were transferred to the employees' accounts in the defined contribution plan. Additionally, concurrently with the settlement and curtailment on December 31, 2000, the Company agreed to make an additional contribution to the defined contribution plan of R$29,432 by incurring a 15-year note payable to the plan. Under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the effects of employees withdrawing from the defined benefit plan in order to participate in the defined contribution plan constitutes a curtailment which resulted in the recognition of a gain of R$32,911 to the Company. Additionally, the transference of plan assets to the defined contribution plan and the additional contribution of R$29,432 constitute a settlement, which resulted in the recognition of a settlement loss of R$4,555 to the Company.


     During 2001, the Company began a defined contribution plan for actives employees, as mentioned above. Contributions to this plan are based on a percentage of the employee's salary and the Company fully matches certain employee contributions. The expense recognized for the year ended December 31, 2001 for the defined contribution plan was R$3,489.


     In addition to pension benefits, the Company provides certain health care insurance and postretirement benefits to the Company's current and retired employees and their dependents. Upon the adoption of SFAS No. 106 "Employers Accounting for Postretirement Benefits Other Than Pensions" on December 31, 1997, the Company recorded an accrual for other benefit plans of R$55,218 directly to shareholders' equity. Included in this accrual was the transition obligation of R$46,935, which the Company chose to immediately recognize as the effect of an accounting change. Effective October 1, 1998, the Company enhanced the benefits provided under the postretirement medical plan, resulting in unrecognized prior service cost of R$76,050.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     The statement of changes in benefit obligation and changes in plan assets for the years ended December 31, 2001 and 2000 are as follows:

                                         PENSION PLAN             OTHER BENEFITS
                                    ----------------------    ----------------------
                                      2001         2000         2001         2000
                                    ---------    ---------    ---------    ---------
Change in benefit obligation
  Net benefit obligation at
     beginning of year............  R$158,373    R$309,385    R$185,487    R$149,721
  Service cost....................      1,649       11,403        5,874        4,940
  Interest cost...................     15,335       30,439       18,369       14,816
  Actuarial (gain) loss...........      6,325      (31,123)     (34,280)      19,449
  Curtailment.....................         --      (57,472)          --           --
  Settlement......................         --      (94,172)          --           --
  Benefits paid...................    (12,500)     (10,087)      (4,036)      (3,439)
                                    ---------    ---------    ---------    ---------
  Benefit obligation at end of
     year.........................  R$169,182    R$158,373    R$171,414    R$185,487
                                    =========    =========    =========    =========
Change in plan assets
  Fair value of plan assets at
     beginning of year............  R$109,967    R$185,308    R$     --    R$     --
  Actual return on plan assets....      1,234       13,696           --           --
  Employer contributions..........      1,140        6,409           --           --
  Settlement......................         --      (90,183)          --           --
  Plan participants'
     contributions................      1,489        4,824           --           --
  Benefits paid...................    (12,500)     (10,087)          --           --
                                    ---------    ---------    ---------    ---------
  Fair value of plan assets at end
     of year......................  R$101,330    R$109,967    R$     --    R$     --
                                    =========    =========    =========    =========

     The following provides a reconciliation of the funded status of the plans:

                                       PENSION PLAN              OTHER BENEFITS
                                  ----------------------    ------------------------
                                    2001         2000          2001          2000
                                  ---------    ---------    ----------    ----------
Funded status
  Funded status at end of
     year.......................  R$(67,852)   R$(48,406)   R$(171,414)   R$(185,487)
  Unrecognized net actuarial
     (gain) loss................    (17,525)     (35,129)      (20,405)       13,875
  Unrecognized prior service
     cost.......................         --           --        53,644        60,538
  Unrecognized net transition
     obligation.................         81          121            --            --
                                  ---------    ---------    ----------    ----------
Net amount recognized at end of
  year..........................    (85,296)     (83,414)     (138,175)     (111,074)
Less short term portion.........      7,108        6,416        11,515         8,544
                                  ---------    ---------    ----------    ----------
Long term portion...............  R$(78,188)   R$(76,998)   R$(126,660)   R$(102,530)
                                  =========    =========    ==========    ==========

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     The weighted average assumptions used in accounting for the Company's plans at December 31 were as follows:

                                                           PENSION PLAN    OTHER BENEFITS
                                                           ------------    --------------
                                                           2001    2000    2001     2000
                                                           ----    ----    -----    -----
Discount rate............................................   10%     10%     10%      10%
Rate of compensation increase............................    6%      6%     --       --
Expected return on plan assets...........................   10%     10%     --       --
Health care cost trend on covered charges................   --      --       7%       7%

     Components of net periodic benefit cost for the plans are as follows:

                                           PENSION PLAN                      OTHER BENEFITS
                                 ---------------------------------   ------------------------------
                                   2001        2000        1999        2001       2000       1999
                                 ---------   ---------   ---------   --------   --------   --------
Service cost...................  R$  1,649   R$ 11,403   R$ 13,002   R$ 5,874   R$ 4,940   R$ 4,598
Interest cost..................     15,335      30,439      30,522     18,369     14,816     13,042
Expected return on assets......    (10,617)    (18,553)    (14,839)        --         --         --
Amortization of transition
  obligation...................         40       8,228       8,228         --         --         --
Amortization of prior service
  cost.........................                     --          --      6,894      6,894      6,894
Amortization of gain...........                     --          --         --         --         --
Employee contribution..........     (3,385)     (4,824)     (4,837)        --         --         --
                                 ---------   ---------   ---------   --------   --------   --------
Total net periodic benefit
  cost.........................  R$  3,022   R$ 26,693   R$ 32,076   R$31,137   R$26,650   R$24,534
                                 =========   =========   =========   ========   ========   ========

     The effects of the settlement and curtailment, recognized as of December 31, 2000 were as follows:

                                           BEFORE                                      AFTER
                                        CURTAILMENT      EFFECT OF    EFFECT OF     CURTAILMENT
                                       AND SETTLEMENT   CURTAILMENT   SETTLEMENT   AND SETTLEMENT
                                       --------------   -----------   ----------   --------------
Actuarial present value of benefit
  obligations:
  Present value of the obligation....    R$(310,017)     R$ 57,472    R$ 94,172      R$(158,373)
  Plan assets at fair value..........       200,150             --      (90,183)        109,967
                                         ----------      ---------    ---------      ----------
  Funded status......................      (109,867)        57,472        3,989         (48,406)
  Unrecognized actuarial gain........       (56,017)            --       20,888         (35,129)
  Unrecognized transition
     obligation......................        24,682        (24,561)          --             121
                                         ----------      ---------    ---------      ----------
Accrued pension cost.................    R$(141,202)     R$ 32,911    R$ 24,877      R$ (83,414)
                                         ==========      =========    =========      ==========

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

                                                   2001         2000         1999
                                                 ---------    ---------    ---------
Effect of a one percentage point increase in
  assumed health care cost trend:
  - on total service and interest cost
     components................................  R$  5,182    R$  6,236    R$  4,875
  - on postretirement benefit obligation.......     36,760       42,925       33,217
Effect of a one percentage point decrease in
  assumed health care cost trend:
  - on total service and interest cost
     components................................     (3,971)      (4,728)      (3,711)
  - on postretirement benefit obligation.......    (28,597)     (33,005)     (25,653)

15. RELATED PARTIES

     Revenue from water and wastewater services provided to state of Parana was R$18,859, R$17,140 and R$15,161 during 2001, 2000 and 1999, respectively. Costs of energy provided by "Companhia Paranaense de Energia Eletrica -- COPEL" (a shareholder of Domino Holdings S.A. and controlled by the state of Parana) was R$54,503, R$47,440 and R$41,490 during the years ended December 31, 2001, 2000 and 1999, respectively. These sales and purchases have been made on the same terms and conditions as similar transactions with third parties.

     On March 8, 2000, the Company entered into a construction contract for the expansion of its network and operations with a consortium that includes an affiliate of an indirect holder of the Company's common shares. The amount of the contract is for R$31.8 million.

     Other related party transactions are disclosed in notes 4, 7 and 11.

16. CONCESSION CONTRACT

     On December 6, 2001, the Company signed an exclusive concession contract with the Curitiba municipality to provide water supply and wastewater collection, treatment and disposal for a period of 30 years. The terms of the contract require the Company to pay to the Curitiba municipality a concession fee of R$125,000. In December 2001, the Company paid R$17,400 of this concession fee. The remaining amount is payable over 30 years and bears interest based on the "IPCA -- Indice de Precos ao Consumidor" (IPCA Rate), the Brazilian consumer price index, whose annual rate was 7.67% in 2001. Since the IPCA Rate is below the commercial interest rates for borrowings of similar duration, the Company has discounted the obligation. The market average rate of 12% was used to compute this adjustment in relation to the IPCA Rate. The adjustment resulted in a R$44,800 reduction in the value assigned to the concession.

     The Company recognized R$80,200, net of adjustments to present value as an intangible asset, which will be amortized over a 30 year period. The amortization will be recorded as a cost relating to the Curitiba municipality services. The liability at December 31, 2001 amounts to R$62,800.

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

     At December 31, 2001, concession contract maturities were as follows:


2002........................................................    R$ 16,700
2003........................................................       10,000
2004........................................................       10,000
2005........................................................           --
2006........................................................        2,845
2007 and thereafter.........................................       68,055
                                                                  107,600
                                                                ---------
Less: Present value discount................................      (44,800)
                                                                ---------
Total.......................................................    R$ 62,800
                                                                =========


17. SEGMENT INFORMATION

     The following information about segments is based upon information used by the Company's management to assess the performance of operating segments and to decide on the allocation of resources. This approach is required by SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information," and has been applied for all periods presented.

     The Company has two identifiable reportable segments: water and wastewater. Segment operating profit is revenue less direct and allocable operating expenses. Segment identifiable assets are those, which are directly used in or identified to the segment operations. Corporate assets include cash and cash equivalents, certain non-trade receivables, recoverable taxes, judicial deposits, deferred taxes and certain non-operating fixed assets.

     The Company evaluates segment performance based on information generated from its statutory accounting records which have been adjusted for US GAAP in the following presentation:


                                               2001           2000           1999
                                            -----------    -----------    -----------
OPERATING REVENUE
  Water...................................  R$  561,600    R$  486,935    R$  433,779
  Wastewater..............................      192,724        167,633        139,995
                                            -----------    -----------    -----------
Total net operating revenue allocated to
  segments................................      754,324        654,568        573,774
                                            ===========    ===========    ===========
RECONCILING ITEMS
US GAAP adjustments
  Water...................................       (1,874)        (3,224)        (4,599)
  Wastewater..............................       (2,600)        (3,731)        (8,073)
Total water...............................      559,726        483,711        429,180
Total wastewater..........................      190,124        163,902        131,922
                                            -----------    -----------    -----------
Total net operating revenue...............      749,850        647,613        561,102
DEPRECIATION EXPENSE
  Water...................................  R$   37,544    R$   35,058    R$   32,604
  Wastewater..............................       18,255         15,843         13,228
                                            -----------    -----------    -----------
Total depreciation expense allocated to
  segments................................       55,799         50,901         45,832

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)


                                               2001           2000           1999
                                            -----------    -----------    -----------
Reconciling items
  Depreciation allocated to administrative
     expenses.............................       14,756         13,230         11,318
  US GAAP adjustments
     Water................................       (2,501)        (4,145)        (4,161)
     Wastewater...........................        1,964          2,589          1,882
     Administrative.......................          426            799            462
                                            -----------    -----------    -----------
Total depreciation expense................       70,444         63,374         55,333
SEGMENT OPERATION PROFIT
  Water...................................  R$  223,166    R$  181,059    R$  141,850
  Wastewater..............................       93,376         77,666         63,951
                                            -----------    -----------    -----------
Total segment operating profit............      316,542        258,725        205,801
Reconciling items
  US GAAP Adjustments
Difference in depreciation expense
  Water...................................        2,501          4,145          4,161
  Wastewater..............................       (1,964)        (2,589)        (1,882)
Other Adjustments
  Water...................................      (12,102)       (22,399)       (42,241)
  Wastewater..............................      (16,929)        (9,327)       (16,045)
                                            -----------    -----------    -----------
Total water...............................      213,565        162,805        103,770
Total wastewater..........................       74,483         65,750         46,024
                                            -----------    -----------    -----------
Total operating income....................      288,048        228,555        149,794
  Interest expense........................      (51,445)       (57,496)       (67,430)
  Interest income.........................      (14,120)        (6,417)       (28,824)
  Foreign exchange losses, net............        6,818          7,383          7,709
  Other expense...........................       (2,862)        (1,870)        (2,592)
                                            -----------    -----------    -----------
Income before income tax and social
  contribution taxes......................  R$  226,439    R$  170,155    R$   58,657
                                            ===========    ===========    ===========
SEGMENT ASSETS
  Water...................................  R$1,211,272    R$1,122,899    R$1,049,541
  Wastewater..............................    1,197,182      1,038,906        948,207
  Administrative..........................      139,366        151,883        131,448
                                            -----------    -----------    -----------
Total segment assets......................    2,547,820      2,313,688      2,129,196
Reconciling items -- corporate assets
  Cash and cash equivalents...............       25,572         24,624         16,816
  Trade accounts receivable...............      166,217        148,226        133,024
  Other corporate assets..................      153,081         71,377         57,135
                                            -----------    -----------    -----------
Total assets..............................  R$2,892,690    R$2,557,915    R$2,336,171
                                            ===========    ===========    ===========

                  COMPANHIA DE SANEAMENTO DO PARANA -- SANEPAR

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              (IN THOUSANDS OF REAIS, UNLESS OTHERWISE INDICATED)

                                               2001           2000           1999
                                            -----------    -----------    -----------
CAPITAL EXPENDITURES
  Water...................................  R$   90,195    R$   97,770    R$   67,287
  Wastewater..............................      129,700         74,346         92,701
                                            -----------    -----------    -----------
Total segment capital expenditures........      219,895        172,116        159,988
Reconciling items
  Other...................................       31,736         38,996         24,309
                                            -----------    -----------    -----------
  Total capital expenditures..............  R$  251,631    R$  211,112    R$  184,297
                                            ===========    ===========    ===========

18. SUBSEQUENT EVENT


     The Company is proposing an initial public offering (IPO) for the issuance in the Brazilian and international capital markets of new preferred shares and American Depositary Shares (ADSs) representing preferred shares.



     On March 22, 2002, a share dividend was declared and approved for the issuance of one-quarter preferred share for every common and preferred share outstanding. Basic and fully diluted earnings per share reflect the share dividend for all periods presented in the accompanying financial statements.

                                 [SANEPAR LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Neither the estatuto social (by-laws) of Companhia de Saneamento do Parana -- SANEPAR (the "Registrant"), contained in Exhibit 3.1 hereto, nor the Acordo de Acionistas (Shareholders Agreement) between the state of Parana and Domino Holding S.A., contained in Exhibit 10.4 hereto, provide for indemnification of the Registrant's officers or directors.


     Brazilian law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company, except liability incurred by such director, officer or auditor in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, the court finds that such director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.


     Reference is also made to Section 7 of the Underwriting Agreement between the Registrant and contained in Exhibit 1.1 hereto, indemnifying the officers and directors of the Registrant against certain liabilities.


ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES.


     During the past three years, the Registrant has made only two offerings of securities, which are described in the following table:



      SECURITY             DATE OF             FACE          DISCOUNTS AND         NET
        SOLD                SALE              AMOUNT          COMMISSIONS        PROCEEDS
---------------------  ---------------    ---------------    -------------    --------------
Preferred Shares       October 8, 1999    R$6,583,323.60     R$0.00           R$6,583,323.60
Commercial paper       July 3, 2001       R$74,000,000.00    R$11,791,900     R$62,208,100


     The preferred shares were offered on a private-placement basis to certain municipalities in the state of Parana.

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following is a list of exhibits to this registration statement:


EXHIBIT NO.
-----------
    1.1       Underwriting Agreement(*)
    3.1       Estatuto social (By-laws) of the Registrant(*)
    4.1       Deposit Agreement
    5.1       Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the
              legality of the securities being registered hereby(*)
    5.2       Opinion of Pinheiro Neto - Avogados as to certain matters
              under Brazilian law(*)
    8.1       Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain
              U.S. federal income tax matters(*)
    8.2       Opinion of Pinheiro Neto - Advogados as to certain Brazilian tax matters(*)
   10.1       Form of Concession Contract(**)
   10.2       Concession Contract with the Municipality of Curitiba(**)
   10.3       Capital Contribution Agreement between Sanepar and the state of Parana(**)
   10.4       Shareholders agreement between the state of Parana and
              Domino Holdings S.A.(**)
   10.5       Loan Agreement relating to the Paranasan Financing between the state of Parana and Japan Bank of International
              Cooperation(**)


                                    Part II-1

EXHIBIT NO.
-----------
   10.6       "Mirror" Loan Agreement with the state of Parana Relating to the Paranasan Financing(**)
   10.7       Agreement re Capital Advances between Sanepar and the state of Parana(*)
   23.1       Consents of Milbank, Tweed, Hadley & McCloy LLP (included in
              Exhibit 5.1 and 8.1)(*)
   23.2       Consents of Pinheiro Neto - Avogados (included in Exhibit
              5.2 and 8.2)(*)
   23.3       Consent of Ernst & Young Auditores Independentes S.C.
   24.1       Powers of Attorney(**)


---------------


(*)  To be filed by amendment.



(**) Previously filed.


     (b) FINANCIAL STATEMENT SCHEDULES.  Not applicable.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                    Part II-2

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, Companhia de Saneamento do Parana-SANEPAR certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Curitiba, state of Parana, Brazil, on April 16, 2002.


                                          COMPANHIA DE SANEAMENTO DO
                                          PARANA -- SANEPAR

                                          By
                                            ------------------------------------
                                             Name: Carlos Afonso Teixeira de
                                             Freitas
                                             Title:  Chief Executive Officer and
                                             Board Member

                                          By
                                            ------------------------------------
                                             Name: Ricardo Del Guerra Perpetuo
                                             Title:  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                           TITLE                       DATE
---------                                                           -----                       ----

                                                            Chairman of the Board          April 16, 2002
 ------------------------------------------------
               Ingo Henrique Hubert


                                                      Chief Executive Officer and Board    April 16, 2002
 ------------------------------------------------                  Member
        Carlos Afonso Teixeira de Freitas


                                                           Chief Financial Officer         April 16, 2002
 ------------------------------------------------               (Controller)
           Ricardo Del Guerra Perpetuo


                                                           Chief Operating Officer         April 16, 2002
 ------------------------------------------------
                Jean Marie d'Aspe


                                                         Vice-Chairman of the Board        April 16, 2002
 ------------------------------------------------
             Jose Carlos Irago Garcia


                                    Part II-3

SIGNATURE                                                           TITLE                       DATE
---------                                                           -----                       ----


                                                                Board Member               April 16, 2002
 ------------------------------------------------
                  Miguel Salomao


                                                                Board Member               April 16, 2002
 ------------------------------------------------
             Jose Antonio Andreguetto


                                                                Board Member               April 16, 2002
 ------------------------------------------------
          Armando Martinho Bardou Raggio


                                                                Board Member               April 16, 2002
 ------------------------------------------------
             Rodrigo Bhering Andrade


                                                                Board Member               April 16, 2002
 ------------------------------------------------
            Hamilton Aparecido Gimenes


                                                                Board Member               April 16, 2002
 ------------------------------------------------
            Ricardo Coutinho de Senna


               Puglisi & Associates


 By:                                                  Authorized Representative in the     April 16, 2002
        -----------------------------------------               United States
                    Donald J. Puglisi


                                    Part II-4

  [FOR CONFORMED SIGNATURE REQUIREMENTS, THE FOLLOWING TABLE IS ALSO PROVIDED]


                                          COMPANHIA DE SANEAMENTO DO


                                          PARANA -- SANEPAR



                                          By /s/ CARLOS AFONSO TEIXEIRA DE
                                             FREITAS

                                            ------------------------------------

                                             Name: Carlos Afonso Teixeira de
                                             Freitas


                                             Title:  Chief Executive Officer and
                                             Board Member



                                          By /s/ RICARDO DEL GUERRA
                                             PERPETUO

                                            ------------------------------------

                                             Name: Ricardo Del Guerra Perpetuo


                                             Title:  Chief Financial Officer



SIGNATURE                                                          TITLE                     DATE
---------                                                          -----                     ----

              /s/ INGO HENRIQUE HUBERT                     Chairman of the Board        April 16, 2002
  -------------------------------------------------
                Ingo Henrique Hubert


        /s/ CARLOS AFONSO TEIXEIRA DE FREITAS           Chief Executive Officer and     April 16, 2002
  -------------------------------------------------            Board Member
          Carlos Afonso Teixeira de Freitas


           /s/ RICARDO DEL GUERRA PERPETUO                Chief Financial Officer       April 16, 2002
  -------------------------------------------------            (Controller)
             Ricardo Del Guerra Perpetuo
                  Attorney-in-fact


                /s/ JEAN MARIE D'ASPE                     Chief Operating Officer       April 16, 2002
  -------------------------------------------------
                  Jean Marie d'Aspe


            /s/ JOSE CARLOS IRAGO GARCIA                Vice-Chairman of the Board      April 16, 2002
  -------------------------------------------------
              Jose Carlos Irago Garcia


                 /s/ MIGUEL SALOMAO                            Board Member             April 16, 2002
  -------------------------------------------------
                   Miguel Salomao


            /s/ JOSE ANTONIO ANDREGUETTO                       Board Member             April 16, 2002
  -------------------------------------------------
              Jose Antonio Andreguetto


         /s/ ARMANDO MARTINHO BARDOU RAGGIO                    Board Member             April 16, 2002
  -------------------------------------------------
           Armando Martinho Bardou Raggio


             /s/ RODRIGO BHERING ANDRADE                       Board Member             April 16, 2002
  -------------------------------------------------
               Rodrigo Bhering Andrade


           /s/ HAMILTON APARECIDO GIMENES                      Board Member             April 16, 2002
  -------------------------------------------------
             Hamilton Aparecido Gimenes


                                    Part II-5

SIGNATURE                                                          TITLE                     DATE
---------                                                          -----                     ----


            /s/ RICARDO COUTINHO DE SENNA                      Board Member             April 16, 2002
  -------------------------------------------------
              Ricardo Coutinho de Senna


Puglisi & Associates


 By:                /s/ DONALD J. PUGLISI                Authorized Representative      April 16, 2002
          -----------------------------------------        in the United States
                      Donald J. Puglisi


                                    Part II-6